Execution Copy

CONSTRUCTION LOAN AGREEMENT

DATED AS OF SEPTEMBER 30, 2004

AMONG

PHASE II MALL HOLDING, LLC

and

PHASE II MALL SUBSIDIARY, LLC,

as the Borrowers,

THE LENDERS LISTED HEREIN,

as the Lenders,

THE BANK OF NOVA SCOTIA,
as the Sole Lead Arranger and the Sole Bookrunner, and

SUMITOMO MITSUI BANKING CORPORATION,
as the Syndication Agent.

TABLE OF CONTENTS

1.	Definitions
	1.1	Certain Defined Terms
	1.2	Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement
	1.3	Other Definitional Provisions and Rules of Construction
2.	Amounts and Terms of Commitments and Loans
	2.1	Commitments; Making of Loans; the Register; Notes
	2.2	Interest on the Loans
	2.3	Fees
	2.4	Repayments, Prepayments and Reductions in Commitments; General Provisions Regarding Payments
	2.5	Use of Proceeds
	2.6	Special Provisions Governing Eurodollar Rate Loans
	2.7	Increased Costs; Taxes; Capital Adequacy
	2.8	Obligation of Lenders to Mitigate
	2.9	Obligations Joint and Several
3.	Conditions to Credit Extensions
	3.1	Conditions to the Occurrence of the Closing Date
	3.2	Additional Conditions to Loans on or after the Closing Date
4.	Borrowers’ Representations and Warranties
	4.1	Organization, Powers, Qualification, Good Standing, Business and Subsidiaries
	4.2	Authorization of Borrowing, etc
	4.3	Financial Condition
	4.4	No Material Adverse Change
	4.5	Title to Properties; Liens; Real Property
	4.6	Litigation; Adverse Facts
	4.7	Payment of Taxes
	4.8	Performance of Agreements; Materially Adverse Agreements; Material Contracts
	4.9	Governmental Regulation

i

	4.10	Employee Benefit Plans
	4.11	Certain Fees
	4.12	Environmental Protection
	4.13	Employee Matters
	4.14	Solvency
	4.15	Matters Relating to Collateral
	4.16	Construction Litigation
	4.17	Accuracy of Information
	4.18	Compliance with Laws
5.	Borrowers’ Affirmative Covenants
	5.1	Financial Statements and Other Reports
	5.2	Corporate Existence, etc
	5.3	Payment of Taxes and Claims; Tax Consolidation
	5.4	Maintenance of Properties; Insurance; Application of Net Loss Proceeds
	5.5	Inspection; Lender Meeting
	5.6	Compliance with Laws, etc.; Permits
	5.7	Environmental Covenant
	5.8	Compliance with Material Contracts
	5.9	Discharge of Liens
	5.10	Further Assurances
	5.11	Future Subsidiaries
	5.12	Interest Rate Protection
6.	Borrowers’ Negative Covenants.
	6.1	Indebtedness
	6.2	Liens and Related Matters
	6.3	Investments; Joint Ventures; Formation of Subsidiaries
	6.4	Contingent Obligations
	6.5	Restricted Payments
	6.6	Restriction on Fundamental Changes; Asset Sales; Leases and Acquisitions

	6.7	Sales and Lease-Backs
	6.8	Sale or Discount of Receivables
	6.9	Transactions with Shareholders and Affiliates
	6.10	Disposal of Subsidiary Stock
	6.11	Conduct of Business
	6.12	Certain Restrictions on Changes to Certain Documents
	6.13	Capital Expenditures
	6.14	Fiscal Year
	6.15	Zoning and Contract Changes and Compliance
	6.16	No Joint Assessment; Separate Lots
	6.17	Application of Mall Sales Proceeds
7.	Events of Default
	7.1	Failure to Make Payments When Due
	7.2	Default under Other Indebtedness or Contingent Obligations
	7.3	Breach of Certain Covenants
	7.4	Breach of Warranty.
	7.5	Other Defaults Under Loan Documents
	7.6	Involuntary Bankruptcy; Appointment of Receiver, etc
	7.7	Voluntary Bankruptcy; Appointment of Receiver, etc
	7.8	Judgments and Attachments
	7.9	Dissolution
	7.10	Employee Benefit Plans
	7.11	Failure of Collateral Document; Repudiation of Obligations
	7.12	Default Under or Termination of Operative Documents
	7.13	Default Under or Termination of Permits
	7.14	Certain Investments
8.	Agents and Arranger
	8.1	Appointment
	8.2	Powers and Duties; General Immunity

	8.3	Representations and Warranties; No Responsibility for Appraisal of Credit Worthiness
	8.4	Right to Indemnity
	8.5	Successor Administrative Agent
	8.6	Collateral Documents
	8.7	Disbursement Agreement
	8.8	The Syndication Agent
9.	Miscellaneous
	9.1	Assignments and Participations in Loans
	9.2	Expenses
	9.3	Indemnity
	9.4	Set-Off; Security Interest in Deposit Accounts
	9.5	Ratable Sharing
	9.6	Amendments and Waivers
	9.7	Certain Matters Affecting Lenders
	9.8	Independence of Covenants
	9.9	Notices
	9.10	Survival of Representations, Warranties and Agreements
	9.11	Failure or Indulgence Not Waiver; Remedies Cumulative
	9.12	Marshalling; Payments Set Aside
	9.13	Severability
	9.14	Obligations Several; Independent Nature of Lenders’ Rights
	9.15	Headings
	9.16	Applicable Law
	9.17	Successors and Assigns
	9.18	Consent to Jurisdiction and Service of Process
	9.19	Waiver of Jury Trial
	9.20	Confidentiality
	9.21	Counterparts; Effectiveness
	9.22	USA Patriot Act

9.23	Electronic Execution of Assignments
9.24	Gaming Authorities

SCHEDULES

2.1	Lenders’ Commitments, Percentages, Notice Information
3.1G(iv)	Schedule of Security Filings
4.1A	Jurisdiction of Organizations
4.1C	Ownership of the Borrowers
4.1D	Subsidiaries of the Borrowers
4.1E	Options
4.2C	Governmental Approvals
4.5	Mortgaged Real Property and Material Real Estate
4.6	Litigation
4.8	Material Contracts
4.12	Environmental Matters
4.15B	Permits
6.1	Indebtedness Existing on the Closing Date
6.2	Liens Existing on the Closing Date
6.3	Investments Existing on the Closing Date
6.6	Leases Existing on the Closing Date
6.9	Affiliate Transactions Existing on the Closing Date

v

EXHIBITS

A	Form of Note
B-1	Form of Borrowing Notice
B-2	Form of Conversion/Continuation Notice
C-1	Form of Assignment Agreement
C-2	Form of Certificate of Non-Bank Status
D-1	Form of Deed of Trust
D-2	Form of Security Agreement
D-3	Form of Disbursement Agreement
D-4	Form of Collateral Account Agreement
D-5	Form of Assignment of Phase II Mall Sale Agreement
D-6	Form of Assignment of Rate Protection Agreement
E	Form of Financial Condition Certificate
F-1	Form of Opinion of Paul, Weiss, Rifkind, Wharton & Garrison
F-2	Form of Opinion of Lionel Sawyer & Collins
G-1	Form of Subordination, Non-Disturbance and Attornment Agreement
G-2	Form of Estoppel Certificate
H	Form of Environmental Indemnity
I	Form of Consent
J	Form of Intercompany Mall Note
K	Phase II Mall and Phase II Project Insurance Requirements
L	Phase II Mall Air Space Description

PHASE II MALL HOLDING, LLC
and
PHASE II MALL SUBSIDIARY, LLC

CONSTRUCTION LOAN AGREEMENT

This CONSTRUCTION LOAN AGREEMENT is dated as of September 30, 2004 and entered into by and among PHASE II MALL HOLDING, LLC (“Phase II Mall Subsidiary Holding”), a Nevada limited liability company, and PHASE II MALL SUBSIDIARY, LLC (“Phase II Mall Subsidiary”), a Delaware limited liability company, as joint and several obligors (each of Phase II Mall Subsidiary Holding and Phase II Mall Subsidiary, a “Borrower” and, collectively, the “Borrowers”), THE FINANCIAL INSTITUTIONS LISTED ON THE SIGNATURE PAGES HEREOF (each individually referred to herein as a “Lender” and collectively as the “Lenders”), THE BANK OF NOVA SCOTIA (“Scotia Capital”), as Sole Lead Arranger and Sole Bookrunner (in such capacities, the “Arranger”) and as the administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and SUMITOMO MITSUI BANKING CORPORATION, as syndication agent for the Lenders (in such capacity, the “Syndication Agent”).

R E C I T A L S

WHEREAS, LCR (such capitalized term and other capitalized terms used in these recitals have the meanings given in subsection 1.1 of this Agreement), an indirect, wholly-owned subsidiary of LVSI and Venetian, owns (or will own immediately after the execution of this Agreement) the Site and intends to design, develop, and construct the Phase II Project and, after the Substantial Completion Date, operate the Phase II Hotel/Casino;

WHEREAS, Phase II Mall Subsidiary Holding is an indirect wholly-owned Subsidiary of LVSI and Venetian and owns 100% of the Securities of Phase II Mall Subsidiary;

WHEREAS, Phase II Mall Subsidiary owns or will own the Phase II Mall Air Parcel and leases or will lease the portion of the Phase II Mall Space covered by the Phase II Mall Lease, the Walgreens Lease and the Master Lease;

WHEREAS, on the Phase II Mall Release Date, Phase II Mall Subsidiary Holding will sell the equity interests of Phase II Mall Subsidiary to GGP;

WHEREAS, the Borrowers desire to enter into this Agreement to finance certain Phase II Mall Project Costs and to pay fees and expenses incurred in connection with the establishment of this Agreement, the consummation of the Phase II Mall Construction Loan and the other transactions related hereto and thereto;

WHEREAS, the Borrowers desire that the Lenders extend the Phase II Mall Construction Loan on the terms and conditions set forth herein for the purposes set forth herein; and

WHEREAS, the Lenders are willing, on the terms and subject to the conditions hereinafter set forth, to extend the Commitments and make Loans to the Borrowers.

NOW, THEREFORE, the parties hereto agree as follows:

1.             Definitions.

1.1           Certain Defined Terms.

The following terms used in this Agreement shall have the following meanings:

“Additional Contingent Claims” is defined in Section 4.16.

“Adelson” means Sheldon G. Adelson, an individual.

“Adjusted Eurodollar Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (a) the arithmetic average (rounded upward to the nearest 1/100 of one percent) of the offered quotations, if any, to first class banks in the interbank Eurodollar market for Dollar deposits of amounts in same day funds comparable to the respective principal amounts of the Eurodollar Rate Loans of the Administrative Agent for which the Adjusted Eurodollar Rate is then being determined with maturities comparable to such Interest Period as of approximately 10:00 A.M. (New York time) on such Interest Rate Determination Date by (b) a percentage equal to 100% minus the stated maximum rate of all reserve requirements (including any marginal, emergency, supplemental, special or other reserves) applicable on such Interest Rate Determination Date to any member bank of the Federal Reserve System in respect of “Eurocurrency liabilities” as defined in Regulation D (or any successor category of liabilities under Regulation D).

“Administrative Agent” is defined in the preamble and also means and includes any successor Administrative Agent appointed pursuant to subsection 8.5.

“Advance” has the meaning given in the Disbursement Agreement.

“Advance Request” has the meaning given in the Disbursement Agreement.

“Affected Lender” is defined in subsection 2.6C.

“Affected Loans” is defined in subsection 2.6C.

“Affiliate” as applied to any Person means any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, that Person (excluding, however, any trustee under, or any committee with responsibility for administering any Pension Plan).  With respect to any Lender or Approved Fund, a Person shall be deemed to be “controlled by” another Person if such other Person possesses, directly or indirectly, power to vote 51% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors, managing general partners or managers, as the case may be.  With respect to all other Persons, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any such other Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting Securities or by contract or otherwise; provided, however, the beneficial owner of 10% or more of the voting securities of a Person shall be deemed to have control.

“Agent” means, individually, each of the Administrative Agent, the Syndication Agent, the Disbursement Agent and the Arranger, and “Agents” means the Administrative Agent, the Syndication Agent, the Disbursement Agent and the Arranger, collectively.

“Aggregate Amounts Due” is defined in subsection 9.5.

“Agreement” means, on any date, this Construction Loan Agreement, dated as of the Closing Date and as thereafter from time to time amended, supplemented, amended and restated or otherwise modified from time to time and in effect on such date.

“Applicable Margin” means (a) in the case of Loans accruing interest as Base Rate Loans, 0.75% per annum, and (b) in the case of Loans accruing interest as Eurodollar Rate Loans, 1.75% per annum.

“Approved Fund” means, (i) a fund that invests in bank loans, or (ii) relative to any Lender, any other fund that invests in bank loans and is advised or managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Arranger” is defined in the preamble.

“Arranger’s Fee Letter” means the fee letter, dated as of July 15, 2004, among the Arranger and the Borrowers.

“Asset Sale” means the sale by a Borrower to any Person of (a) any of the stock of any of such Person’s Subsidiaries (including the equity interests of the Phase II Mall Subsidiary under the Phase II Mall Sale Agreement), (b) substantially all of the assets of any division or line of business of a Borrower or any of its Subsidiaries, or (c) any other assets (whether tangible or intangible) of a Borrower or any of its Subsidiaries (other than (i) inventory or goods sold in the ordinary course of business, (ii) any other assets to the extent that the aggregate fair market value of such assets sold during any Fiscal Year is less than or equal to $2,000,000 and the sale of such assets does not constitute a breach under the Phase II Mall Sale Agreement or (iii) any sales, transfers or dispositions permitted by subsection 6.6).

“Assignment Agreement” means an Assignment Agreement in substantially the form of Exhibit C-1 annexed hereto.

“Assignment Effective Date” is defined in subsection 9.1B(ii).

“Assignment of Phase II Mall Sale Agreement” means that certain Collateral Assignment of Phase II Mall Sale Agreement, dated as of the date hereof, between Phase II Mall Subsidiary Holding and the Administrative Agent, in substantially the form of Exhibit D-5 hereto.

“Assignment of Rate Protection Agreement” means that certain Assignment of Rate Protection Agreement, dated as of the date of the Rate Protection Agreements being assigned in accordance with Section 5.12, between Borrowers, the Administrative Agent and the counterparty to such Rate Protection Agreements, in substantially the form of Exhibit D-6 hereto.

“Authorized Officer” means, relative to either of the Borrowers, those of its officers, general partners or managing members (as applicable) or those of the officers of the general partners or managing members (as applicable) whose signatures and incumbency shall have been certified to the Administrative Agent and the Lenders pursuant to subsection 3.1A.

“Bank Administrative Agent” means the “Administrative Agent” under the Bank Facilities Agreement.

“Bank Facilities” means the loans and other credit facilities to be made by the Bank Lenders to the Bank Loan Parties pursuant to the Bank Facilities Agreement.

“Bank Facilities Agreement” means that certain Credit Agreement, dated as of August 20, 2004 by and between LVSI and Venetian, as the borrowers, the Bank Lenders, as the lenders, Goldman Sachs Credit Partners, L.P., as the syndication agent, the sole lead arranger and the sole bookrunner, Scotia Capital, as the administrative agent, and Wells Fargo Foothill, Inc., CIT Group/Equipment Financing, Inc. and Commerzbank AG, as the documentation agents pursuant to which the Bank Lenders have agreed to provide certain loans to LVSI and Venetian, in an aggregate amount of $1,010,000,000 as the same may be amended, supplemented, amended and restated, or otherwise modified in accordance with its terms.

“Bank Facilities Loan Documents” means the Bank Facilities Agreement together with all related agreements, instruments and documents executed or delivered pursuant thereto at any time (including all mortgages, guarantees, security agreements and all other collateral and security documents), in each case as such agreements, instruments and documents may be amended, supplemented, amended and restated, or otherwise modified in accordance with the terms thereof.

“Bank Lenders” means the Persons which are defined as “Lenders” in the Bank Facilities Agreement.

“Bank Loan Parties” means the Persons which are defined as “Loan Parties” in the Bank Facilities Agreement

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy”, as now and hereafter in effect, or any successor statute.

“Base Rate” means, at any time, the higher of (a) the Prime Rate or (b) the rate which is 1/2 of 1% in excess of the Federal Funds Effective Rate.

“Base Rate Loans” means Loans bearing interest at rates determined by reference to the Base Rate as provided in subsection 2.2A.

“Borrowers” is defined in the preamble and shall mean, as the context requires, either or both of the Borrowers.

“Borrowing” means Loans of the same type and, in the case of Eurodollar Rate Loans, having the same Interest Period made by the Lenders on the same Business Day and pursuant to the same Borrowing Notice in accordance with subsection 2.1B.

“Borrowing Notice” means a notice substantially in the form of Exhibit B-1 annexed hereto delivered by the Borrowers to the Administrative Agent pursuant to subsection 2.1B with respect to a proposed Borrowing.

“Bovis” means Lehrer McGovern Bovis Inc., a New York corporation.

“Business Day” means (a) for all purposes other than as covered by clause (b) below, any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or Nevada or the Province of British Columbia or is a day on which banking institutions located in either such state or such province are authorized or required by law or other governmental action to close, and (b) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loans, any day that is a Business Day described in clause (a) above and that is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Expenditures” means the sum of (a) expenditures (whether paid in cash or other consideration or accrued as a liability and including that portion of Capital Leases which is capitalized on the consolidated balance sheet of the Borrowers) by the Borrowers and their Subsidiaries that, in conformity with GAAP, are included in “additions to property, plant or equipment” or comparable items reflected in the financial statements of the Borrowers and their Subsidiaries plus (b) to the extent not covered by clause (a) of this definition, any expenditures by the Borrowers or their Subsidiaries to acquire (by purchase or otherwise) the business, property or fixed assets of any Person, or the stock or other evidence of beneficial ownership of any Person that, as a result of such acquisition, becomes a Subsidiary of the Borrowers.

“Capital Lease”, as applied to any Person, means any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is accounted for as a capital lease on the balance sheet of that Person.  For purposes of this Agreement and each other Loan Document, the amount of a Person’s obligation under a Capital Lease shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a premium or a penalty.

“Cash” means money, currency or a credit balance (in each case denominated in Dollars) in a Deposit Account.

“Cash Equivalents” means (a) Dollars, (b) (i) direct obligations of the United States (including obligations issued or held in book-entry form on the books of the Department of the Treasury of the United States) or obligations fully guaranteed by the United States, (ii) obligations, debentures, notes or other evidence of indebtedness issued or guaranteed by any other agency or instrumentality of the United States, (iii) interest-bearing demand or time deposits (which may be represented by certificates of deposit) issued by banks having general obligations rated (on the date of acquisition thereof) at least “A” or the equivalent by Standard & Poor’s Ratings Group, a division of McGraw Hill, Inc., or Moody’s Investors Service, Inc. (together with their respective successors and with any other nationally recognized credit rating agency if neither of such corporations is then currently rating the pertinent obligations, a “Rating Agency”) or, if not so rated, secured at all times, in the manner and to the extent provided by law, by collateral security in clause (i) or (ii) of this definition, of a market value of no less than the amount of monies so invested, (iv) commercial paper rated (on the date of acquisition thereof) at least “A-1” or “P-1” or the equivalent by any Rating Agency issued by any Person, (v) repurchase obligations for underlying securities of the types described in clause (i) or (ii) above, entered into with any commercial bank or any other financial institution having long-term unsecured debt securities rated (on the date of acquisition thereof) at least “A” or “A2” or the equivalent by any Rating Agency in connection with which such underlying securities are held in trust or by a third-party custodian, (vi) guaranteed investment contracts of any financial institution which has a long-term debt rated (on the date of acquisition thereof) at least “A” or “A2” or the equivalent by any Rating Agency, (vii) obligations (including both taxable and non-taxable municipal securities) issued or guaranteed by, and any other obligations the interest on which is excluded from income for Federal income tax purposes issued by, any state of the United States or District of Columbia or the Commonwealth of Puerto Rico or any political subdivision, agency, authority or instrumentality thereof, which issuer or guarantor has (A) a short-term debt rated (on the date of acquisition thereof) at least “A-1” or “P-1” or the equivalent by any Rating Agency and (B) a long-term debt rated (on the date of acquisition thereof) at least “A” or “A2” or the equivalent by any Rating Agency, (viii) investment contracts of any financial institution either (A) fully secured by (1) direct obligations of the United States, (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States or (3) securities or receipts evidencing ownership interest in obligations or special portions thereof described in clause (1) or (2), in each case guaranteed as full faith and credit obligations of the United States, having a market value at least equal to 102% of the amount deposited thereunder, or (B) with long-term debt rated (on the date of acquisition thereof) at least “A” or “A2” or the equivalent by any Rating Agency and short-term debt rated (on the date of acquisition thereof) at least “A-1” or “P-1” or the equivalent by any Rating Agency, (ix) a contract or investment agreement with a provider or guarantor (A) which provider or guarantor is rated (on the date of acquisition thereof) at least “A” or “A2” or the equivalent by any Rating Agency (provided that if a guarantor is a party to the rating, the guaranty must be unconditional and must be confirmed in writing prior to any assignment by the provider to any subsidiary of such guarantor), (B) providing that monies invested shall be payable to the Administrative Agent without condition (other than notice) and without brokerage fee or other penalty, upon not more than two Business Days’ notice for application when and as required or permitted under the Collateral Documents, and (C) stating that such contract or agreement is unconditional, expressly disclaiming any right of setoff and providing for immediate termination in the event of insolvency of the provider and termination upon demand of the Administrative Agent (which demand shall only be made at the direction of the Borrowers) after any payment or other covenant default by the provider, or (x) any debt instruments of any Person which instruments are rated (on the date of acquisition thereof) at least “A,” “A2”, “A-1” or “P-1” or the equivalent by any Rating Agency, provided that in each case of clauses (i) through (x), such investments are denominated in Dollars and maturing not more than 13 months from the date of acquisition thereof; (c) investments in any money market fund which is rated (on the date of acquisition thereof) at least “A” or “A2” or the equivalent by any Rating Agency; (d) investments in mutual funds sponsored by any securities broker-dealer of recognized national standing having an investment policy that requires substantially all the invested assets of such fund to be invested in investments described in any one or more of the foregoing clauses and having a rating of at least “A” or “A2” or the equivalent by any Rating Agency; or (e) investments in both taxable and nontaxable (i) periodic auction reset securities which have final maturities between one and 30 years from the date of issuance and are repriced through a Dutch auction or other similar method every 35 days or (ii) auction preferred shares which are senior securities of leveraged closed end municipal bond funds and are repriced pursuant to a variety of rate reset periods, in each case having a rating (on the date of acquisition thereof) of at least “A” or “A2” or the equivalent of any Rating Agency.

“Central Park West Site” means the approximately 15 acres of real property owned by LVSI located near the intersection of Sands Avenue and Koval Lane upon which an apartment complex commonly known as Central Park West Apartments is currently located.

“Central Plant” means the “Electric Substation” and the “HVAC Space”, as each such term is defined in the Cooperation Agreement.

“Certificate of Non-Bank Status” means a certificate substantially in the form of Exhibit C-2 annexed hereto delivered by a Lender to the Administrative Agent pursuant to subsection 2.7B(iii).

“Change of Control” means any sale, pledge or other transfer (excluding any transfer of Securities by Adelson for the purposes of providing estate planning and gifts reasonably acceptable to the Administrative Agent) of Securities whereby (a) prior to the occurrence of a public equity offering by LVSI, Adelson and/or his Affiliates or Related Parties cease to own, directly or indirectly, at least 70% of the voting Securities of LVSI, (b) after giving effect to the sale of the Securities of LVSI or Holdco in one or more public equity offerings, (i) Adelson and/or his Affiliates or Related Parties cease to own, directly or indirectly, at least 35% of the voting Securities of LVSI, or (ii) any Person or group of Persons (other than Adelson and/or his Affiliates or Related Parties) owns, directly or indirectly, a greater percentage of the voting Securities of LVSI than Adelson and/or his Affiliates or Related Parties, (c) subject to exceptions approved by the Administrative Agent (in advance of any relevant sales or transfers by LVSI) for tax planning purposes in connection with an initial public offering, LVSI ceases to own (either directly or indirectly through one or more Subsidiary Guarantors) 100% of the common equity interests of Venetian or while such preferred stock is outstanding, LVSI or a Subsidiary of LVSI ceases to own 100% of the preferred equity interests of Venetian, (d) Venetian and LVSI cease to own directly or indirectly 100% of the equity Securities of each of the Borrowers prior to the Phase II Mall Sale, or (e) a “Change of Control” (or similar term) as defined in the Mortgage Notes Indenture, the Bank Facilities Agreement or other instrument evidencing Indebtedness of Venetian and/or LVSI permitted under the Bank Facilities Agreement issued after the Closing Date (as defined in the Bank Facilities Agreement) in excess of $50,000,000 shall occur.  The IPO Restructuring and the sale by Phase II Mall Subsidiary Holding of equity interests of Phase

II Mall Subsidiary pursuant to the Phase II Mall Sale shall not be a “change of control” under this Agreement.

“Closing Date” means the date on which all conditions set forth in subsection 3.1 have been satisfied and this Agreement becomes effective in accordance with subsection 9.21.

“Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Collateral” means, collectively, all of the real, personal and mixed property in which Liens are granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Account Agreement” means that certain Disbursement Collateral Account Agreement, dated as of the date hereof, among the Borrowers, the Disbursement Agent and the Administrative Agent, in substantially the form of Exhibit D-4 hereto.

“Collateral Documents” means the Security Agreement, the Deed of Trust, the Collateral Account Agreement, the Assignment of Phase II Mall Sale Agreement, the Assignment of Rate Protection Agreement and all other instruments or documents delivered by one or both of the Borrowers or any Subsidiary of a Borrower which is a party to any of the Loan Documents in order to grant to the Administrative Agent on behalf of the Secured Parties, a Lien (or to perfect such Lien) on any Collateral as security for the Obligations.

“Commitment” means the commitment of a Lender to make Loans as set forth in subsection 2.1A, and “Commitments” means such commitments of all Lenders in the aggregate.

“Commitment Amount” means, on any date, relative to any Lender, the Commitment of such Lender reduced by the principal amount of any Loans made by such Lender as of such date.

“Commitment Termination Date” means the earliest of:

(i)       the Business Day immediately prior to the Maturity Date;

(ii)      the Phase II Mall Release Date; and

(iii)     the date on which any Commitment Termination Event occurs.

Upon the occurrence of any event described in clauses (i), (ii) or (iii), the Commitments shall terminate automatically and without further action.

“Commitment Termination Event” means (a) the occurrence of any Event of Default with respect to either Borrower described in subsection 7.6 or 7.7, (b) the occurrence and continuance of any other Event of Default and either (i) the declaration of all or any portion of the Loans to be due and payable, or (ii) the giving of notice by the Administrative Agent, acting at the direction of the Requisite Lenders, to the Borrowers that the Commitments have been terminated.

“Consents” means the consents to the collateral assignment by the Borrowers of the Project Documents, as required by the terms of the Loan Documents.

“Construction Consultant” means Tishman Construction Corporation of Nevada, or any other Person designated from time to time under the Disbursement Agreement by the Disbursement Agent to serve as the Construction Consultant.

“Construction Litigation” has the meaning assigned to that term in Section 4.16.

“Construction Management Agreement” has the meaning given in the Disbursement Agreement.

“Contingent Obligation”, as applied to any Person, means any direct or indirect liability, contingent or otherwise, of that Person (a) with respect to any Indebtedness, lease, dividend or other obligation of another if the primary purpose or intent thereof by the Person incurring the Contingent Obligation is to provide assurance to the obligee of such obligation of another that such obligation of another will be paid or discharged, or that any agreements relating thereto will be complied with, or that the holders of such obligation will be protected (in whole or in part) against loss in respect thereof, (b) with respect to any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings, or (c) under Hedging Agreements.  Contingent Obligations shall include (a) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another, (b) the obligation to make take-or-pay or similar payments if required regardless of non-performance by any other party or parties to an agreement, and (c) any liability of such Person for the obligation of another through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (i) or (ii) of this sentence, the primary purpose or intent thereof is as described in the preceding sentence.  The amount of any Contingent Obligation shall be equal to the amount of the obligation so guaranteed or otherwise supported or, if less, the amount to which such Contingent Obligation is specifically limited.  Notwithstanding the foregoing, Contingent Obligations shall not include any surety bonds for claims underlying mechanics liens and any reimbursement obligations with respect thereto so long as such reimbursement obligations are not then due or are promptly paid when due.

“Contractors” means any architects, consultants, designers, contractors, sub-contractors, suppliers, laborers or any other Person engaged by either or both of the Borrowers in connection with the design, engineering, installation and construction of the Phase II Mall or by LCR in connection with the design, engineering, installation and construction of the Phase II Project.

“Contracts” means, collectively, the contracts entered into, from time to time, between either of both of the Borrowers or LCR and any Contractor for performance of services or sale of goods in connection with the design, engineering, installation or construction of the Phase II Mall.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Conversion/Continuation Notice” means a notice substantially in the form of Exhibit B-2 annexed hereto delivered to the Administrative Agent pursuant to subsection 2.2D with respect to a proposed conversion or continuation of the applicable basis for determining the interest rate with respect to the Loans specified therein.

“Cooperation Agreement” means that certain Second Amended and Restated Reciprocal Easement, Use and Operating Agreement, dated as of May 17, 2004, as amended as of July 30, 2004, by and between Venetian, LCR, Grand Canal and Interface.

“COREA” has the meaning given in the Disbursement Agreement.

“Credit Extension” means the making of a Loan by a Lender.

“Debt Service” means all principal repayments or interest and other amounts (including commitment fees) payable or accrued from time to time under this Agreement and the other Loan Documents.

“Deed of Trust” means the Deed of Trust, Leasehold Deed of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing, dated as of the Closing Date, granted by the Borrowers to the Title Company, for the benefit of the Administrative Agent, as agent for the Secured Parties, substantially in the form of Exhibit D-1 annexed hereto.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Disbursement Account” has the meaning given in the Collateral Account Agreement.

“Disbursement Agent” has the meaning given in the Disbursement Agreement.

“Disbursement Agreement” means the Master Disbursement Agreement, dated as of the Closing Date, by and among the Administrative Agent, the Bank Facilities Administrative Agent, the Disbursement Agent, the Borrowers and LCR, in substantially the form of Exhibit D-3 hereto, as the same may be amended, supplemented, amended and restated, or otherwise modified in accordance with the terms hereof and thereof.

“Dollars” and the sign “$” mean the lawful money of the United States.

“Eligible Assignee” means (a) (i) a commercial bank organized under the laws of the United States or any state thereof; (ii) a savings and loan association or savings bank organized under the laws of the United States or any state thereof; (iii) a commercial bank organized under the laws of any other country or a political subdivision thereof; provided that (x) such bank is acting through a branch or agency located in the United States or (y) such bank is organized under the laws of a country that is a member of the Organization for Economic Cooperation and Development or a political subdivision of such country; and (iv) any other Person which is an “accredited investor” (as defined in Regulation D under the Securities Act) which extends credit or buys loans as one of its businesses including insurance companies, mutual funds and lease financing companies; (b) any Approved Fund; and (c) any Lender and any Affiliate of any Lender; provided that no Borrower, any Affiliate of the Borrowers, Adelson and/or his Affiliates or Related Parties shall be an Eligible Assignee; provided further that so long as no Event of Default shall have occurred and be continuing, no (i) Person that owns or operates a casino located in Macau, the United Kingdom, the State of Nevada or the State of New Jersey (or is an Affiliate of such a Person) (provided that a passive investment constituting less than 20% of the common stock of any such casino shall not constitute ownership thereof for the purposes of this definition), (ii) Person that owns or operates a trade show, convention, exhibition or conference center in Macau, the United Kingdom, Las Vegas, Nevada or Clark County, Nevada (or an Affiliate of such a Person) (provided that a passive investment constituting less than 20% of the common stock of any such trade show, convention, exhibition or conference center shall not constitute ownership for the purpose of this definition), or (iii) union pension fund (provided that any intermingled fund or managed account which has as part of its assets under management the assets of a union pension fund shall not be disqualified from being an Eligible Assignee hereunder so long as the manager of such fund is not controlled by a union), shall be an Eligible Assignee, in each case which Person shall not have been denied an approval or a license, or found unsuitable under the Nevada Gaming Laws applicable to Lenders.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was maintained or contributed to by the Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Instrumentality or any other Person, arising (a) pursuant to or in connection with any actual or alleged violation of any Environmental Law, (b) in connection with any Hazardous Materials or any actual or alleged Hazardous Materials Activity, or (c) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Indemnity” means the Environmental Indemnity in the form of Exhibit H hereto, dated as of the Closing Date, granted by the Borrowers, LCR, Venetian and LVSI to the Administrative Agent for the benefit of the Lenders.

“Environmental Laws” means any and all current or future statutes, ordinances, orders, rules, regulations, guidance documents, judgments, Permits, or any other requirements of Governmental Instrumentalities relating to (a) environmental matters, including those relating to any Hazardous Materials Activity, (b) the generation, use, storage, transportation or disposal of Hazardous Materials, or (c) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to the Borrowers or any of their Subsidiaries or any of their Facilities, including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 1801 et seq.), the Resource Conservation

and Recovery Act (42 U.S.C. § 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. §136 et seq.), the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), the Oil Pollution Act (33 U.S.C. § 2701 et seq.), the Emergency Planning and Community Right-to-Know Act (42 U.S.C. § 11001 et seq.), the Nevada Hazardous Materials law (NRS Chapter 459), the Nevada Solid Waste/Disposal of Garbage or Sewage law (NRS 444.440 to 444.650, inclusive), the Nevada Water Controls/Pollution law (NRS Chapter 445A), the Nevada Air Pollution law (NRS Chapter 445B), the Nevada Cleanup of Discharged Petroleum law (NRS 590.700 to 590.920, inclusive), the Nevada Control of Asbestos law (NRS 618.750 to 618.850), the Nevada Appropriation of Public Waters law (NRS 533.324 to 533.4385, inclusive), the Nevada Artificial Water Body Development Permit law (NRS 502.390), the Nevada Protection of Endangered Species, Endangered Wildlife Permit (NRS 503.585), Endangered Flora Permit law (NRS 527.270), the Atomic Energy Act of 1954 (42 U.S.C. Section 2011 et. seq.), the Safe Drinking Water Act (42 U.S.C. Sections 300f et. seq.), the Surface Mining Control and Reclamation Act of 1974 (30 U.S. C. Sections 1201 et. seq.), and the Uranium Mill Tailings Radiation Control Act of 1978 (42 U.S.C. Section 7901 et. seq.), each as amended or supplemented, any analogous present or future state or local statutes or laws, and any regulations promulgated pursuant to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Person is a member; (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Person is a member; and (c) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which that Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member.  Any former ERISA Affiliate of the Borrowers or any of their Subsidiaries shall continue to be considered an ERISA Affiliate of the Borrowers or such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of the Borrowers or such Subsidiary and with respect to liabilities arising after such period for which Borrowers or such Subsidiary could be liable under the Code or ERISA.

“ERISA Event” means (a) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (b) the failure to meet the minimum funding standard of Section 412 of the Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Code) or the failure to make by its due date a required installment under Section 412(m) of the Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (d) the withdrawal by the Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability pursuant to Section 4063 or 4064 of ERISA; (e) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which might constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (f) the imposition of liability on Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (g) the withdrawal of the Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by the Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (h) the occurrence of an act or omission which could give rise to the imposition on Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates of fines, penalties, taxes or related charges under Chapter 43 of the Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (i) the assertion of a material claim (other than routine claims for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates in connection with any Employee Benefit Plan; (j) receipt from the PBGC of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Code) to qualify under Section 401(a) of the Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Code; or (k) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Code or pursuant to ERISA with respect to any Pension Plan.

“Eurodollar Rate Loans” means Loans bearing interest at rates determined by reference to the Adjusted Eurodollar Rate as provided in subsection 2.2A.

“Event of Default” is defined in Section 7.

“Event of Loss” means, with respect to any property or asset (tangible or intangible, real or personal), any of the following:  (a) any loss, destruction or damage of such property or asset; (b) any actual condemnation, seizure or taking by exercise of the power of eminent domain or otherwise of such property or asset, or confiscation of such property or asset or the requisition of the use of such property or asset; or (c) any settlement in lieu of clause (b) above.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Excluded Subsidiaries” has the meaning given in the Bank Facilities Agreement.

“Existing Facility” means the Venetian Casino Resort, a Venetian-themed hotel, casino, retail, meeting and entertainment complex located at 3355 Las Vegas Boulevard South, Clark County, Nevada.

“Existing Site” means the land on which the Existing Facility is constructed.

“Facilities” means any and all real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by the Borrowers or any of their Subsidiaries, including the Phase II Mall.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Funds Effective Rate” means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent.

“Final Completion” has the meaning given in the Disbursement Agreement.

“Final Completion Date” means the date on which Final Completion occurs.

“First Priority” means, with respect to any Lien created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien (other than Permitted Liens) to which such Collateral is subject.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of the Borrowers ending on December 31 of each calendar year.

“Former Lender” is defined in subsection 9.7(a).

“Funding and Payment Office” means (a) the office of the Administrative Agent located at 600 Peachtree Street NE, Suite 2700, Atlanta, Georgia 30308 (Attention: Hilda Gabbidon or Vicki Gibson) or (b) such other office of the Administrative Agent or of a third party or sub-agent, as appropriate, as may from time to time hereafter be designated as such in a written notice delivered by the Administrative Agent to the Borrowers and each Lender.

“Funding Date” means the date of the funding of a Loan.

“GAAP” means, subject to the limitations on the application thereof set forth in subsection 1.2, generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession, in each case, as the same are applicable to the circumstances as of the Closing Date.

“Gaming License” means every license, franchise or other authorization to own, lease, operate or otherwise conduct gaming activities of LVSI, VCR or any of their Restricted

Subsidiaries, including all such licenses granted under the Nevada Gaming Laws, and other applicable federal, state, foreign or local laws.

“GGP” means GGP Limited Partnership, a Delaware limited partnership, and any successor thereto by merger or by operation of law.

“Governmental Instrumentality” means any national, state or local government (whether domestic or foreign), any political subdivision thereof or any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity, (including the Nevada Gaming Authorities, any zoning authority, the FDIC, the Comptroller of the Currency or the Federal Reserve Board, any central bank or any comparable authority) or any arbitrator with authority to bind a party at law.

“Grand Canal” means Grand Canal Shops II, LLC.

“Harrah’s Shared Roadway Agreement” means the Agreement, dated as of January 16, 1998, between Venetian and Harrah’s Casino Resort.

“Hazardous Materials” means (a) any chemical, material or substance at any time defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous waste”, acutely hazardous waste”, “radioactive waste”, “biohazardous waste”, “pollutant”, “toxic pollutant”, “contaminant”, “restricted hazardous waste”, “infectious waste”, “toxic substances”, or any other term or expression intended to define, list or classify substances by reason of properties harmful to health, safety or the indoor or outdoor environment (including harmful properties such as ignitability, corrosivity, reactivity, carcinogenicity, toxicity, reproductive toxicity, “TCLP toxicity” or “EP toxicity” or words of similar import under any applicable Environmental Laws); (b) any oil, petroleum, petroleum fraction or petroleum derived substance; (c) any drilling fluids, produced waters and other wastes associated with the exploration, development or production of crude oil, natural gas or geothermal resources; (d) any flammable substances or explosives; (e) any radioactive materials; (f) any asbestos-containing materials; (g) urea formaldehyde foam insulation; (h) electrical equipment which contains any oil or dielectric fluid containing polychlorinated biphenyls; (i) pesticides; and (j) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Instrumentality or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedging Agreements” means (a) currency exchange or interest rate swap agreements, currency exchange or interest rate cap agreements and currency exchange or interest rate collar agreements and (b) other agreements or arrangements designed to protect against fluctuations in currency exchange or interest rates.

“Holdco” means a corporation formed for the purpose of selling its capital stock in an initial public offering which will own 100% of the common stock of LVSI.

“HVAC Provider” means Sempra Energy Solutions, a California corporation (successor to Atlantic-Pacific, Las Vegas LLC, a Delaware limited liability company) or its permitted successors under the HVAC Services Agreements.

“HVAC Services Agreements” means all agreements between the HVAC Provider, Venetian, LVSI, their Restricted Subsidiaries, the Borrowers or their Subsidiaries for the provision of air conditioning or utility services which pertain to or affect the Phase II Mall.

“Improvement Phasing Agreement” means the Improvement Phasing Agreement, dated on or about August 11, 2004 between Clark County, Nevada and LCR.

“In Balance” has the meaning given in the Disbursement Agreement.

“Included Taxes” is defined in subsection 2.7B(i).

“Indebtedness”, as applied to any Person, means (a) all indebtedness for borrowed money, (b) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP, (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money, (d) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA and trade payables and accruals incurred in the ordinary course of business), and (e) all indebtedness secured by any Lien on any property or asset owned or held and under contracts by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person.  Obligations under Hedging Agreements constitute Contingent Obligations and not Indebtedness.  Obligations under the HVAC Services Agreements, the Phase II Mall Lease and the Walgreens Lease shall be treated as service contracts or operating leases and not as Indebtedness.  Additionally, Indebtedness shall not include (i) any amount of the liability in respect of an operating lease that at such time would not be required to be capitalized and reflected as a liability on the balance sheet in accordance with GAAP, (ii) any surety bonds for claims underlying mechanics liens and any reimbursement obligations with respect thereto so long as such reimbursement obligations are not then due, or are promptly paid when due or (iii) any indebtedness that has been either satisfied or discharged or defeased through covenant defeasance or legal defeasance.

“Indemnified Liabilities” is defined in subsection 9.3.

“Indemnitees” is defined in subsection 9.3.

“Independent Financial Advisor” means an accounting, appraisal or investment banking or financial advisory firm of nationally or internationally recognized standing that is not an Affiliate of LVSI and Adelson and his Related Parties.

“Intercompany Mall Note” means a promissory note or notes of the Borrowers, initially in the principal amount of $25,371,098 (as such amount may be increased pursuant to subsection 6.1 (iv)) payable to Venetian, substantially in the form of Exhibit J hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the Phase II Mall Contribution, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

“Interest Payment Date” means (a) with respect to any Loan that is a Base Rate Loan, each Quarterly Payment Date and (b) with respect to any Loan that is a Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided, however, that in the case of each Interest Period of longer than three months “Interest Payment Date” shall also include each Quarterly Payment Date.

“Interest Period” is defined in subsection 2.2B.

“Interest Rate Determination Date” means, with respect to any Interest Period, two Business Days prior to the first day of such Interest Period.

“Interface” means Interface Group-Nevada, Inc., a Nevada corporation.

“Investment” means, relative to any Person, (a) any direct or indirect purchase or other acquisition by such Person of, or of a beneficial interest in, any Securities of any other Person (including any Subsidiary), (b) any direct or indirect purchase or other acquisition for value, by such Person from any Person, of any equity Securities of any Person, or (c) any direct or indirect loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by such Person to any other Person, including all Indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business other than Hedging Agreements required or permitted hereunder to hedge against fluctuations of interest rates or currency exchange risk.  The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment less all returns of principal or equity thereon.

“IPO Restructuring” means, in connection with the formation of Holdco, a restructuring in which (i) LVSI will form Holdco as a wholly-owned subsidiary which, in turn, will form a wholly-owned subsidiary (“Merger Co”), (ii) LVSI will merge with and into Merger Co. with LVSI being the surviving corporation, and (iii) the stockholders of LVSI immediately prior to the merger described in clause (ii) will receive shares in Holdco in exchange for their shares of common stock of LVSI.  Upon completion of the merger described in clause (ii), Holdco will own 100% of the common stock of LVSI.

“Joint Venture” means a Supplier Joint Venture or any other joint venture, partnership or other similar arrangement, whether in corporate, partnership, limited liability company or other legal form; provided that in no event shall any Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“LCR” means Lido Casino Resort, LLC, a Nevada limited liability company.

“Legal Requirements” means all laws, statutes, orders, decrees, injunctions, licenses, Permits, approvals, agreements and regulations of any Governmental Instrumentality having jurisdiction over the matter in question.

“Lender” and “Lenders” is defined in the preamble, together with their successors and permitted assigns pursuant to subsection 9.1.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement or any lease in the nature thereof).

“Lien Protection Account” has the meaning given in the Disbursement Agreement.

“Line Item” means each of the individual line items set forth in the Project Budget.

“Loan” or “Loans” means the portion of the Phase II Mall Construction Loan made by the Lenders to the Borrower pursuant to subsection 2.1(B)(i).

“Loan Documents” means this Agreement, the Notes, each Rate Protection Agreement, the Collateral Documents, the Disbursement Agreement, and each other agreement that expressly states by its terms that it is a Loan Document; provided, however for the purposes of Section 4, subsections 7.1, 7.4, 7.5 and subsection 9.6, Rate Protection Agreements shall not be considered to be a Loan Document.

“Loan Exposure” means, with respect to any Lender as of the date of determination, the outstanding principal amount of the Loans made by such Lender.

“LVSI” means Las Vegas Sands, Inc. and its successors.

“Macau” means the Macau Special Administrative Region of the People’s Republic of China.

“MAI Appraisal” means an appraisal conducted by a member of the Appraisal Institute in accordance with the standards of the Appraisal Institute.

“Margin Stock” has the meaning given in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Master Lease” has the meaning given in the Disbursement Agreement.

“Material Adverse Effect” means (a) a material adverse effect upon the business, operations, properties, assets, condition (financial or otherwise) or prospects of the Borrowers and their Subsidiaries, taken as a whole, or (b) the material impairment of the ability of the Borrowers to observe or perform, or the Administrative Agent or the Lenders to enforce, the Obligations.

“Material Contract” means the Intercompany Mall Note and any Contract or other arrangement to which either of the Borrowers, LCR or any of the Borrowers’ Subsidiaries are a party (other than the Loan Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Maturity Date” means, the earlier of (i) March 30, 2008 or (ii) the date on which the equity interests of Phase II Mall Subsidiary are transferred, sold and assigned to GGP in accordance with the Phase II Mall Sale Agreement.

“Mortgage Notes Indenture” means the Indenture, dated as of June 4, 2002, as supplemented, among LVSI, Venetian, U.S. Bank National Association, in its capacity as trustee under the Mortgage Notes Indenture, and its successors in such capacity, and others.

“Mortgage Policy” is defined in subsection 3.1E(ii).

“Mortgaged Property” means the real property described in Schedule 4.5.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“Net Asset Sale Proceeds” means the aggregate cash proceeds received by either Borrower or any of its Subsidiaries in respect of any Asset Sale, net of (a) the direct costs relating to such Asset Sale (including legal, accounting and investment banking fees and expenses, employee severance and termination costs, any trade payables or similar liabilities related to the assets sold and required to be paid by the seller as a result thereof and sales, finders’ or broker’s commission), any relocation expenses incurred as a result thereof and taxes paid or payable as result thereof (including any such taxes paid or payable by an owner of any Borrower or any of its Subsidiaries), (b) amounts required to be applied to the repayment of Indebtedness secured by a Lien (or amounts permitted by the terms of such Indebtedness to be otherwise reinvested in other assets of such Borrower or such Subsidiary to the extent so reinvested) which is prior to the Lien under the Collateral Documents on the asset or assets that are the subject of such Asset Sale, (c) all distributions and other payments required to be made to minority interest holders in a Subsidiary or joint venture as a result of such Asset Sale and (d) any reserve for adjustment in respect of the sale price of such asset or assets or any liabilities associated with the asset disposed of in such Asset Sale and the deduction of appropriate amounts provided by the seller as a reserve in accordance with GAAP against any liabilities associated with the assets disposed of in the Asset Sale and retained by a Borrower or any Subsidiary.

“Net Loss Proceeds” means the aggregate cash proceeds received by either Borrower or any of its Subsidiaries in respect of any Event of Loss, including insurance proceeds from condemnation awards or damages awarded by any judgment, net of the direct costs in recovery of such Net Loss Proceeds (including legal, accounting, appraisal and insurance adjuster fees and expenses) and any taxes paid or payable as a result thereof (including any such taxes paid or payable by an owner of either Borrower or any of its Subsidiaries) and amounts required to be applied to the repayment of any Indebtedness secured by a Lien (or amounts permitted by the terms of such Indebtedness to be otherwise reinvested in other assets of such Borrower or such

Subsidiary to the extent so reinvested) which is prior to the Liens of Lenders under the Collateral Documents on the asset or assets that are the subject of the Event of Loss.  Notwithstanding the foregoing, all proceeds of so-called “liquidated damages”, “subguard” and “business interruption” insurance policies shall not be Net Loss Proceeds.

“Net Proceeds” is defined in subsection 2.4A(iii)(d).

“Net Proceeds Amount” is defined in subsection 2.4A(iii)(e).

“Nevada Gaming Authorities” shall mean, collectively, the Nevada Gaming Commission, the Nevada State Gaming Control Board, and the Clark County Liquor and Gaming Licensing Board.

“Nevada Gaming Laws” shall mean the Nevada Gaming Control Act, as modified in Chapter 463 of the Nevada Revised Statutes, as amended from time to time, and the regulations of the Nevada Gaming Commission promulgated thereunder, as amended from time to time.

“Non-Recourse Financing” means Indebtedness incurred in connection with the construction, installation, purchase or lease of personal or real property or equipment (a) as to which the lender upon default may seek recourse or payment against a Borrower or any of its Subsidiaries only through the return or foreclosure or sale of the property or equipment so constructed, purchased or leased and to any proceeds of such property and Indebtedness and the related collateral account in which such proceeds are held and (b) may not otherwise assert a valid claim for payment on such Indebtedness against a Borrower or any of its Subsidiaries or any other property of a Borrower or any of its Subsidiaries, except, in each of the foregoing clauses (a) and (b), in the case of customary non-recourse exceptions, including fraud and environmental indemnities.

“Non-US Lender” is defined in subsection 2.7B(iii)(a).

“Note” means a promissory note of the Borrowers payable to any Lender, in the form of Exhibit A hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrowers to such Lender resulting from outstanding Loans, and also means all other promissory notes accepted from time to time in substitution therefor or renewal thereof.

“Obligations” means all obligations of every nature of each Borrower from time to time owed to the Administrative Agent and/or the Lenders (or in the case of a Rate Protection Agreement, an Affiliate of a Lender) under the Loan Documents, whether for principal, interest, premium, if any, fees, expenses, indemnification or otherwise including interest accruing on the Loans during the pendency of any proceeding of the type described in subsections 7.6 or 7.7, whether or not allowed in such proceeding.

“Officers’ Certificate” means, as applied to any corporation, a certificate executed on behalf of such corporation by its chairman of the board (if an officer) or its president or one of its vice presidents and by its chief financial officer or its treasurer (in their capacity as such officer).

“Operating Lease” means, as applied to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) that is not a Capital Lease other than any such lease under which that Person is the lessor.

“Operative Documents” means the Loan Documents, the Resort Complex Operative Documents and the Project Documents.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation and its bylaws, (b) with respect to any limited partnership, its certificate of limited partnership and its partnership agreement, (c) with respect to any general partnership, its partnership agreement, (d) with respect to any limited liability company, its articles or certificate of organization and its operating agreement and (e) with respect to any other entity, its equivalent organizational, governing documents.

“Patriot Act” is defined in subsection 9.22.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Code or Section 302 of ERISA.

“Percentage” means, relative to any Lender, the applicable percentage relating to Loans, as set forth opposite its signature hereto or as set forth in an Assignment Agreement under the applicable column heading, as such percentage may be adjusted from time to time pursuant to Assignment Agreement(s) executed by such Lender and its Eligible Assignee Lender(s) and delivered pursuant to subsection 9.1B.

“Permits” means all material authorizations, consents, decrees, permits, waivers, privileges, approvals from and filings with all Governmental Instrumentalities necessary for the realization of the Phase II Project in accordance with the Project Documents and the Resort Complex Operative Documents, the Plans and Specifications, the Project Budget, and any other material building, construction, land use, environmental or other material permit, license, franchise, approval, consent and authorization (including planning board approvals from applicable Governmental Instrumentalities and approvals required under the Nevada Gaming Laws) required for or in connection with the construction, ownership, use, occupation and operation of the Phase II Project and the transactions provided for in this Agreement and the other Operative Documents.

“Permitted Liens” means the following types of Liens (excluding any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Code or by ERISA, any such Lien relating to or imposed in connection with any Environmental Claim, any such Lien expressly prohibited by any applicable terms of any of the Collateral Documents and any such Lien (other than the Liens listed in clauses (i) and (ii) of this definition) which is a Phase II Mall Title Defect (unless the amount required in order to obtain the discharge of such Lien which is a Phase II Mall Title Defect is included in the Project Budget as a Line Item, the Borrowers are in compliance with Section 5.5 of the Disbursement Agreement and the Borrowers have demonstrated to the Administrative Agent in its sole determination that such Lien can and will be removed prior to the anticipated Phase II Mall Release Date)):

(i)       Liens granted pursuant to the Collateral Documents;

(ii)      Liens securing the Intercompany Mall Note and the other Phase II Mall Contribution Documents; provided that such Liens are subordinate to the Liens held by the Administrative Agent for the benefit of the Lenders;

(iii)     Liens existing on the Closing Date and described in Schedule 6.2 annexed hereto;

(iv)     Liens for taxes, assessments or governmental charges or claims the payment of which is not, at the time, required by subsection 5.3;

(v)      statutory Liens of landlords, statutory Liens of banks and rights of set-off, statutory Liens of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law, in each case incurred in the ordinary course of business or in connection with the construction of the Phase II Mall (a) for amounts not yet overdue, (b) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of 5 days) are being contested in good faith by appropriate proceedings, so long as (1) such reserves (including through funds on deposit in the Lien Protection Account which, in the aggregate with all amounts on deposit therein shall not exceed $20,000,000) or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, and (2) in the case of a Lien with respect to any portion of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral on account of such Lien or (c) with respect to Liens of mechanics, repairmen, workmen and materialmen, with respect to which the Borrowers have obtained a title insurance endorsement insuring against losses arising therewith or if such Lien arises in the ordinary course of business or in the construction of the Phase II Project, the Borrowers have bonded such Lien within a reasonable time after becoming aware of the existence thereof;

(vi)     Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), incurred in the ordinary course of business or in connection with the construction of the Phase II Project (a) for amounts not yet overdue, (b) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of five days) are being contested in good faith by appropriate proceedings, so long as (1) such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts, (2) in the case of a Lien with respect to any portion of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral on account of such Lien or (c) with respect to Liens of mechanics, repairmen, workmen and materialmen, with respect to which the Borrowers have obtained a title insurance endorsement insuring against losses arising therewith or if such Lien arises in the ordinary course of business or in the construction of the Phase II Project, the Borrowers have bonded such Lien within the time required by the Phase II Mall Sale Agreement or otherwise within a reasonable time after becoming aware of the existence thereof;

(vii)    any attachment or judgment Lien not constituting an Event of Default under subsection 7.8;

(viii)   leases or subleases granted to third parties in accordance with any applicable terms of this Agreement, the Collateral Documents and/or the Phase II Mall Sale Agreement;

(ix)     (a) easements, rights-of-way, avigational servitudes, restrictions, encroachments, and other minor defects or irregularities in title and other similar charges or encumbrances, in each case which are permitted by the Phase II Mall Sale Agreement and which do not and will not interfere in any material respect with the ordinary conduct of the business of a Borrower or any of its Subsidiaries or result in a material diminution in the value of any Collateral as security for the Obligations and (b) any Liens or other exceptions to title that appear in the Mortgage Policy, as the same may be updated from time to time in accordance with subsection 3.2C;

(x)      leases permitted under subsection 6.6(iv) and any leasehold mortgage in favor of any party financing the lessee under any such lease, provided that neither of the Borrowers nor their Subsidiaries is liable for the payment of, or interest, premiums or fees on, such financing;

(xi)     Liens arising from filing UCC financing statements relating solely to leases permitted by this Agreement;

(xii)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(xiii)   any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(xiv)   licenses of patents, trademarks and other intellectual property rights granted by a Borrower or any of its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of such Borrower or such Subsidiary;

(xv)    Liens created under the HVAC Services Agreements;

(xvi)   Liens created under the Predevelopment Agreement and the Improvement Phasing Agreement (as in effect on the Closing Date);

(xvii)  Liens incurred in connection with the Rate Protection Agreement required by subsection 5.12; provided that such Liens only extend to the Collateral securing such Indebtedness with the same priority thereto;

(xviii)      Liens created or contemplated by the Cooperation Agreement; and

(xix)    Liens securing Indebtedness permitted pursuant to subsection 6.1 (i),(iv) and (ix);

provided that other than with respect to Liens of the type set forth under clauses (i), (ii), (xvii) and (xix), such Liens do not secure Indebtedness for borrowed money.

“Person” means natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and governments (whether federal, state or local, domestic or foreign, and including political subdivisions thereof) and agencies or other administrative or regulatory bodies thereof.

“Phase II Hotel/Casino” means an approximately 3,000 suite hotel, a gaming facility of approximately 100,000 square feet, a multi-story parking structure and meeting complex on a portion of the Site to be integrated with the Phase II Mall and the Existing Facility.

“Phase II Hotel/Casino Equity Account” has the meaning given in the Disbursement Agreement.

“Phase II Hotel/Casino Retail Stores” means certain retail space in the Phase II Hotel/Casino that are to be leased by LCR to Phase II Mall Subsidiary pursuant to the Master Lease.

“Phase II Mall” means the Phase II Mall Space (a portion of which shall be initially leased by Phase II Mall Subsidiary from LCR pursuant to the Phase II Mall Lease and eventually transferred from LCR to Phase II Mall Subsidiary upon its designation as one or more separate legal parcels in accordance with the Disbursement Agreement to become the Phase II Mall Air Parcel, a portion of which shall be leased by Phase II Mall Subsidiary pursuant to the Walgreens Lease and a portion of which shall be leased by Phase II Mall Subsidiary pursuant to the Master Lease) and the Phase II Mall Improvements located therein, in each case to be integrated with the Phase II Hotel/Casino and the Existing Facility.

“Phase II Mall Air Parcel” means the one or more separate legal parcels owned or to be owned in fee simple by Phase II Mall Subsidiary after the Phase II Mall Air Space is subdivided in accordance with Section 5.11 of the Disbursement Agreement and within which a portion of the Phase II Mall Improvements is to be constructed.

“Phase II Mall Air Space” is described in Exhibit L.

“Phase II Mall Appraisal” means an appraisal of the Phase II Mall conducted by Jones Lang LaSalle and prepared in accordance with the standards of the Appraisal Institute.

“Phase II Mall Borrower Taxes” is defined in subsection 5.3C.

“Phase II Mall Construction Loan” means the Loans in the aggregate amount of $250,000,000 to be made by the Lenders to the Borrower in accordance with and subject to the terms of this Agreement and the other Loan Documents.

“Phase II Mall Contribution” means the intercompany loan from Venetian to Phase II Mall Subsidiary evidenced and secured by the Phase II Mall Contribution Documents in the initial amount of $25,371,098 and as such amount may be increased pursuant to subsection 6.1 (iv).

“Phase II Mall Contribution Documents” means the Intercompany Mall Note, together with all related agreements, instruments and documents executed or delivered pursuant thereto at any time (including all mortgages, guarantees, security agreements and all other collateral and security documents), in each case as such agreements, instruments and documents may be amended, supplemented, amended and restated, or otherwise modified in accordance with the terms hereof.

“Phase II Mall Equity Account” has the meaning given in the Disbursement Agreement.

“Phase II Mall Improvements” means “Mall Improvements” as such term is defined in the Phase II Mall Sale Agreement.

“Phase II Mall Lease” means that certain Indenture of Lease, dated as of the date hereof, by and between LCR and the Phase II Mall Subsidiary covering the Phase II Mall Air Space, as the same may be amended, supplemented, amended and restated, or otherwise modified in accordance with the terms hereof and thereof.

“Phase II Mall Loan Proceeds Account” has the meaning given in the Disbursement Agreement.

“Phase II Mall Project Costs” means the Project Costs related to the financing, design, development and construction of the Phase II Mall (but not to any corresponding costs related to the Phase II Hotel/Casino) incurred prior to the Phase II Mall Release Date.

“Phase II Mall Recognition Agreement” has the meaning given in subsection 5.13.

“Phase II Mall Release Conditions” has the meaning given in the Disbursement Agreement.

“Phase II Mall Release Date” means the date on which each of the Phase II Mall Release Conditions have been satisfied.

“Phase II Mall SA Assignment Agreement” means that certain Assignment and Assumption Agreement and First Amendment to Agreement, dated as of September 30, 2004, among LCR, as the assignor, Phase II Mall Subsidiary Holding, as the assignee, and GGP.

“Phase II Mall Sale” means the sale by Phase II Mall Subsidiary Holding to GGP of the equity interests of Phase II Mall Subsidiary pursuant to the terms of the Phase II Mall Sale Agreement.

“Phase II Mall Sale Reimbursement Agreement” has the meaning given in the Disbursement Agreement.

“Phase II Mall Sale Agreement” means the Agreement, dated as of April 12, 2004 between LCR and GGP, as amended by the Phase II Mall SA Assignment Agreement, and as the same may be further amended, supplemented, amended and restated, or otherwise modified in accordance with the terms hereof and thereof.

“Phase II Mall Sale Reserve Account” means the reserve account to be established by Phase II Mall Subsidiary Holding pursuant to the terms of the Phase II Mall Sale Reimbursement Agreement and pledged to LCR thereunder.

“Phase II Mall Space” means, collectively, the retail space in which the Phase II Hotel/Casino Retail Stores will be situated (which shall be leased by Phase II Mall Subsidiary pursuant to the Master Lease), the Phase II Mall Air Space (which shall be initially leased by Phase II Mall Subsidiary from LCR pursuant to the Phase II Mall Lease and eventually transferred from LCR to Phase II Mall Subsidiary upon its designation as one or more separate legal parcels in accordance with the Disbursement Agreement to become the Phase II Mall Air Parcel), the Phase II Mall Air Parcel and the Walgreens Air Space.

“Phase II Mall Space Easements” means any easements appurtenant, easements in gross, license agreements or other rights running for the benefit of Phase II Mall Subsidiary with respect to the Phase II Mall Space and/or appurtenant to the Phase II Mall Space, including, without limitation, those certain easements and licenses described in each Title Policy related to the Phase II Mall Space.

“Phase II Mall Subsidiary” has the meaning given in the preamble.

“Phase II Mall Subsidiary Holding” has the meaning given in the preamble.

“Phase II Mall Title Defect” means “Title Defect” as defined in the Phase II Mall Sale Agreement.

“Phase II Project” means an approximately 3,000 room hotel, casino, retail and meeting complex to be integrated with the Existing Facility and located on the Site and which will include the Phase II Mall.

“Plans and Specifications” has the meaning given in the Disbursement Agreement.

“Potential Event of Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Predevelopment Agreement” means the Sands Resort Hotel Casino Agreement, dated as of February 18, 1997, as amended, between Clark County, Nevada and LVSI.

“Prime Rate” means the rate that the Administrative Agent announces from its New York office from time to time as its Dollar prime lending rate, as in effect from time to time.  The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer.  The Administrative Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Proceedings” is defined in subsection 5.1(vii).

“Project Budget” has the meaning given in the Disbursement Agreement.

“Project Costs” has the meaning given in the Disbursement Agreement.

“Project Documents” means the Phase II Mall Lease, the Phase II Mall Sale Agreement, the Phase II Mall SA Assignment Agreement, the Construction Management Agreement, the COREA, the Walgreens Lease, and any document or agreement related to the design, development, construction or pre-opening of the Phase II Mall and entered into on, prior to or after the Closing Date, in accordance with subsection 6.1.2 of the Disbursement Agreement.

“Pro Rata Share” means, with respect to all payments of the Loans of any Lender, the percentage obtained by dividing (i) the Loan Exposure of that Lender by (ii) the Loan Exposure of all Lenders.

“Quarterly Date” means March 31, June 30, September 30 and December 31.

“Quarterly Payment Date” means each April 1, July 1, October 1 and January 1.

“Rate Protection Agreement” means, collectively, any Hedging Agreement entered into by the Borrowers or any of their Subsidiaries pursuant to subsection 5.12 under which the counterparty of such Hedging Agreement is (or at the time such Hedging Agreement was entered into, was) a Lender or an Affiliate of a Lender.

“Rating Agencies” is defined in the definition of “Cash Equivalents”.

“Refinancing” has the meaning given in the Bank Facilities Agreement.

“Refinancing Fees” with respect to any refinancing of Indebtedness permitted under subsection 6.1(ii), any reasonable fees, expenses, premiums, make whole payments, and accrued and unpaid interest refinanced or paid or incurred in connection therewith.

“Register” is defined in subsection 2.1D(i).

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Related Parties” means:  (a) Family Members (defined below); (b) directors of LVSI or Venetian and employees of LVSI or Venetian who are senior managers or officers of LVSI, Venetian, Interface or any of their Affiliates; (c) any Person who receives an interest in LVSI or Venetian from any individual referenced in clauses (a)-(b) in a gratuitous transfer, whether by gift, bequest or otherwise, to the extent of such interest; (d) the estate of any individual referenced in clauses (a)-(c); (e) a trust for the benefit of one or more of the individuals referenced in clauses (a)-(c); and/or (f) an entity owned or controlled, directly or indirectly, by one or more of the individuals, estates or trusts referenced in clauses (a)-(e).  For the purpose of this paragraph, a “Family Member” shall include:  (a) Sheldon G. Adelson; (b) Dr. Miriam Adelson; (c) any sibling of either of the foregoing; (d) any issue of any one or more of the individuals referenced in the preceding clauses (a)-(c); and (e) the spouse or issue of the spouse of one or more of the individuals referenced in the preceding clauses (a)-(d).

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Materials), including the movement of any Hazardous Materials through the air, soil, surface water or groundwater.

“Requisite Lenders” means Lenders having or holding more than 50% of the sum of the aggregate outstanding principal amount of all Loans and unused amount of the Commitments of all Lenders.

“Resort Complex” means the Existing Facility and the Phase II Project.

“Resort Complex Operative Documents” means the Cooperation Agreement, the Harrah’s Shared Roadway Agreement, the HVAC Services Agreements, the Predevelopment Agreement, the Improvement Phasing Agreement, the Site Easements, the Master Lease and the Walgreens Lease.

“Restricted Payment” means (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of equity Securities of either Borrower now or hereafter outstanding, except a dividend or distribution payable solely in shares of that class of equity Securities to the holders of that class (or the accretion of such dividends or distribution), (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of equity Securities of any Borrower now or hereafter outstanding, (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of equity Securities of any Borrower now or hereafter outstanding, and (d) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to the Phase II Mall Contribution.

“Restricted Subsidiary” has the meaning given in the Bank Facilities Agreement.

“Scotia Capital” is defined in the preamble.

“SECC” means the exposition and meeting facilities commonly known as the Sands Expo and Convention Center.

“Secured Parties” means, collectively, the Lenders, the Administrative Agent, each counterparty to a Rate Protection Agreement that is (or at the time such Rate Protection Agreement was entered into, was) a Lender or an Affiliate thereof.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security Agreement” means the Security Agreement executed and delivered by each Borrower, substantially in the form of Exhibit D-2 annexed hereto.

“Site” means the real property consisting of approximately 14 acres adjoining the Existing Site and owned by LCR.

“Site Easement” means any easement appurtenant, easement in gross, license agreement and other right running for the benefit of the Borrowers, the Existing Facility, the Phase II Project or appurtenant to the Site and/or the Existing Site which benefits or burdens the Resort Complex, including those certain easements and licenses described in the Title Insurance Policies.

“Solvent” means, with respect to any Person, that as of the date of determination both (a) (i) the then fair saleable value of the property of such Person is (A) greater than the total amount of liabilities (including contingent liabilities) of such Person and (B) not less than the amount that will be required to pay the probable liabilities on such Person’s then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to such Person; (ii) such Person’s capital is not unreasonably small in relation to its business or any contemplated or undertaken transaction; and (iii) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due; and (b) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances.  For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Stop Funding Notice” has the meaning given in the Disbursement Agreement.

“Subsidiary” means, with respect to any Person, (a) any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof and (b) any partnership or limited liability company of which more than 50% of such entities’ capital accounts, distribution rights, general or limited partnership interests or membership interests are owned or controlled directly or indirectly by such Person or one of more other Subsidiaries of that Person or a combination thereof.

“Subsidiary Guarantor” has the meaning given in the Bank Facilities Agreement.

“Substantial Completion” has the meaning given in the Disbursement Agreement.

“Substantial Completion Date” means the date on which Substantial Completion occurs.

“Substitute Lender” is defined in subsection 9.7(A).

“Supplemental Agent” is defined in subsection 8.1B.

“Supplier Joint Venture” means any Person that supplies or provides materials or services to any Borrower or any contractor in the Resort Complex and in which a Borrower or one of its Subsidiaries have Investments.

“Tax” or “Taxes” means any present or future tax, levy, impost, duty, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided that “Tax on the overall net income” of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person is organized or in which that Person’s principal office (and/or, in the case of a Lender, its lending office) is located or in which that Person (and/or, in the case of a Lender, its lending office) is deemed to be doing business on all or part of the net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of a Lender, its lending office).

“Termination Date” means the date on which all payment Obligations then due and payable have been repaid in full in cash and all Commitments shall have terminated.

“Title Company” means First American Title Insurance Company or an Affiliate thereof and/or one or more other title insurance companies reasonably satisfactory to the Administrative Agent.

“Title Insurance Policies” means the Secured Parties’ A.L.T.A. policy of title insurance issued by the Title Company as of the Closing Date, including all amendments thereto, endorsements thereof and substitutions or replacements therefor.

“Transactions” is defined in subsection 3.1K(ii).

“Transaction Costs” means the fees, costs and expenses payable by the Borrowers on or before the Closing Date in connection with this Agreement, the other Loan Documents and the initial Credit Extension hereunder.

“type” means, relative to any Loan, the portion thereof, if any, being maintained as a Base Rate Loan or a Eurodollar Rate Loan.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, that if, with respect to any UCC financing statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection of the security interests granted to the Administrative Agent pursuant to the applicable Loan Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each Loan Document and any UCC financing statement relating to such perfection or effect of perfection or non-perfection.

“United States” or “U.S.” means the United States, its fifty states and the District of Columbia.

“Venetian” means Venetian Casino Resort, LLC and its successors.

“Walgreens Lease” means that certain Commercial Lease dated as of February 2004  between LCR and Cap II—Buccaneer, LLC, a New Mexico limited liability company, as assigned in accordance with the terms of this Agreement by LCR to the Phase II Mall Subsidiary.

“Walgreens Air Space” means the real property situated in the County of Clark, State of Nevada described in the Walgreens Lease and more specifically described in Exhibit B to the Deed of Trust.

“Withdrawal Period” is defined in subsection 9.7(B).

1.2           Accounting Terms; Utilization of GAAP for Purposes of Calculations Under Agreement.

Except as otherwise expressly provided in this Agreement (including the last sentence of this subsection 1.2), all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP.  Financial statements and other information required to be delivered by the Borrowers to Lenders pursuant to clauses (i), (ii) and (iii) of subsection 5.1 shall be prepared in accordance with GAAP as in effect at the time of such preparation.  Calculations in connection with the definitions, covenants and other provisions of this Agreement shall utilize accounting principles and policies in conformity with those used to prepare the financial statements referred to in subsection 4.3.

1.3           Other Definitional Provisions and Rules of Construction.

(A)          Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference.

(B)           References to “Sections” and “subsections” shall be to Sections and subsections, respectively, of this Agreement unless otherwise specifically provided.

(C)           The use in any of the Loan Documents of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

(D)          Any reference to any agreement or instrument shall be deemed to include a reference to such agreement or instrument as assigned, amended, supplemented or otherwise modified from time to time, but only to the extent in accordance with subsection 6.12 (to the extent applicable).

2.             Amounts and Terms of Commitments and Loans.

2.1           Commitments; Making of Loans; the Register; Notes.

(A)          Commitments.  Subject to the terms and conditions of this Agreement, from time to time on any Business Day occurring from and after the Closing Date but on or prior to the Commitment Termination Date, each Lender that has a Commitment, agrees that it will severally make loans (relative to such Lender, its “Loans”) to the Borrowers equal to such Lender’s Percentage of the aggregate amount of each borrowing of the Loans requested by the Borrowers to be made on such day.  No amounts paid or prepaid with respect to Loans may be reborrowed.  No Lender shall be permitted or required to make any Loan if, after giving effect thereto, the aggregate outstanding principal amount of all Loans of such Lender would exceed such Lender’s Percentage of the then existing Commitment Amount.  Each Lender’s Commitment shall expire on the Commitment Termination Date.

(B)           Borrowing Mechanics.  Loans made on any Funding Date shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount.

(i)       Whenever the Borrowers desire that Lenders make Loans, the Borrowers shall deliver to the Disbursement Agent the Advance Request and related documentation required by the terms of Section 2.4.1(a) of the Disbursement Agreement.  In addition, the Borrowers shall deliver to the Administrative Agent a Borrowing Notice no later than 1:00 p.m. (New York City time) at least three Business Days in advance of the proposed Funding Date (in the case of a Eurodollar Rate Loan) or at least one Business Day in advance of the proposed Funding Date (in the case of a Base Rate Loan).  The Borrowing Notice shall specify (i) the proposed Funding Date (which shall be a Business Day), (ii) the amount and type of Loans requested, (iii) whether such Loans shall be Base Rate Loans or Eurodollar Rate Loans, and (iv) in the case of any Loans requested to be made as Eurodollar Rate Loans, the initial Interest Period requested therefor.  The Borrowers shall notify the Administrative Agent prior to the funding of any such Loans in the event that any of the matters to which the Borrowers are required to certify in the applicable Borrowing Notice and/or the applicable Advance Request is no longer true and correct as of the applicable Funding Date, and the acceptance by the Borrowers of the proceeds of any Loans shall constitute a recertification by the Borrowers, as of the applicable Funding Date, as to the matters to which the Borrowers is required to certify in the applicable Borrowing Notice and the applicable Funding Date.

(ii)      Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Borrowing Notice for a Eurodollar Rate Loan shall be irrevocable on and after the related Interest Rate Determination Date, and the Borrowers shall be bound to make a Borrowing in accordance therewith.

(iii)     All proceeds of Loans shall be deposited in the Phase II Mall Loan Proceeds Account and/or the Disbursement Account in accordance with the Disbursement Agreement.

(C)           Lending of Funds.  All Loans under this Agreement shall be made by the Lenders simultaneously and proportionately to their respective Percentage, it being understood that no Lender shall be responsible for any default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder nor shall the Commitment of any Lender be increased or decreased as a result of a default by any other Lender in that other Lender’s obligation to make a Loan requested hereunder.  Promptly after receipt by the Administrative Agent of an Advance Request, the Construction Consultant’s certificate from the Disbursement Agent and a Borrowing Notice pursuant to subsection 2.1B, the Administrative Agent shall notify each Lender of the proposed Borrowing.  Each Lender shall (unless the Administrative Agent shall have subsequently received a Stop Funding Notice) make the amount of its Loan available to the Administrative Agent not later than 12:00 Noon (New York City time) on the applicable Funding Date, in same day funds in Dollars, at the Funding and Payment Office, and, after receipt thereof as aforesaid the Administrative Agent shall deposit such funds in the Phase II Mall Loan Proceeds Account and/or the Disbursement Account in accordance with the Disbursement Agreement no later than 1:00 p.m. (New York City time) on the applicable Funding Date (and in so doing such Loans shall be deemed made available to the Borrowers hereunder) and the Disbursement Agent shall then make the proceeds of such Loans available to the Borrowers in accordance with and upon fulfillment of the conditions set forth in the Disbursement Agreement.

(i)       The Administrative Agent shall notify each relevant Lender promptly upon receipt of any Stop Funding Notice, but shall bear no liability if, despite the receipt of such Stop Funding Notice, any Lender makes available any money to the Administrative Agent in respect of the requested Loans.  In such event, the Administrative Agent shall refund the amount received by it as promptly as possible and in any event by the following Business Day.

(ii)      Unless the Administrative Agent shall have been notified by any Lender prior to the Funding Date for any Loans that such Lender does not intend to make available to the Administrative Agent the amount of such Lender’s Loan requested on such Funding Date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such Funding Date and the

Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to the Borrowers a corresponding amount on such Funding Date.  If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Funding Date until the date such amount is paid to the Administrative Agent, at the customary rate set by the Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate.  If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the Borrowers and the Borrowers shall immediately pay such corresponding amount to the Administrative Agent together with interest thereon, for each day from such Funding Date until the date such amount is paid to the Administrative Agent, at the rate payable under this Agreement for Base Rate Loans.  Nothing in this subsection 2.1C shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that the Borrowers may have against any Lender as a result of any default by such Lender hereunder.

(D)          The Register.

(i)       The Administrative Agent (or its agent or sub-agent appointed by it) shall maintain, as agent for the Borrower, at its address referred to in subsection 9.9, a register for the recordation of the names and addresses of Lenders and the Commitments and Loans of each Lender from time to time (the “Register”).  The Register, as in effect at the close of business on the preceding Business Day, shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(ii)      The Administrative Agent shall record, or shall cause to be recorded, in the Register the Commitment and the Loans (in accordance with the provisions of subsection 9.1) from time to time of each Lender, and each repayment or prepayment in respect of the principal amount of the Loans of each Lender.  Any such recordation shall be conclusive and binding on Borrowers and each Lender, absent manifest error; provided that failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or the Obligations of either of the Borrowers in respect of any applicable Loans.

(iii)     Each Lender shall record on its internal records (including the Notes held by such Lender) the amount of each Loan made by it and each payment in respect thereof.  Any such recordation shall be conclusive and binding on Borrowers, absent manifest error; provided that failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or the Obligations of either of the Borrowers in respect of any applicable Loans; and provided, further that in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(iv)     The Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been accepted by the Administrative Agent and recorded in the Register as provided in subsection 9.1B(ii).  Prior to such recordation, all amounts owed with respect to the applicable Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

(E)           Notes.  The Borrowers agree that, upon request to the Administrative Agent by any Lender, the Borrowers will execute and deliver to such Lender a Note evidencing the Loans made by, and payable to the order of, such Lender in a maximum principal amount equal to such Lender’s Percentage of the Phase II Mall Construction Loan.  Each Borrower hereby irrevocably authorizes each Lender to make (or cause to be made) appropriate notations on the grid attached to such Lender’s Note (or on any continuation of such grid), which notations, if made, shall evidence, inter alia, the date of, the outstanding principal amount of, and the interest rate and Interest Period applicable to the Loans evidenced thereby.  Such notations shall, to the extent not inconsistent with notations made by the Administrative Agent in the Register, be conclusive and binding on each Obligor absent manifest error; provided, however, that the failure of any Lender to make any such notations shall not limit or otherwise affect any Obligations of any Borrower.

2.2           Interest on the Loans.

(A)          Rate of Interest.  Subject to the provisions of subsections 2.6 and 2.7, each Loan shall bear interest on the unpaid principal amount thereof from the date made through maturity (whether by acceleration or otherwise) at a rate determined by reference to the Base Rate or the Adjusted Eurodollar Rate.  The applicable basis for determining the rate of interest with respect to any Loan shall be selected by the Borrowers initially at the time a Borrowing Notice is given with respect to such Loan pursuant to subsection 2.1B, and the basis for determining the interest rate with respect to any Loan may be changed from time to time pursuant to subsection 2.2D.  If on any day a Loan is outstanding with respect to which notice has not been delivered to the Administrative Agent in accordance with the terms of this Agreement specifying the applicable basis for determining the rate of interest, then for that day that Loan shall bear interest determined by reference to the Base Rate.  Subject to the provisions of subsections 2.2E and 2.7, the Loans shall bear interest at a rate per annum as follows:

(i)       if a Base Rate Loan, then from the date of funding of such Loan at the sum of the Base Rate plus the Applicable Margin for such Loans; or

(ii)      if a Eurodollar Rate Loan, then from the date of funding of such Loan at the sum of the Adjusted Eurodollar Rate plus the Applicable Margin for such Loans.

All Eurodollar Rate Loans shall bear interest from and including the first day of the applicable Interest Period to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such Eurodollar Rate Loan.

(B)           Interest Periods.  In connection with each Eurodollar Rate Loan, the Borrowers may, pursuant to the applicable Borrowing Notice or Conversion/Continuation Notice, as the case may be, select an interest period (each an “Interest Period”) to be applicable to such Loan, which Interest Period shall be, at Borrowers’ option, either a one, two, three or six month period; provided that:

(i)       the initial Interest Period for any Eurodollar Rate Loan shall commence on the Funding Date in respect of such Loan, in the case of a Loan initially made as a Eurodollar Rate Loan, or on the date specified in the applicable Conversion/Continuation Notice, in the case of a Loan converted to a Eurodollar Rate Loan;

(ii)      in the case of immediately successive Interest Periods applicable to a Eurodollar Rate Loan continued as such pursuant to a Conversion/Continuation Notice, each successive Interest Period shall commence on the day on which the next preceding Interest Period expires;

(iii)     if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that, if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(iv)     any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to subsection 2.2B(v), end on the last Business Day of a calendar month;

(v)      no Interest Period with respect to any portion of the Loans shall extend beyond the Maturity Date for such Loans;

(vi)     no Interest Period shall extend beyond a date on which Borrowers are required to make a scheduled payment of principal of the Loans unless the sum of (a) the aggregate principal amount of Loans that are Base Rate Loans plus (b) the aggregate principal amount of Loans that are Eurodollar Rate Loans with Interest Periods expiring on or before such date plus (c) the excess of the Commitments then in effect over the aggregate principal amount of the Loans then outstanding equals or exceeds the principal amount required to be paid on the Loans or the permanent reduction of the Commitments that is scheduled to occur, on such date;

(vii)    there shall be no more than nine Interest Periods outstanding at any time;

(viii)   in the event the Borrowers fail to specify an Interest Period for any Eurodollar Rate Loan in the applicable Borrowing Notice or Conversion/Continuation Notice, the Borrowers shall be deemed to have selected an Interest Period of one month; and

(ix)     the Borrowers may not select an Interest Period of greater than one month until sixty days after the Closing Date (unless prior thereto the Administrative Agent provides written notice that the syndication has been completed).

(C)           Interest Payments.  Subject to the provisions of subsection 2.2E, interest on each Loan shall be payable in arrears (i) on each Interest Payment Date with respect to such Loan, (ii) upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid and (iii) at maturity of the Loans, including final maturity of the Loans; provided, however, with respect to any voluntary prepayment of a Base Rate Loan, accrued interest shall instead be payable on the applicable Interest Payment Date.  The Borrowers shall include in each Advance Request delivered pursuant to Section 2.4.1(a) of the Disbursement Agreement a request that a portion of the Advance covered by such Advance Request shall be made to pay Debt Service which is then due and payable (or will be due and payable prior to 30 days after the Advance Date set forth in such Advance Request).  If the Borrowers fail to set forth such information in any Advance Request or fail to deliver timely any Advance Request therefor, then the Administrative Agent may deliver such information and a request for payment to the Disbursement Agent, the Construction Consultant and the Borrowers, upon which request the Borrowers shall revise the Advance Request to provide for such payment.  The Borrowers acknowledge that failure of any notice referenced in this subsection 2.2(C) or Section 2.8 of the Disbursement Agreement to be delivered shall not in any way exonerate or diminish the Borrowers’ obligation to make all payments under the Loan Documents as and when due.

(D)          Conversion or Continuation.  Subject to the provisions of subsection 2.6, the Borrowers shall have the option (i) to convert at any time all or any part of its outstanding Loans equal to $1,000,000 and integral multiples of $1,000,000 in excess of that amount from Loans bearing interest at a rate determined by reference to one basis to Loans bearing interest at a rate determined by reference to an alternative basis or (ii) upon the expiration of any Interest Period applicable to a Eurodollar Rate Loan, to continue all or any portion of such Loan equal to $1,000,000 and integral multiples of $1,000,000 in excess of that amount as a Eurodollar Rate Loan; provided, however, that a Eurodollar Rate Loan may only be converted into a Base Rate Loan on the expiration date of an Interest Period applicable thereto.

Borrowers shall deliver a Conversion/Continuation Notice to the Administrative Agent no later than 1:00 p.m. (New York City time) at least one Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan).  A Conversion/Continuation Notice shall specify (i) the proposed conversion/continuation date (which shall be a Business Day), (ii) the amount and type of the Loan to be converted/continued, (iii) the nature of the proposed conversion/continuation, (iv) in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan, the requested Interest Period, and (v) in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan, that no Potential Event of Default or Event of Default has occurred and is continuing.  In lieu of delivering the above-described Conversion/Continuation Notice, the Borrowers may give the Administrative Agent telephonic notice by the required time of any proposed conversion/continuation under this subsection 2.2D; provided that such notice shall be promptly confirmed in writing by delivery of a Conversion/Continuation Notice to the Administrative Agent on or before the proposed conversion/continuation date.  Upon receipt of written or telephonic notice of any proposed conversion/continuation under this subsection 2.2D, the Administrative Agent shall promptly transmit such notice by telefacsimile or telephone to each Lender.

Neither the Administrative Agent nor any Lender shall incur any liability to the Borrowers in acting upon any telephonic notice referred to above that the Administrative Agent believes in good faith to have been given by a duly Authorized Officer or other Person authorized to act on behalf of the Borrowers or for otherwise acting in good faith under this subsection 2.2D, and upon conversion or continuation of the applicable basis for determining the interest rate with respect to any Loans in accordance with this Agreement pursuant to any such telephonic notice Borrowers shall have effected a conversion or continuation, as the case may be, hereunder.

Except as otherwise provided in subsections 2.6B, 2.6C and 2.6G, a Conversion/Continuation Notice for conversion to, or continuation of, a Eurodollar Rate Loan (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Borrowers shall be bound to effect a conversion or continuation in accordance therewith.

(E)           Default Rate.  Upon the occurrence and during the continuation of any Event of Default, the outstanding principal amount of all overdue amounts and, to the extent permitted by applicable law, any interest payments thereon not paid when due and any fees and other amounts then due and payable hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable upon demand at a rate that is 2% per annum in excess of the interest rate otherwise payable under this Agreement for Base Rate Loans.  Payment or acceptance of the increased rates of interest provided for in this subsection 2.2E is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Administrative Agent or any Lender.

(F)           Computation of Interest and Commitment Fees.  Interest on the Loans and commitment fees shall be computed on the basis of (i) a 360-day year, in the case of Eurodollar Rate Loans and (ii) a 365 or 366-day year, in respect of Base Rate Loans and commitment fees, in each case for the actual number of days elapsed in the period during which it accrues.  In computing interest on any Loan, (x) the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, the last Interest Payment Date with respect to such Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and (y) the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided that if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

2.3           Fees.

(A)          Commitment Fees.  The Borrowers agree to pay to the Administrative Agent, for distribution to each Lender in proportion to that Lender’s Percentage, commitment fees for the period from and including the Closing Date to and excluding the Commitment Termination Date equal to the average of the daily aggregate Commitment Amounts multiplied by 0.375% per annum, in each case such commitment fees to be calculated on the basis of a 360-day year and the actual number of days elapsed and to be payable quarterly in arrears on each Quarterly Payment Date, commencing on the first such date to occur after the Closing Date, and on the Commitment Termination Date, as applicable.

(B)           Annual Administrative Fee.  The Borrowers agree to pay to the Administrative Agent an annual administrative fee in the amount and at the times set forth in the Arranger’s Fee Letter.

(C)           Other Fees.  The Borrowers agree to pay to the Agents such other fees in the amounts and at the times as may be agreed by them in writing.

2.4           Repayments, Prepayments and Reductions in Commitments; General Provisions Regarding Payments.  The Borrowers shall repay, in full, the unpaid principal amount of the Loans upon the Maturity Date.  Prior thereto, payments and prepayments of the Loans shall or may be made as set forth below:

(A)          Prepayments and Unscheduled Reductions in Commitments.

(i)       Voluntary Prepayments.  The Borrowers may, upon not less than one Business Day’s prior written or telephonic notice, in the case of Base Rate Loans, and three Business Days’ prior written or telephonic notice, in the case of Eurodollar Rate Loans, in each case given to the Administrative Agent by 1:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to the Administrative Agent (which original written or telephonic notice Administrative Agent will promptly transmit by telefacsimile or telephone to each Lender), at any time and from time to time prepay any Loans on any Business Day in whole or in part in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount; provided, however, that with respect to any Eurodollar Rate Loan not prepaid on the expiration of the Interest Period applicable thereto the Borrowers shall pay any amount payable pursuant to subsection 2.6D; provided, further, that no such voluntary partial prepayments will be permitted prior to Substantial Completion unless the Borrowers demonstrate in an Officers’ Certificate that the Phase II Project is In Balance on a pro forma basis for such prepayment.  Notice of prepayment having been given as aforesaid, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein.  Any such voluntary prepayment shall be applied as specified in subsection 2.4B(iv).

(ii)                  Voluntary Reductions of Commitments.  After Substantial Completion, the Borrowers may, upon not less than three Business Days’ prior written or telephonic notice confirmed in writing to the Administrative Agent (which original written or telephonic notice Administrative Agent will promptly transmit by telefacsimile or telephone to each Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Loan Commitments; provided that any such partial reduction of such Commitments shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount; and further provided that the Borrowers may terminate in whole the Loan Commitments prior to Substantial Completion upon payment in full of the Obligations (other than those which survive the expiration or earlier termination of the Loan Documents).  The Borrowers’ notice to the Administrative Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of such Commitments shall be effective on the date specified in Borrowers’ notice and shall reduce such Commitment of each Lender proportionately to its unfunded Commitment.  Any such voluntary reduction of the Commitments shall be applied as specified in subsection 2.4B(iv).

(iii)               Mandatory Prepayments.  The Loans shall be prepaid in the amounts and under the circumstances set forth below, all such prepayments to be applied as set forth below or as more specifically provided in subsection 2.4B(iv):

(a)                                  Change of Control.  No later than the fifth Business Day following any Change of Control.

(b)                                 Prepayments From Net Asset Sale Proceeds.  No later than the fifth Business Day following the date of receipt by the Borrowers of any Net Asset Sale Proceeds in respect of any Asset Sale (other than Net Asset Sale Proceeds in respect of the sale of (i) any obsolete worn out or surplus assets or assets no longer used or useful in the business of the Phase II Mall and (ii) construction equipment having a fair market value not in excess of $4,000,000 prior to the Phase II Mall Release Date, but only in each case to the extent reinvested in the business of the Borrowers within 180 days of receipt), the Borrowers shall prepay the Loans in an aggregate amount equal to such Net Asset Sale Proceeds.

(c)                                  Prepayments from Net Loss Proceeds.  Subject to the Disbursement Agreement and the Cooperation Agreement (to the extent applicable to the Phase II Project), no later than the fifth Business Day on which Net Loss Proceeds are required to be applied to prepayment of Loans pursuant to the last sentence of this subsection 2.4A(iii)(c), the Borrowers shall prepay the Loans in an amount equal to such Net Loss Proceeds; provided, however, so long as no Event of Default has occurred and is continuing, the Borrowers may use such Net Loss Proceeds to repair, restore and replace the property or asset with respect to which such Net Loss Proceeds were paid in order to compensate the Borrowers for the Event of Loss which occurred thereto so long as such Net Loss Proceeds are used for such purposes within 365 days of the Borrowers’ receipt of such Net Loss Proceeds or as otherwise required under the Phase II Mall Sale

Agreement.  To the extent such Net Loss Proceeds are not so reinvested, the Borrowers will make a prepayment of the Loans within five Business Days of the end of such 365 day period.

(d)                                 Prepayments Due to Incurrence of Debt.  On the fifth Business Day following the date of receipt by the Borrowers, of the proceeds (including Cash, real property or other property) (any such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses, being “Net Proceeds”) from the incurrence of any debt of the Borrowers (other than any debt expressly permitted under subsection 6.1), the Borrowers shall prepay the Loans in an aggregate amount equal to 100% of such Net Proceeds.

(e)                                  Calculations of Net Proceeds Amounts; Additional Prepayments Based on Subsequent Calculations.  Concurrently with any prepayment of the Loans pursuant to subsections 2.4A(iii)(a)-(d), the Borrowers shall deliver to the Administrative Agent an Officers’ Certificate demonstrating the calculation of the amount (the “Net Proceeds Amount”) of the applicable Net Asset Sale Proceeds, Net Loss Proceeds or Net Proceeds, as the case may be, that gave rise to such prepayment.  In the event that the Borrowers shall subsequently determine that the actual Net Proceeds Amount was greater than the amount set forth in such Officers’ Certificate, the Borrowers shall promptly make an additional prepayment of the Loans in an amount equal to the amount of such excess, and Borrowers shall concurrently therewith deliver to the Administrative Agent an Officers’ Certificate demonstrating the derivation of the additional Net Proceeds Amount resulting in such excess.

(iv)              Application of Prepayments.

(a)                                  Application of Voluntary Prepayments by Type of Loan and Order of Maturity.  Any voluntary prepayments pursuant to subsection 2.4A(i) shall be applied as specified by the Borrowers in the applicable notice of prepayment; provided that in the event the Borrowers fail to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied first to repay outstanding Base Rate Loans to the full extent thereof on a pro rata basis and second to repay outstanding Euro dollar Rate Loans on a pro rata basis in each case in a manner which minimizes the amount of any payments required to be made by the Borrowers pursuant to subsection 2.6D.

(B)                                General Provisions Regarding Payments.

(i)                     Manner and Time of Payment.  All payments by the Borrowers of principal, interest, fees and other Obligations hereunder and under the Notes shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to the Administrative Agent not later than 1:00 p.m. (New York City time) on the date due at the Funding and Payment Office for the account of Lenders; for purposes of computing interest and fees, funds received by the Administrative Agent after that time on such due date shall be deemed to have been paid by the Borrowers on the next succeeding Business Day.  The Borrowers hereby authorize the Administrative Agent to charge their accounts with the Administrative Agent in order to cause timely payment to be made to the Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

(ii)                  Application of Payments to Principal and Interest.  All payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments shall be applied to the payment of interest before application to principal.

(iii)               Apportionment of Payments.  Aggregate principal and interest payments in respect of Loans shall be apportioned among all outstanding Loans proportionately to Lenders’ respective Pro Rata Shares.  The Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender, at its primary address set forth on Schedule 2.1 or at such other address as such Lender may request, its Pro Rata Share of all such payments and Percentage of the commitment fees received by the Administrative Agent pursuant to subsection 2.3.  Notwithstanding the foregoing provisions of this subsection 2.4B(iii), if, pursuant to the provisions of subsection 2.6C, any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Percentage of any Eurodollar Rate Loans, the Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(iv)              Payments on Business Days.  Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and, such extension of time shall be included in the computation of the payment of interest hereunder or of the commitment fees hereunder, as the case may be.

(v)                 Notation of Payment.  Each Lender agrees that before disposing of any Note held by it, or any part thereof (other than by granting participations therein), that Lender will make a notation thereon of all Loans evidenced by that Note and all principal payments previously made thereon and of the date to which interest thereon has been paid; provided that the failure to make (or any error in the making of) a notation of any Loan made under such Note shall not limit or otherwise affect the obligations of the Borrowers hereunder or under such Note with respect to any Loan or any payments of principal or interest on such Note.

2.5                                 Use of Proceeds.

(A)                              Phase II Mall Project Costs.  The proceeds of Borrowings shall be used to pay for the financing, design, development and construction costs of the Phase II Mall as set forth therefor in the Project Budget (including interest and fees relating to the Loans) and to reimburse the Borrowers for design, development and construction costs for the Phase II Mall for which payments have been made and which such payments exceed the initial Phase II Mall Contribution of $25,371,098 but only so long as (i) such payments were made by the Borrowers prior to the subdivision of the Phase II Land into one or more separate legal parcels for the Phase

II Mall Air Parcel, (ii) the initial Phase II Mall Contribution in the amount of $25,371,098 has been fully funded and applied in accordance with the Phase II Mall Construction Loan Documents and (iii) such reimbursement is for such payments which exceed the initial Phase II Mall Contribution of $25,371,098.  In no event shall any proceeds of Borrowings be used to pay for any damages, liquidated or otherwise, or other amounts payable by LCR or the Borrowers pursuant to the Phase II Mall Sale Agreement and/or the Phase II Mall SA Assignment Agreement or for operating costs of the Phase II Mall (unless, in each case, such item is set forth in the Project Budget as a separate Line Item) or for operating costs of the Phase II Hotel/Casino.

(B)                                Margin Regulations.  No portion of the proceeds of any Borrowing under this Agreement shall be used by the Borrowers or any of their Subsidiaries in any manner that might cause the Borrowing or the application of such proceeds to violate Regulation U, Regulation T or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation of such Board or to violate the Exchange Act, in each case as in effect on the date or dates of such Borrowing and such use of proceeds.

2.6                                 Special Provisions Governing Eurodollar Rate Loans.

Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to Eurodollar Rate Loans as to the matters covered:

(A)                              Determination of Applicable Interest Rate.  As soon as practicable after 10:00 A.M. (New York City time) on each Interest Rate Determination Date, the Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Borrowers and each Lender.

(B)                                Inability to Determine Applicable Interest Rate.  In the event that the Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the interbank Eurodollar market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted Eurodollar Rate, the Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to the Borrowers and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Administrative Agent notifies the Borrowers and Lenders that the circumstances giving rise to such notice no longer exist and (ii) any Borrowing Notice or Conversion/Continuation Notice given by the Borrowers with respect to the Loans in respect of which such determination was made shall be deemed to be made with respect to Base Rate Loans.

(C)                                Illegality or Impracticability of Eurodollar Rate Loans.  In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Borrowers and the Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans

(i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order not in effect on the date such Person became a Lender (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) would cause such Lender material financial hardship as a result of contingencies occurring after the date of this Agreement which materially and adversely affect the interbank Eurodollar market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to the Borrowers and the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each other Lender).  Thereafter (a) the obligation of the Affected Lender to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender (which such Affected Lender shall do at the earliest practicable date), (b) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by the Borrowers pursuant to a Borrowing Notice or a Conversion/Continuation Notice, the Affected Lender shall make such Loan as (or convert such Loan to, as the case may be) a Base Rate Loan, (c) the Affected Lender’s obligation to maintain its outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (d) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination.  Except as provided in the immediately preceding sentence, nothing in this subsection 2.6C shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans in accordance with the terms of this Agreement.

(D)                               Compensation For Breakage or Non-Commencement of Interest Periods.  The Borrowers shall compensate each Lender, upon written request by that Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid by that Lender to lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by that Lender in connection with the liquidation or re-employment of such funds) which that Lender may sustain: (i) if for any reason (other than a default by that Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Borrowing Notice or a telephonic request for borrowing, as applicable, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation, (ii) if any prepayment (including any prepayment pursuant to subsection 2.4A(i)) or other principal payment or any conversion of any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan, (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by the Borrowers, or (iv) as a consequence of any other default by the Borrowers in the repayment of its Eurodollar Rate Loans when required by the terms of this Agreement.

(E)                                 Booking of Eurodollar Rate Loans.  Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of that Lender.

(F)                                 Assumptions Concerning Funding of Eurodollar Rate Loans.  Calculation of all amounts payable to a Lender under this subsection 2.6 and under subsection 2.7A shall be made as though that Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (a) of the definition of Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of that Lender to a domestic office of that Lender in the United States; provided, however, that each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this subsection 2.6 and under subsection 2.7A.

(G)                                Eurodollar Rate Loans After Default.  After the occurrence of and during the continuation of a Potential Event of Default or an Event of Default, (i) Borrowers may not elect to have a Loan be made or maintained as, or converted to, a Eurodollar Rate Loan after the expiration of any Interest Period then in effect for that Loan and (ii) subject to the provisions of subsection 2.6D, any Borrowing Notice or Conversion/Continuation Notice given by the Borrowers with respect to a requested borrowing or conversion/continuation that has not yet occurred shall be deemed made with respect to Base Rate Loans.

2.7                                 Increased Costs; Taxes; Capital Adequacy.

(A)                              Compensation for Increased Costs and Taxes.  Subject to the provisions of subsection 2.7B (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or Governmental Instrumentality, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other Governmental Instrumentality or quasi-Governmental Instrumentality (whether or not having the force of law):

(i)                     subjects such Lender (or its applicable lending office) to any additional Tax (other than any Tax on the overall net income of such Lender) with respect to this Agreement or any of its obligations hereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder;

(ii)                  imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of Adjusted Eurodollar Rate); or

(iii)               imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the interbank Eurodollar market;

and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, the Borrowers shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder.  Such Lender shall deliver to the Borrowers (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this subsection 2.7A, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(B)                                Withholding of Taxes.

(i)                     Payments to Be Free and Clear.  All sums payable by the Borrowers under this Agreement and the other Loan Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than a Tax on the overall net income of any Lender) imposed, levied, collected, withheld or assessed by or within the United States or any political subdivision in or of the United States or any other jurisdiction from or to which a payment is made by or on behalf of the Borrowers or by any federation or organization of which the United States or any such jurisdiction is a member at the time of payment, all such non-excluded Taxes being hereinafter collectively referred to as “Included Taxes”.

(ii)                  Grossing-up of Payments.  If the Borrowers or any other Person is required by law to make any deduction or withholding on account of any such Included Tax from any sum paid or payable by the Borrowers to the Administrative Agent or any Lender under any of the Loan Documents:

(a)                                  the Borrowers shall notify the Administrative Agent of any such requirement or any change in any such requirement as soon as the Borrowers become aware of it;

(b)                                 the Borrowers shall pay any such Included Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on the Borrowers) for its own account or (if that liability is imposed on the Administrative Agent or such Lender, as the case may be) on behalf of and in the name of the Administrative Agent or such Lender;

(c)                                  the sum payable by the Borrowers in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, the Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and

(d)                                 within 30 days after paying any sum from which it is required by law to make any deduction or withholding, and within 30 days after the due date of payment of any Included Tax which it is required by clause (b) above to pay, the Borrowers shall deliver to the Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority;

provided that no such additional amount shall be required to be paid to any Lender under clause (c) above except to the extent that any change after the date hereof (in the case of each Lender listed on the signature pages hereof) or after the date of the Assignment Agreement pursuant to which such Lender became a Lender (in the case of each other Lender) in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date of this Agreement or at the date of such Assignment Agreement, as the case may be, in respect of payments to such Lender; provided, however, that in the case of an assignment, if the assignor was entitled to additional amounts pursuant to this Section 2.7B, then such assignee shall be entitled to such additional amounts.

(iii)               Evidence of Exemption from U.S. Withholding Tax.

(a)                                  Each Lender that is organized under the laws of any jurisdiction other than the United States or any state or other political subdivision thereof (a “Non-US Lender”) shall deliver to the Administrative Agent for transmission to the Borrowers, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of the Borrowers or the Administrative Agent (each in the reasonable exercise of its discretion), (1) two original copies of Internal Revenue Service Form W-8BEN or W-8ECI (or any successor forms), properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required under the Code or the regulations issued thereunder to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Loan Documents or (2) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Code, a Certificate of Non-Bank Status together with two original copies of Internal Revenue Service Form W-8BEN or W-8ECI (or any successor form), properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required under the Code or the regulations issued thereunder to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Loan Documents.  Notwithstanding the foregoing, no Lender shall be obligated to provide any documentation pursuant to this subsection 2.7B(iii)(a) if such Lender is not legally able to do so.

(b)                                 Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to subsection 2.7B(iii)(a) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly (1) deliver to the Administrative Agent for transmission to the Borrowers a Certificate of Non-Bank Status and two original copies of Internal Revenue Service Form W-8BEN or W-8ECI, as the case may be, properly completed and duly executed by such Lender, together with any other certificate or statement of exemption required in order to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Loan Documents or (2) notify Administrative Agent and Borrowers of its inability to deliver any such forms, certificates or other evidence.

(c)                                  Borrowers shall not be required to pay any additional amount to any Non-US Lender under subsection 2.7B(ii)(c) if such Lender shall have failed to satisfy the requirements of clause (a) or (b)(1) of this subsection 2.7B(iii); provided that if such Lender shall have satisfied the requirements of subsection 2.7B(iii)(a) on the Closing Date (in the case of each Lender listed on the signature pages hereof) or on the date of the Assignment Agreement pursuant to which it became a Lender (in the case of each other Lender), nothing in this subsection 2.7B(iii)(c) shall relieve Borrowers of their obligation to pay any additional amounts pursuant to clause (c) of subsection 2.7B(ii) in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described in subsection 2.7B(iii)(a).

(C)                                Capital Adequacy Adjustment.  If any Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the date hereof of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof after the date hereof by any Governmental Instrumentality, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Instrumentality, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Commitments or participations therein or other obligations hereunder with respect to the Loans to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by the

Borrowers from such Lender of the statement referred to in the next sentence, the Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction.  Such Lender shall deliver to the Borrowers (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis of the calculation of such additional amounts, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

2.8                                 Obligation of Lenders to Mitigate.

Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering the Loans of such Lender becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under subsection 2.7 it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts (i) to make, issue, fund or maintain the Commitments of such Lender or the affected Loans of such Lender through another lending office of such Lender or (ii) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to subsection 2.7 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Commitments or Loans through such other lending office or in accordance with such other measures, as the case may be, would not otherwise materially adversely affect such Commitments or Loans or the interests of such Lender; provided that such Lender will not be obligated to utilize such other lending office pursuant to this subsection 2.8 if such Lender would incur incremental expenses as a result of utilizing such other lending office as described in clause (i) above.  A certificate as to the amount of any such expenses payable by the Borrowers pursuant to this subsection 2.8 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to the Borrowers (with a copy to the Administrative Agent) shall be conclusive absent manifest error.  Each Lender agrees that it will not request compensation under subsection 2.7 unless such Lender requests compensation from borrowers under other lending arrangements with such Lender who are similarly situated.

2.9                                 Obligations Joint and Several.

Anything herein to the contrary notwithstanding, each Borrower hereby agrees and acknowledges that the obligation of each Borrower for payment of the Obligations shall be joint and several with the obligations of the other Borrower hereunder regardless of which Borrower actually receives the proceeds or benefits of any borrowing hereunder.  Each Borrower hereby agrees and acknowledges that it will receive substantial benefits from the Loans made available under this Agreement.

Each Borrower agrees that its joint and several obligation to pay all Obligations hereunder is irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than the indefeasible payment in full of the Obligations, and the liability of each Borrower with respect to the Obligations shall not be affected, reduced or impaired by (i) consideration of the amount of proceeds of the Loans received by any Borrower relative to the aggregate amount of the Loans, (ii) the dissolution or termination of or any increase, decrease or change in personnel of, any Borrower, (iii) the insolvency or business failure of, or any assignment for the benefit of creditors by, or the commencement of any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceedings by or against the other Borrower or (iv) the appointment of a receiver for, or the attachment, restraint of or making or levying of any order of court or legal process affecting, the property of the other Borrower.  Each Borrower agrees that a separate action or actions may be brought and prosecuted against such Borrower whether or not action is brought against the other Borrower and whether or not the other Borrower is joined in any such action or actions.  Either Borrower’s payment of a portion, but not all, of the Obligations shall in no way limit, affect, modify or abridge such Borrower’s liability for that portion of the Obligations which is not paid.

Each Borrower hereby waives any right to require the Administrative Agent or any Lender, as a condition of payment or performance of the Obligations by such Borrower, to proceed against the other Borrower or any other Person, to exhaust any security held from any Borrower, or pursue any other remedy in the power of the Administrative Agent or any Lender.  Each Borrower hereby waives any defense arising by reason of incapacity, lack of authority or any disability or other defense that may be available to the other Borrower and any defenses or benefits that may be derived or afforded by law which would limit the liability of or exonerate any guarantor or surety with respect to the Obligations, or which may conflict with the terms and provisions of this Agreement, other than the indefeasible payment in full of the Obligations.

Any indebtedness of a Borrower now or hereafter held by the other Borrower is hereby subordinated in right of payment to the Obligations, and any such indebtedness of a Borrower to the other Borrower collected or received by such other Borrower after an Event of Default has occurred and is continuing shall be held in trust for the Administrative Agent on behalf of the Lenders and shall forthwith be paid over to the Administrative Agent for the benefit of the Lenders to be credited and applied against the Obligations but without affecting, impairing or limiting in any manner the liability of such other Borrower under any other provision of this Agreement.

3.                                       Conditions to Credit Extensions.

The obligations of Lenders to make Credit Extensions hereunder are subject to the satisfaction (or waiver) of the following conditions.

3.1                                 Conditions to the Occurrence of the Closing Date.

The conditions to the occurrence of the Closing Date are:

(A)                              Organization and Authorization Documents.  The Borrowers shall have delivered to the Administrative Agent the following with respect to each of the Borrowers, Venetian, LVSI and LCR, each, unless otherwise noted, dated the Closing Date:

(i)                     copies of the Organizational Documents of such Person, certified by the Secretary of State of its jurisdiction of organization if such certification is generally available dated a recent date prior to the Closing Date and in each other case, by such Person’s secretary or assistant secretary;

(ii)                  to the extent generally available, a good standing certificate from the Secretary of State of its jurisdiction of organization and a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of such jurisdiction, each dated a recent date prior to the Closing Date;

(iii)               resolutions of the Board of Directors of such Person approving and authorizing the execution, delivery and performance of the Loan Documents and the Phase II Mall Contribution Documents (in the case of the Borrowers) to which such Person is a party and the Environmental Indemnity (in the case of LCR, Venetian and LVSI) being executed on the Closing Date, certified as of the Closing Date by the corporate secretary or an assistant secretary of such Person as being in full force and effect without modification or amendment;

(iv)              signature and incumbency certificates of the officers of such Person executing the Loan Documents being executed on the Closing Date to which it is a party; and

(v)                 such other documents as Administrative Agent may reasonably request, all of which shall be reasonably satisfactory to the Administrative Agent.

(B)                                Notes.  The Administrative Agent shall have received all Notes requested by Lenders prior to the Closing Date executed by the Borrowers.

(C)                                No Material Adverse Change.  Since December 31, 2003 there shall not have been any adverse change, or any development involving a prospective adverse change, in or affecting the general affairs, management, financial position, liabilities (contingent or otherwise), shareholders’ equity or results of operations of LVSI and its Subsidiaries, taken as a whole, or the Borrowers and their respective Subsidiaries, taken as a whole, which the Administrative Agent, in its reasonable judgment, deems material.

(D)                               Financial Statements.  The Lenders shall have received the consolidated and consolidating audited financial statements for LVSI for the period ended December 31, 2003 and the consolidated unaudited financial statements for the most recently available monthly and quarterly period for LVSI and for the Borrowers (in form and substance reasonably satisfactory to the Administrative Agent).

(E)                                 Deed of Trust; Mortgage Policies; Etc.  The Administrative Agent shall have received from the Borrowers:

(i)                     Deed of Trust.  Fully executed and notarized Deed of Trust, duly recorded in the appropriate filing or recording office in the jurisdiction in which each parcel of Mortgaged Property is located or evidence that such Deed of Trust has been irrevocably delivered to the Title Company for such recordation;

(ii)                  Title Insurance.  (a) A 1970 (amended October 17, 1970) ALTA mortgagee title insurance policy or policies (collectively, the “Mortgage Policy”) issued by the Title Company with respect to the Mortgaged Property in an amount not less than the maximum aggregate amount of the Commitments, in each case, insuring for the benefit of the Administrative Agent on behalf of the Secured Parties that the Deed of Trust creates a valid and enforceable First Priority deed of trust Lien on the Mortgaged Property, subject only to Permitted Liens, which Mortgage Policy (1) shall include an endorsement for mechanics’ liens, for future advances under this Agreement and for any other matters reasonably requested by the Administrative Agent and available in the state in which the Mortgaged Property is located and (2) shall provide for affirmative insurance and such reinsurance as the Administrative Agent may reasonably request, all of the foregoing in form and substance satisfactory to the Administrative Agent; and (b) evidence reasonably satisfactory to the Administrative Agent that the Borrowers have or have caused to be (i) delivered to the Title Company all certificates and affidavits required by the Title Company in connection with the issuance of the Mortgage Policy, (ii) paid to the Title Company or to the appropriate Governmental Instrumentalities all expenses and premiums of the Title Company in connection with the issuance of the Mortgage Policy and (iii) paid to the Title Company or the appropriate Governmental Instrumentalities all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Deed of Trust in the appropriate real estate records;

(iii)               A.L.T.A. Surveys.  The Administrative Agent shall have received an A.L.T.A. survey of the Site, the Phase II Mall Air Space, the portion of the Phase II Mall Air Space covered by the Walgreens Lease and the portion of the Phase II Mall Space subject to the Phase II Mall Lease, the Site Easements and the Phase II Mall Space Easements, satisfactory in form and substance to the Title Insurer and the Administrative Agent, reasonably current and certified to each such Person by a licensed surveyor satisfactory to each such Person, showing (a) as to the Site, the Phase II Mall Air Space, the Phase II Mall Air Parcel, the portion of the Phase II Mall Space covered by the Walgreens Lease, the exact location and dimensions thereof, including the location of all means of access thereto and all easements relating thereto and showing the perimeter within which all foundations are or are to be located; (b) as to the Site Easements and the Phase II Mall Space Easements, the exact location and dimensions thereof (to the extent such easements are described as covering specific portions of the Site and/or the Phase II Mall Space, as the case may be), including the location of all means of access thereto, and all improvements or other encroachments in or on the Site Easements and/or the Phase II Mall Space Easements, as the case may be; (c) the existing utility facilities servicing the Site and the Central Park West Site (including water, electricity, gas, telephone, sanitary sewer and storm water distribution and detention facilities); (d) unless covered by appropriate endorsements under the Title Insurance Policies, that there are no gaps, gores, projections, protrusions or other survey defects other than the Permitted Liens; (e) whether the Site, the Phase II Mall Space and the Central Park West Site or any portion thereof is located in a flood hazard zone; and (f) that there are no other matters that could reasonably be expected to be disclosed by a survey constituting a defect in title other than the Permitted Liens.

(iv)              Zoning.  The Administrative Agent shall have received (a) an opinion from counsel satisfactory to the Administrative Agent that the Phase II Project is zoned in a classification which will permit the construction and use thereof for all purposes intended, or (b) in lieu of item (a), (i) a certificate from the applicable Governmental Instrumentality with respect to the zoning of the Site that the Phase II Project is zoned in a classification which will permit the construction and use thereof for all purposes intended, (ii) the building permits and excavation permits issued prior to the Closing Date by such Governmental Instrumentality based upon the Plans and Specifications approved by it, and (iii) evidence reasonably satisfactory to the Administrative Agent that the Phase II Project, upon completion thereof in accordance with the Plans and Specifications approved by such Governmental Instrumentality, will comply with all applicable zoning, subdivision, condominium and building statutes, codes, ordinances, regulations, variances and special regulations.

(v)                 Subordination, Non-Disturbance and Attornment Agreements.  The Administrative Agent shall have received a Subordination, Non-Disturbance and Attornment Agreement, substantially in the form of Exhibit G-1, from all Persons holding a monetary Lien encumbering the real property covered by the Walgreens Lease and each tenant party to a lease set forth on Schedule 6.6; provided, however, the form of Subordination, Non-Disturbance and Attornment Agreement to be delivered by such tenant party may be in a different form if such form is otherwise reasonably acceptable to the Administrative Agent, or the Administrative Agent shall be satisfied that each such lease contains reasonably comparable (or better) terms as to subordination, attornment and non-disturbance with respect to its tenant as would be obtained were an agreement in the form of Exhibit G-1.

(vi)              Leasehold Mortgagee Protection.  The Administrative Agent shall have received an Estoppel Certificate, substantially in the form of Exhibit G-2 or otherwise acceptable to the Administrative Agent from each landlord (other than a Borrower) party to a lease set forth on Schedule 6.6 and the landlord under the Walgreens Lease, together with copies of notices which have been delivered to each landlord advising same of the existence of a leasehold mortgage on the leased premises subject to each such lease, satisfying the notice requirements of such lease, and in form and substance satisfactory to the Administrative Agent.  To the extent that any such lease does not include mortgagee protection provisions reasonably acceptable to the Administrative Agent, such Estoppel Certificate shall include such mortgagee protection provisions reasonably required by the Administrative Agent.

(vii)           Environmental Indemnity.  The Administrative Agent shall have received the Environmental Indemnity, dated as of the Closing Date, duly executed and delivered by an Authorized Officer of each Borrower, LCR, Venetian and LVSI.

(viii)        Correction of Environmental Conditions.  The Administrative Agent shall have received (i) a letter from Converse Consultants in form and substance reasonably satisfactory to the Administrative Agent, confirming that LVSI and Venetian have installed (and/or have caused Existing Facility tenants to install, as the case may be) appropriate secondary containment devices at each hazardous materials storage area located in the Existing Facilities, and (ii) from Converse Consultants, final versions of the two matrices provided in draft form to the Administrative Agent on June 7, 2004, in form and substance reasonably satisfactory to the Administrative Agent evidencing that (x) all previously identified issues of concern or recognized environmental conditions relating to hazardous materials storage have been corrected and (y) the matrices remain true, correct and complete to Converse Consultant’s knowledge without any further changes from the June 7, 2004 version.

(F)                                 Security Agreement.  The Administrative Agent shall have received, with counterparts for each Lender, the Security Agreement, each dated as of the Closing Date, duly executed and delivered by an Authorized Officer of each of the Borrowers.

(G)                                Security Interests in Personal and Mixed Property.  The Administrative Agent shall have received evidence reasonably satisfactory to it that the Borrowers shall have taken or caused to be taken all such actions, executed and delivered or caused to be executed and delivered all such agreements, documents and instruments, and made or caused to be made all such filings and recordings (other than the filing or recording of items described in clauses (iii) and (iv) below) that may be necessary or, in the reasonable opinion of the Administrative Agent, desirable in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a valid and (upon such filing and recording) perfected First Priority security interest in the Collateral.  Such actions shall include the following:

(i)                     Schedules to Collateral Documents.  Delivery to the Administrative Agent of accurate and complete schedules to all of the applicable Collateral Documents;

(ii)                  Instruments.  Delivery to the Administrative Agent of all promissory notes or other instruments (duly endorsed, where appropriate, in a manner satisfactory to the Administrative Agent) evidencing any Collateral;

(iii)               Lien Searches and UCC Termination Statements.  Delivery to the Administrative Agent of (a) the results of a recent search, by a Person reasonably satisfactory to the Administrative Agent, of all effective UCC financing statements and fixture filings and all judgment and tax lien filings which may have been made with respect to any personal or mixed property of either of the Borrowers, together with copies of all such filings disclosed by such search, and (b) UCC termination statements duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements or fixture filings disclosed in such search (other than any such financing statements or fixture filings in respect of Liens permitted to remain outstanding pursuant to the terms of this Agreement); and

(iv)              UCC Financing Statements and Fixture Filings.  Delivery to the Administrative Agent of UCC financing statements and, where appropriate, fixture filings and United States Patent and Trademark Office filings, duly executed by each of the Borrowers with respect to all personal and mixed property Collateral of such Person, for filing in all jurisdictions as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable to perfect the security interests created in such Collateral pursuant to the Collateral Documents, including those listed on Schedule 3.1G(iv).

(H)                               Assignment of Phase II Mall Sale Agreement.  The Administrative Agent shall have received the Assignment of Phase II Mall Sale Agreement, dated as of the Closing Date, duly executed and delivered by an Authorized Officer of Phase II Mall Subsidiary Holding.

(I)                                    Solvency Assurances.  On the Closing Date, the Lenders shall have received a Financial Condition Certificate from the Borrowers dated the Closing Date, substantially in the form of Exhibit E hereto and with appropriate attachments and otherwise reasonably satisfactory to the Administrative Agent, in each case demonstrating that, after giving effect to the transactions contemplated by this Agreement including the Borrowing of the full amount of Commitments as contemplated hereunder and the borrowing of the Phase II Mall Contribution, the Borrowers will be Solvent.

(J)                                   Opinions of Counsel to the Borrowers.  The Lenders and their respective counsel shall have received (i) originally executed copies of one or more favorable written opinions of Paul, Weiss, Rifkind, Wharton & Garrison, counsel for the Borrowers, and (ii) originally executed copies of one or more favorable written opinions of Lionel Sawyer & Collins, Nevada counsel for the Borrowers, each in form and substance reasonably satisfactory to the Administrative Agent and its counsel, dated as of the Closing Date and setting forth substantially the matters in the opinions designated in Exhibits F-1 and F-2 hereto, respectively, and as to such other matters as the Administrative Agent may reasonably request.  The Borrowers hereby acknowledge and confirm that they have requested such counsel to deliver such opinions to the Lenders.

(K)                               Consummation of Transactions.

(i)                     The Administrative Agent shall have received evidence satisfactory to it that all actions necessary to consummate the transactions contemplated hereby shall have been taken in accordance with all Legal Requirements.

(ii)                  The Borrowers shall have entered into the Phase II Mall Contribution Documents and Venetian shall have deposited the Phase II Mall Contribution into the Phase II Mall Equity Account (collectively, the “Transactions”) and the terms and documentation of the foregoing Transactions shall be reasonably satisfactory in all respects to the Arranger, the Administrative Agent and their respective counsel.

(L)                                 Fees.  The Borrowers shall have paid to Arranger, for distribution (as appropriate) to Agents and Lenders, the fees payable on the Closing Date referred to in subsection 2.3 and the expenses payable on the Closing Date referred to in subsection 9.2.

(M)                            Completion of Proceedings.  All corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found reasonably acceptable by the Arranger and the Administrative Agent, acting on behalf of Lenders, and their respective counsel shall be reasonably satisfactory in form and substance to the Arranger and the Administrative Agent and such counsel, and the

Administrative Agent and its counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.

(N)                               Service of Process.  The Administrative Agent shall have received a letter from Corporation Service Company, presently located at 80 State Street, Albany, New York 12207 or any other Person reasonably satisfactory to the Arranger consenting to its appointment by each Borrower in each case in form and substance acceptable to the Arranger, as each such Person’s agent to receive service of process in New York, New York.

(O)                               Litigation.  There shall be no actions, suits, proceedings, arbitrations or governmental investigations (whether or not purportedly on behalf of LVSI, Venetian, the Borrowers or any of their Subsidiaries) at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign (including any Environmental Claims) that are pending or, to the knowledge of the Borrowers, threatened against or affecting LVSI, Venetian or any of their Restricted Subsidiaries or the Borrowers or any property of the Borrowers that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

(P)                                 Real Estate Appraisal.  The Administrative Agent shall have received a FIRREA-compliant MAI Appraisal of all real property comprising Collateral from an independent real estate appraiser in form, scope, substance and amount reasonably satisfactory to the Administrative Agent and satisfying the requirements of any applicable laws and regulations, which such appraisal shall state a completion value of such real property Collateral of $525.0 million or more.

(Q)                               Insurance.  The Borrowers shall have insurance complying with the requirement of subsection 5.4B in place and in full force and effect, and the Administrative Agent shall have received (i) a certificate from the Borrowers’ insurance broker reasonably satisfactory to the Administrative Agent stating that such insurance is in place and in full force and effect and (ii) certified copies of all policies evidencing such insurance (or a binder, commitment or certificates signed by the insurer or a broker authorized to bind the insurer along with a commitment to issue the policies within 45 days after the Closing Date) naming the Administrative Agent on behalf of the Lenders as an additional insured or loss payee, as its interests may appear, and otherwise in form and substance reasonably satisfactory to the Administrative Agent.

(R)                                Phase II Mall Contribution Documents.  The Phase II Mall Contribution Documents shall have terms, including without limitation, maturity, interest rates, covenants and events of default in form and substance reasonably satisfactory to the Administrative Agent.  All such documentation shall be in full force and effect.

(S)                                 Phase II Mall SA Assignment Agreement.  The Phase II Mall Sale Agreement shall be assigned by LCR to Phase II Mall Subsidiary Holding (subject to certain defense rights which are to be shared by LCR and Phase II Mall Subsidiary Holding) in accordance with the Phase II Mall SA Assignment Agreement.  The Phase II Mall SA Assignment Agreement shall be in full force and effect.

(T)                                Disbursement Agreement.  The Administrative Agent and all other Persons party thereto shall have executed and delivered the Disbursement Agreement, and each of the conditions precedent to the Effective Date set forth in the Disbursement Agreement shall have been satisfied (or waived by the Administrative Agent and the Bank Administrative Agent).

Each Lender by execution and delivery of a signature page hereto on the Closing Date confirms that it is satisfied that each of the conditions set forth above in this subsection 3.1 has been satisfied provided that neither such confirmation nor any extension of credit hereunder shall preclude any Lender or the Administrative Agent from later asserting that (and enforcing any rights or remedies it may have if), any representation, warranty or certification made or deemed made by the Borrowers or any of their Affiliates in connection therewith was not true and accurate in all material respects when made.

3.2                                 Additional Conditions to Loans on or after the Closing Date.

The obligations of Lenders to make Loans on or after the Closing Date on any Funding Date are subject to the following further conditions precedent:

(A)                              Borrowing Request.  The Administrative Agent shall have received before that Funding Date, in accordance with the provisions of subsection 2.1B, an originally executed Borrowing Notice and, in accordance with the provisions of subsection 3.5.4 of the Disbursement Agreement, an originally executed Advance Request together with all attachments, exhibits and certificates required thereby, in each case signed by the chief executive officer, the chief financial officer or the treasurer of each Borrower or of the managing member of such Borrower or by any executive officer of such Borrower or managing member designated by any of the above-described officers on behalf of the Borrowers in a writing delivered to the Administrative Agent.  Each Borrowing Notice shall set forth whether the Loans being advanced pursuant thereto shall be Base Rate Loans or Eurodollar Rate Loans (and, if applicable, the initial Interest Period requested therefor).

(B)                                Representations and Warranties.  As of such Funding Date:

(i)                     The representations and warranties contained herein and in the other Loan Documents shall be true, correct and complete in all material respects on and as of that Funding Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true, correct and complete in all material respects on and as of such earlier date;

(ii)                  No event shall have occurred and be continuing or would result from the consummation of the Borrowing contemplated by such Borrowing Notice that would constitute an Event of Default or a Potential Event of Default;

(iii)               The Borrowers shall have performed in all material respects all agreements and satisfied all conditions which this Agreement and the Disbursement Agreement provides shall be performed or satisfied by it on or before that Funding Date;

(iv)              No order, judgment or decree of any court, arbitrator or Governmental Instrumentality shall purport to enjoin or restrain any Lender from making the Loans to be made by it on that Funding Date;

(v)                 The making of the Loans requested on such Funding Date shall not violate any law including, Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System; and

(vi)              There shall not be pending or, to the knowledge of the Borrowers, threatened, any action, suit, proceeding, governmental investigation or arbitration against or affecting the Borrowers, any of their Subsidiaries or any property of the Borrowers or their Subsidiaries that is required to be disclosed under, and has not been disclosed by the Borrowers in writing pursuant to, subsection 4.6 or 5.1(v) prior to the making of the last preceding Loans, and there shall have occurred no development not so disclosed in any such action, suit, proceeding, governmental investigation or arbitration so disclosed, that, in either event, in the reasonable opinion of the Administrative Agent, would have a Material Adverse Effect.

(C)                                Title Policy Endorsement.  The Administrative Agent shall have received an endorsement to the Title Policies in the form of a 122 CLTA Endorsement insuring the continuing First Priority of the Lien of the Deed of Trust (subject to Permitted Liens) as security for the requested Loans on the date such Loans are made and insuring that (i) as of the date of the initial Credit Extension or, if applicable, since the previous Credit Extension (if a subsequent Credit Extension), there has been no change in the condition of title unless permitted by the Loan Documents, and (ii) there are no intervening Liens or encumbrances (including inchoate mechanic’s liens) which may then or thereafter take priority over the Lien of the Deed of Trust (subject to Permitted Liens and such intervening liens or encumbrances securing amounts the payment of which are being disputed in good faith, so long as the Title Company has delivered to the Administrative Agent an endorsement or affirmative coverage to the Mortgage Policy reasonably satisfactory to the Administrative Agent assuring against loss to the Secured Parties due to the priority of such lien or encumbrance).

(D)                               Subdivision of the Site.  Until such time as Phase II Mall Air Parcel has been created and the Phase II Mall Lease has been terminated, the conditions in subsection 5.11(b) of the Disbursement Agreement shall be satisfied with respect to any separate parcels which have been subdivided since the last Borrowing.

(E)                                 Phase II Mall Recognition Agreement.  The Administrative Agent shall have received executed counterparts from GGP, LCR and the Borrowers of a recognition agreement with respect to the Phase II Mall Sale Agreement in form, scope and substance satisfactory to the Requisite Lenders (as the same may be amended, supplemented, amended and restated, or otherwise modified in accordance with the terms hereof, the “Phase II Mall Recognition Agreement”) and any supplements or amendments thereto, all of which shall have been duly authorized, executed and delivered by the parties thereto, and shall be certified by an Authorized Officer of each of the Borrowers and LCR as being true, complete and correct and in full force and effect.

4.                                       Borrowers’ Representations and Warranties.

In order to induce Lenders to enter into this Agreement and to make Credit Extensions, the Borrowers represent and warrant to each Lender that, on the Closing Date and on each Funding Date, each of the following statements and the representations and warranties set forth in the Disbursement Agreement are true, correct and complete.

4.1                                 Organization, Powers, Qualification, Good Standing, Business and Subsidiaries.

(A)                              Organization and Powers.  Each of the Borrowers is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as specified in Schedule 4.1A annexed hereto.  Each of the Borrowers has all requisite limited liability company power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents and the other Operative Documents to which it is a party and to carry out the transactions contemplated thereby.

(B)                                Qualification and Good Standing.  Each of the Borrowers is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have a Material Adverse Effect.

(C)                                Ownership of the Borrowers.  The equity interests in each of the Borrowers are duly authorized, validly issued and (if applicable) fully paid and nonassessable and, as of the Closing Date, none of such equity interests constitute Margin Stock.  Schedule 4.1C, as it may be supplemented from time to time, correctly sets forth the ownership of each Borrower.

(D)                               Subsidiaries.  Phase II Mall Subsidiary is a wholly owned Subsidiary of Phase II Mall Subsidiary Holding.  The equity interests of Phase II Mall Subsidiary are duly authorized, validly issued and (if applicable), fully paid and nonassessable and none of such equity interests constitutes Margin Stock.  Phase II Mall Subsidiary has no Subsidiaries.

(E)                                 Rights to Acquire Equity.  There are no options, warrants, convertible securities or other rights to acquire any equity interests in any Borrower or any of their Subsidiaries except for the rights of GGP under the Phase II Mall Sale Agreement and as otherwise set forth as Schedule 4.1E.

(F)                                 Conduct of Business.  The Borrowers and their Subsidiaries are engaged only in the businesses permitted to be engaged in pursuant to subsection 6.11.

4.2                                 Authorization of Borrowing, etc.

(A)                              Authorization of Documents.  The execution, delivery and performance of the Loan Documents and the Project Documents have been duly authorized by all necessary corporate action on the part of each of the Borrowers that is a party thereto.

(B)                                No Conflict.  The execution, delivery and performance by the Borrowers of the Loan Documents, the Project Documents and the Resort Complex Operative Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents, the Project Documents and the Resort Complex Operative Documents do not and will not (i) violate any provision of (a) any Legal Requirement applicable to the Borrowers or any of their Subsidiaries, (b) the operating agreements of the Borrowers or any of their Subsidiaries or (c) any order, judgment or decree of any Governmental Instrumentality binding on the Borrowers or any of their Subsidiaries, (ii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of the Borrowers or any of their Subsidiaries, (iii) result in or require the creation or imposition of any Lien upon any of the properties or assets of the Borrowers or any of their Subsidiaries (other than any Liens created under any of the Loan Documents in favor of the Administrative Agent on behalf of Lenders or which otherwise are Permitted Liens), or (iv) require any approval of any Person under any Contractual Obligation of the Borrowers or any of their Subsidiaries except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders and except for such violations, conflicts, approvals and consents the failure of which to obtain would not reasonably be expected to have a Material Adverse Effect.

(C)                                Governmental Consents.  Other than as set forth on Schedule 4.2C, the execution, delivery and performance by the Borrowers of the Loan Documents to which they are parties and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Instrumentality.

(D)                               Binding Obligation.  Each of the Loan Documents, the Project Documents and the Resort Complex Operative Documents to which either or both of the Borrowers are a party has been duly executed and delivered by the Borrowers and are the legally valid and binding obligation of the Borrowers, enforceable against them in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability, whether brought in a proceeding in equity or at law.

4.3                                 Financial Condition.

The Borrowers have heretofore delivered to Lenders, at Lenders’ request, the following financial statements and information:  (i) the audited consolidated and consolidating balance sheets of LVSI and its Subsidiaries as at each of December 31, 2001, December 31, 2002, and December 31, 2003, and the related consolidated and consolidating statements of income, stockholders’ equity and cash flows of LVSI, Venetian and their Subsidiaries for the Fiscal Year then ended, (ii) the unaudited consolidated and consolidating balance sheets of LVSI and its Subsidiaries as at March 31, 2004 and June 30, 2004, and the related unaudited consolidated and consolidating statements of income, stockholders’ equity and cash flows of LVSI and its Subsidiaries for each such three-month period then ended, (iii) the unaudited consolidated and consolidating balance sheets of LVSI and its Subsidiaries (other than Excluded Subsidiaries) as at June 30, 2004, and the related unaudited consolidated and consolidating statements of income, stockholders’ equity and cash flows of LVSI and its Subsidiaries (other than Excluded Subsidiaries) for the twelve months then ended, giving pro forma effect to the Refinancing, the

Transactions and the initial credit extensions (under the Bank Facilities Agreement) on the Closing Date (under and as defined in the Bank Facilities Agreement) and (iv) the unaudited consolidated and consolidating balance sheets of Phase II Mall Subsidiary Holding and Phase II Mall Subsidiary as at June 30, 2004, and the related unaudited consolidated and consolidating statements of income, stockholders’ equity and cash flows of Phase II Mall Subsidiary Holding and Phase II Mall Subsidiary.  All such statements (other than pro forma statements) were prepared in conformity with GAAP and fairly present, in all material respects, the financial position (on a consolidated and, where applicable, consolidating basis) of the entities described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated and, where applicable, consolidating basis) of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments.  As of the date hereof, except for obligations under the Operative Documents and the Phase II Mall Contribution Documents, the Borrowers do not (and will not following the funding of the initial Loans) have any Contingent Obligation, contingent liability or liability for taxes, long-term lease or forward or long-term commitment that is not reflected in the foregoing financial statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, financial condition or prospects of the Borrowers and their Subsidiaries taken as a whole.

4.4                                 No Material Adverse Change.

Since December 31, 2003, no event or change has occurred that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

4.5                                 Title to Properties; Liens; Real Property.

(A)                              Title to Properties; Liens.  The Borrowers and their Subsidiaries have (i) good marketable and insurable fee simple title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property) and (iii) good title to (in the case of all other personal property), all of their respective material properties and assets reflected in the financial statements referred to in subsection 4.3 or in the most recent financial statements delivered pursuant to subsection 5.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under subsection 6.6.  Except as permitted by this Agreement, all such properties and assets are held free and clear of Liens.

(B)                                Real Property.  As of the Closing Date, Schedule 4.5 annexed hereto contains a true, accurate and complete list of (i) all material real property owned by the Borrowers or any of their Subsidiaries and (ii) all material leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting real estate properties owned by the Borrowers or any of their Subsidiaries regardless of whether a Borrower or such Subsidiary is the landlord, tenant or subtenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment.  As of the Closing Date, each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and Borrowers do not have knowledge of any material default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Borrower, enforceable against such Borrower in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles except to the extent that the failure of such agreement to be in full force and effect could not reasonably be expected to have a Material Adverse Effect.

4.6                                 Litigation; Adverse Facts.

Except as set forth in Schedule 4.6, there are no actions, suits, proceedings, arbitrations or governmental investigations (whether or not purportedly on behalf of the Borrowers or any of their Subsidiaries) at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign (including any Environmental Claims) that are pending or, to the knowledge of the Borrowers, threatened against or affecting Borrowers or any of their Subsidiaries or any property of the Borrowers or any of their Subsidiaries and that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.  Neither the Borrowers nor any of their Subsidiaries (i) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect or (ii) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

4.7                                 Payment of Taxes.

Except to the extent permitted by subsection 5.3, all tax returns and reports of the Borrowers required to be filed by them have been timely filed, and all taxes shown on such tax returns to be due and payable and all material assessments, fees and other governmental charges upon the Borrowers and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable.  The Borrowers know of no proposed tax assessment against the Borrowers or any of their Subsidiaries which is not being actively contested by the Borrowers or such Subsidiary in good faith and by appropriate proceedings; provided that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

4.8                                 Performance of Agreements; Materially Adverse Agreements; Material Contracts.

(A)                              Neither the Borrowers nor any of their Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists that, with the giving of notice or the lapse of time or both, would constitute such a default, except where the consequences of such default or defaults, if any, would not reasonably be expected to have a Material Adverse Effect.

(B)                                Schedule 4.8 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date.  As of the Closing Date, all such Material Contracts are, to the knowledge of the Borrowers, in full force and effect and no material defaults currently exist thereunder.

4.9                                 Governmental Regulation.

Neither the Borrowers nor any of their Subsidiaries is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, or the Interstate Commerce Act or registration under the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness other than the Nevada Gaming Laws or which may otherwise render all or any portion of the Obligations unenforceable.  Incurrence of the Obligations under the Loan Documents complies with all applicable provisions of the Nevada Gaming Laws.

(A)                              Securities Activities.  Neither the Borrowers nor any of their Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock.

4.10                           Employee Benefit Plans.

(A)                              The Borrowers, each of their Subsidiaries and each of their respective ERISA Affiliates are in material compliance with all applicable provisions and requirements of ERISA and the regulations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan.  Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Code is so qualified.

(B)                                No ERISA Event has occurred or is reasonably expected to occur which has resulted or would be reasonably likely to result in a liability in the aggregate amount of $1,000,000 or more.

(C)                                Except to the extent required under Section 4980B of the Code, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of the Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates.

(D)                               As of the most recent valuation date for any Pension Plan, the amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), does not exceed $1,000,000.

(E)                                 As of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of the Borrowers, their Subsidiaries and their respective ERISA Affiliates for a complete withdrawal from such Multiemployer Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA, does not exceed $5,000,000.

4.11                           Certain Fees.

No broker’s or finder’s fee or commission will be payable with respect to this Agreement or any of the transactions contemplated hereby (other than fees payable to Agents and Lenders under subsection 2.3), and each Borrower hereby indemnifies the Lenders against, and agrees that it will hold the Lenders harmless from, any claim, demand or liability for any such broker’s or finder’s fees alleged to have been incurred in connection herewith or therewith and any expenses (including reasonable fees, expenses and disbursements of counsel) arising in connection with any such claim, demand or liability.

4.12                           Environmental Protection.

Except as set forth in Schedule 4.12 annexed hereto or as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect:

(i)                     neither the Borrowers nor any of their Subsidiaries nor any of their respective Facilities or operations relating to the Phase II Project, the Site or the Resort Complex are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to (a) any Environmental Law, (b) any Environmental Claim, or (c) any Hazardous Materials Activity;

(ii)                  neither the Borrowers nor any of their Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law;

(iii)               there are, and to the Borrowers’ knowledge, have been, no conditions, occurrences, or Hazardous Materials Activities on any of the Facilities which could reasonably be expected to form the basis of an Environmental Claim against the Borrowers or any of their Subsidiaries;

(iv)              neither the Borrowers nor any of their Subsidiaries nor, to the Borrowers’ knowledge, any predecessor of the Borrowers or any of their Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, and none of the Borrowers’ or any of their Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent; and

(v)                 compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws will not, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect.

Notwithstanding anything in this subsection 4.12 to the contrary, no event or condition has occurred or is occurring with respect to the Borrowers or any of their Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity, including any matter disclosed on Schedule 4.12 annexed hereto, which individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect.

4.13                           Employee Matters.

There is no strike or work stoppage in existence or threatened involving the Borrowers or their Subsidiaries that could reasonably be expected to have a Material Adverse Effect.

4.14                           Solvency.

Each of the Borrowers is and, upon the incurrence of the Phase II Mall Contribution and the Obligations by such Borrower on any date on which this representation is made, will be, Solvent.

4.15                           Matters Relating to Collateral.

(A)                              Creation, Perfection and Priority of Liens.  The execution and delivery of the Collateral Documents by the Borrowers, together with the actions taken on or prior to the Closing Date pursuant to subsection 3.1 are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties, as security for the Obligations, subject to the exceptions contained in the Security Agreement, a valid and perfected First Priority Lien on all of the Collateral, and all filings and other actions necessary to perfect and maintain the perfection and priority status of such Liens have been duly made or taken and remain full force and effect, other than the filing of any UCC financing statements delivered to the Administrative Agent for filing (but not yet filed), the recording of the Deed of Trust delivered to the Title Company for recording (but not yet recorded, and in connection with which a title commitment has been issued by the Title Company on the Closing Date) and the periodic filing of UCC continuation statements in respect of UCC financing statements filed by or on behalf of the Administrative Agent.  As of the Closing Date, no filing, recordation, re-filing or re-recording other than those listed on Schedule 4.2C is necessary to perfect and maintain the perfection of the interest, title or Liens of the Collateral Documents.

(B)                                Permits.  No authorization, approval or other action by, and no notice to or filing with, any Governmental Instrumentality is required for either (i) the pledge or grant by the Borrowers of the Liens purported to be created in favor of the Administrative Agent pursuant to any of the Collateral Documents or (ii) the exercise by the Administrative Agent of any rights or remedies in respect of any Collateral (whether specifically granted or created pursuant to any of the Collateral Documents or created or provided for by applicable law), except for filings or recordings contemplated by subsection 4.15A or as set forth in Schedule 4.15B.

(C)                                Absence of Third-Party Filings.  Except such as may have been filed in favor of the Administrative Agent as contemplated by subsection 4.15A or filed to perfect a Permitted Lien, no effective UCC financing statement, fixture filing or other instrument similar in effect covering all or any part of the Collateral is on file in any filing or recording office.

(D)                               Information Regarding Collateral.  All information supplied to the Administrative Agent and/or the Disbursement Agent by or on behalf of the Borrowers with respect to any of the Collateral (in each case taken as a whole with respect to any particular Collateral) is accurate and complete in all material respects.

4.16                           Construction Litigation.  The litigation arising out of the lawsuit filed by LVSI and Venetian against Bovis in the United States District Court for the District of Nevada and the countersuit filed by Bovis against LVSI and Venetian and any other outstanding lawsuit, action, claim or Lien arising out of or relating to the construction of the Existing Facility (the “Construction Litigation”), including any claim made or Lien filed by Bovis or any contractor or subcontractor or to the bonding company insuring over any Lien relating to or binding upon the Existing Facility or to Venetian, LVSI, or any of their Affiliates in connection therewith, and any judgment or settlement amount owed by the Borrowers to Bovis or any contractor or subcontractor or to the bonding company insuring over any such Lien as a result of the Construction Litigation (such amount, the “Additional Contingent Claims”) cannot reasonably be expected to have, when taken in the aggregate, a Material Adverse Effect.

4.17                           Accuracy of Information.

None of the factual information (other than projections and pro forma financial information as to which no representation is made under this subsection), taken as a whole, furnished by or on behalf of the Borrowers or any of the Bank Loan Parties in writing to the Arranger, the Administrative Agent or any Lender for inclusion in the confidential information memorandum delivered to the Lenders contains any untrue statement of a material fact or omitted to state any material fact necessary to make such information, taken as a whole, not misleading.

4.18                           Compliance with Laws.  The Borrowers and all other Persons on or occupying any Facilities are in compliance with the requirements of all applicable laws, rules, regulations and orders of any Governmental Instrumentality (including all Environmental Laws), other than such laws, rules, regulations and orders, the noncompliance with which could not reasonably be expected to cause, individually or in the aggregate, a Material Adverse Effect.

5.                                       Borrowers’ Affirmative Covenants.

The Borrowers covenant and agree with each Lender and each Agent that, until the Termination Date, the Borrowers shall perform all covenants set forth in this Section 5.

5.1                                 Financial Statements and Other Reports.

The Borrowers will maintain a system of accounting established and administered in accordance with sound business practices to permit preparation of financial statements in conformity with GAAP.  The Borrowers will deliver to the Administrative Agent (which will promptly deliver to the Lenders):

(i)                     Monthly Financials:  as soon as available and in any event within 30 days after the end of each month, (A) the consolidated and consolidating balance sheets of LVSI and its Subsidiaries as at the end of such month and the related consolidated and consolidating statements of income, stockholders’ equity and cash flows of LVSI and its Subsidiaries for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, to the extent prepared on a monthly basis, all in reasonable detail and certified by the chief financial officer of LVSI, on behalf of LVSI, that they fairly present, in all material respects, the financial condition of LVSI and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments and (B) the consolidated and consolidating balance sheets of Phase II Mall Subsidiary Holding and Phase II Mall Subsidiary as at the end of such month and the related consolidated and consolidating statements of income, stockholders’ equity and cash flows of Phase II Mall Subsidiary Holding and Phase II Mall Subsidiary for such month and for the period from the beginning of the then current Fiscal Year to the end of such month, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, to the extent prepared on a monthly basis, all in reasonable detail and certified by the chief financial officer of LVSI, on behalf of LVSI, Phase II Mall Subsidiary Holding and Phase II Mall Subsidiary, as applicable, that they fairly present, in all material respects, the financial condition of LVSI and its Subsidiaries and Phase II Mall Subsidiary Holdings and Phase II Mall Subsidiary, as applicable, as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments

(ii)                  Quarterly Financials:  as soon as available and in any event within 45 days after the end of each Fiscal Quarter,

(a)                                  the consolidated and consolidating balance sheets of LVSI and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated and consolidating statements of income, stockholders’ equity and cash flows of LVSI and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter), setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail and certified by the chief financial officer of LVSI, on behalf of LVSI, that they fairly present, in all material respects, the financial condition of LVSI and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments;

(b)                                 the consolidated balance sheets of LVSI and its Restricted Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flows of LVSI and its Restricted Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail and certified by the chief financial officer of LVSI, on behalf of LVSI, that they fairly present, in all material respects, the financial condition of LVSI and its Restricted Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments; and

(c)                                  the consolidated and consolidating balance sheets of Phase II Mall Subsidiary Holding and Phase II Mall Subsidiary as at the end of such Fiscal Quarter and the related consolidated and consolidating statements of income, stockholders’ equity and cash flows of Phase II Mall Subsidiary Holding and Phase II Mall Subsidiary for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter), setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year (if applicable), all in reasonable detail and certified by the chief financial officer of LVSI, on behalf of Phase II Mall Subsidiary Holding and Phase II Mall Subsidiary that they fairly present, in all material respects, the financial condition of Phase II Mall Subsidiary Holding and Phase II Mall Subsidiary as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

(iii)               Year-End Financials:  as soon as available and in any event within 90 days after the end of each Fiscal Year,

(a)                                  the consolidated and consolidating balance sheets of LVSI and its Subsidiaries as at the end of such Fiscal Year and the related consolidated and consolidating statements of income, stockholders’ equity and cash flows of LVSI and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, all in reasonable detail and certified by the chief financial officer of LVSI, on behalf of LVSI, that they fairly present, in all material respects, the financial condition of LVSI and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated;

(b)                                 the consolidated balance sheets of LVSI and its Restricted Subsidiaries as at the end of such Fiscal Year and the related consolidated and consolidating statements of income, stockholders’ equity and cash flows of LVSI and its Restricted Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, all in reasonable detail and certified by the chief financial officer of LVSI, on behalf of LVSI, that they fairly present, in all material respects, the financial condition of LVSI and its Restricted Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated;

(c)                                  the consolidated and consolidating balance sheets of Phase II Mall Subsidiary Holding and Phase II Mall Subsidiary as at the end of such Fiscal Year and the related consolidated and consolidating statements of income, stockholders’ equity and cash flows of Phase II Mall Subsidiary Holding and Phase II Mall Subsidiary for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, all in reasonable detail and certified by the chief financial officer of LVSI, on behalf of Phase II Mall Subsidiary Holding and Phase II Mall Subsidiary that they fairly present, in all material respects, the financial condition of Phase II Mall Subsidiary Holding and Phase II Mall Subsidiary as at the dates indicated and the results of their operations and their cash flows for the periods indicated; and

(d)                                 in the case of such consolidated financial statements specified in clause (a) above, a report thereon of PriceWaterhouseCoopers or other independent certified public accountants of recognized national standing selected by LVSI and the Borrowers and reasonably satisfactory to the Administrative Agent, which report shall be unqualified as to scope of audit, shall express no doubts about the ability of the Persons covered thereby to continue as a going concern, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of LVSI and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards;

(iv)              Officers’ Certificates:  as soon as available and in any event within 45 days after the end of each Fiscal Quarter, an Officers’ Certificate of each of the Borrowers stating that the signers, on behalf of the Borrowers, have reviewed the terms of this Agreement and have made, or caused to be made under their supervision, a review in reasonable detail of the transactions and condition of the Borrowers and its Subsidiaries during the previous Fiscal Quarter and that such review has not disclosed the existence during or at the end of such Fiscal Quarter, and that the signers do not have knowledge of the existence as at the date of such Officers’ Certificate, of any condition or event that constitutes an Event of Default or Potential Event of Default, or, if any such condition or event existed or exists, specifying the nature and period of existence thereof and what action the Borrower has taken, is taking and proposes to take with respect thereto;

(v)                 SEC Filings, Press Releases and Other Financial Reports:  promptly upon their becoming available, copies of (a) all financial statements, reports, notices and proxy statements sent or made available generally by LVSI, Venetian or any of their Subsidiaries to their security holders, (b) all regular and periodic reports and all registration statements (other than on Form S-8 or a similar form) and prospectuses, if any, filed by LVSI, Venetian or any of their Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any Governmental Instrumentality, (c) all press releases and other statements made available generally by LVSI, Venetian and any of their Restricted Subsidiaries to the public concerning material developments in the business of LVSI, Venetian and their Subsidiaries and (d) to the extent prepared, any financial statements and reports concerning any Subsidiaries of LVSI and Venetian not delivered pursuant to clauses (i), (ii) or (iii) above;

(vi)              Events of Default, etc.:  promptly upon any officer of the Borrowers obtaining knowledge (a) of any condition or event that constitutes an Event of Default or Potential Event of Default, or becoming aware that any Lender has given any notice (other than to the Administrative Agent) or taken any other action with respect to a claimed Event of Default or Potential Event of Default, (b) that any Person has given any notice to the Borrowers or taken any other action with respect to a claimed default or event or condition of the type referred to in subsection 7.2, (c) of any condition or event that would be required to be disclosed in a current report filed with the Securities and Exchange Commission on Form 8-K (Items 1, 2, 4, 5 and 6 of such Form as in effect on the Closing Date) if the Borrowers were required to file such reports under the Exchange Act, or (d) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, an Officers’ Certificate specifying the nature and period of existence of such condition, event or change, or specifying the notice given or action taken by any such Person and the nature of such claimed Event of Default, Potential Event of Default, default, event or condition, and what action Borrowers have taken, are taking and propose to take with respect thereto;

(vii)           Litigation or Other Proceedings:  (a) promptly upon any officer of the Borrowers obtaining knowledge of (X) the non-frivolous institution of, or threat of, any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration against or affecting the Borrowers and their Subsidiaries, or any property of the Borrowers and their Subsidiaries (collectively, “Proceedings”) not previously disclosed in writing by the Borrowers to Lenders or (Y) any material development in any Proceeding that, in any case:

(1)                                  has a reasonable possibility of giving rise to a Material Adverse Effect; or

(2)                                  seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby;

written notice thereof together with such other information as may be reasonably available to the Borrowers to enable Lenders and their counsel to evaluate such matters; and (b) within twenty days after the end of each Fiscal Quarter, a schedule of all Proceedings involving an alleged liability of, or claims against or affecting, the Borrowers or any of their Subsidiaries equal to or greater than $5,000,000, and promptly after request by the Administrative Agent such other information as may be reasonably requested by the Administrative Agent to enable Administrative Agent and its counsel to evaluate any of such Proceedings;

(viii)        ERISA Events:  promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Borrowers or any of their respective ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto;

(ix)                ERISA Notices:  with reasonable promptness, copies of (a) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Borrowers, any of their Subsidiaries or any of their respective ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (b) all notices received by the Borrowers or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (c) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan as Administrative Agent shall reasonably request;

(x)                   Insurance:  as soon as practicable and in any event by the last day of each Fiscal Year, a report in form and substance reasonably satisfactory to the Administrative Agent outlining all material insurance coverage maintained as of the date of such report by the Borrowers and all material insurance coverage planned to be maintained by the Borrowers in the immediately succeeding Fiscal Year;

(xi)                Board of Directors:  with reasonable promptness, written notice of any change in the members of the Board of Directors of the Borrower;

(xii)             New Subsidiaries:  promptly upon any Person becoming a Subsidiary of either of the Borrowers, a written notice setting forth with respect to such Person (a) the date on which such Person became a Subsidiary of either of the Borrowers and (b) all of the data required to be set forth in Schedule 4.1D with respect to all Subsidiaries of either of the Borrowers;

(xiii)          Material Contracts:  promptly, and in any event within ten Business Days after any Material Contract of the Borrowers or any of their Subsidiaries is terminated or amended in a manner that is materially adverse to the Borrowers or any of their Subsidiaries or any new Material Contract is entered into, or upon becoming aware of any material default by any party under a Material Contract, a written statement describing such event with copies of such material amendments or new contracts, and an explanation of any actions being taken with respect thereto;

(xiv)         UCC Search Report:  As promptly as practicable after the date of delivery to the Administrative Agent of any UCC financing statement delivered by any future Subsidiary pursuant to subsection 5.11, copies of completed UCC searches evidencing the proper filing, recording and indexing of all such UCC financing statements and listing all other effective financing statements that name such Subsidiary as debtor, together with copies of all such other financing statements not previously delivered to the Administrative Agent by or on behalf of such Subsidiary;

(xv)            Exception Reports:  promptly upon receipt, copies of all exception reports provided to LVSI and/or Venetian by the Nevada Gaming Authorities and the equivalent authorities in Macau or any other relevant jurisdiction; and

(xvi)         Other Information:  with reasonable promptness, such other information and data with respect to the Borrowers or any of their Subsidiaries as from time to time may otherwise be reasonably requested by the Administrative Agent or any Lender.

5.2                                 Corporate Existence, etc.

The Borrowers will, and will cause each of their Subsidiaries to, at all times preserve and keep in full force and effect their corporate or limited liability company existence and all rights and franchises material to its business; provided, however, that the Borrowers and their Subsidiaries may merge or consolidate as permitted pursuant to subsection 6.6 of this Agreement and provided, further, that no Borrower nor any such Subsidiary shall be required to preserve any such right or franchise if the Board of Directors of the applicable Borrower or Subsidiary (or the managing member thereof, if applicable) shall determine (and shall so notify the Administrative Agent), that the preservation thereof is no longer desirable in the conduct of the business of such Borrower or Subsidiary, as the case may be, and that the loss thereof is not disadvantageous in any material respect to the Borrowers and their Subsidiaries or the Lenders.

5.3                                 Payment of Taxes and Claims; Tax Consolidation.

(A)                              The Borrowers will, and will cause each of their Subsidiaries to, pay all material Taxes, assessments and other governmental charges imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty accrues thereon, and all material claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such charge or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (1) (a) the amount required in order to pay such charge or claim is included in the Project Budget as a Line Item and (b) the Borrowers are in compliance with Section 5.5 of the Disbursement Agreement and (2) in the case of a charge or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such charge or claim and the Borrowers have demonstrated to the Administrative Agent in its sole determination that such Lien can and will be removed prior to the anticipated Phase II Mall Release Date.

(B)                                The Borrowers will not, nor will they permit any of their Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than LVSI, Venetian or any of their Subsidiaries) unless the Borrowers and their Subsidiaries shall have entered into, a tax sharing agreement with such Person, in form and substance satisfactory to the Administrative Agent.

(C)                                If and to the extent that LVSI, Venetian or any Restricted Subsidiary makes a payment or distribution to any direct or indirect shareholder or member other than LVSI, Venetian or any Restricted Subsidiary with respect to Taxes that are attributable to the income of either of the Borrowers or any of their Subsidiaries (including in connection with the Phase II Mall Sale) (“Phase II Mall Borrower Taxes”), then the Borrowers shall be entitled to reimburse LVSI, Venetian or such Restricted Subsidiary for such Phase II Mall Borrower Taxes.

5.4                                 Maintenance of Properties; Insurance; Application of Net Loss Proceeds.

(A)                              Maintenance of Properties.  The Borrowers will, and will cause each of their Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of the Borrowers and their Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof except to the extent that the Borrowers determine in good faith not to maintain, repair, renew or replace such property if such property is no longer desirable in the conduct of their business and the failure to do so is not disadvantageous in any material respect to the Borrowers and their Subsidiaries or the Lenders.  Upon Substantial Completion, the Borrowers will operate the Phase II Mall at standards of operation at least equivalent to the standards of operation of the shopping mall in the Existing Facility on the Closing Date.

(B)                                Insurance.  The Borrowers will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of the Borrowers and their Subsidiaries as may from time to time customarily be carried or maintained under similar circumstances by entities of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for entities similarly situated in the industry; provided, however, that the insurance coverage (including the types, terms, conditions, amounts and deductibles) described in Exhibit K (or the Cooperation Agreement after the amendment thereof contemplated by Section 3.4.3 of the Disbursement Agreement) shall be deemed satisfactory to fulfill the requirements of this sentence; and further provided, however, the Borrowers may be insured under policies obtained by LCR for the Phase II Project.  The Borrowers will maintain or cause to be maintained (or insured under policies obtained by LCR for the Phase II Project) with regard to the Phase II Mall prior to the amendment to the Cooperation Agreement contemplated by Section 3.4.3 of the Disbursement Agreement, the insurance coverages set forth on Exhibit K and, after such amendment to the Cooperation Agreement, the insurance coverage required to be maintained under the Cooperation Agreement, such insurance coverage to be provided by such insurance provider, in such amounts with such deductibles and covering such risks as are at all times required under the Cooperation Agreement and to include, if the Mortgaged Property is located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards, flood insurance in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System; provided that, notwithstanding the provisions of the Cooperation Agreement, the Borrowers will use commercially reasonable efforts to acquire and maintain or cause to be maintained (or to be insured under policies obtained by LCR for the Phase II Project), to the extent available at commercially reasonable rates, after the amendment to the Cooperation Agreement, excess liability insurance that specifically does not exclude terrorism for losses that exceed $45,000,000 per event at the Phase II Project (it being understood that neither the Borrowers nor LCR have, and are not required to have, such insurance on the Closing Date).  Notwithstanding anything to the contrary contained herein, the parties agree that the insurance requirements with respect to each of the Existing Facility and the Phase II Project in the aforementioned amendment to the Cooperation Agreement will be substantially similar to those set forth for the Existing Facility in the Cooperation Agreement as of the date hereof.

(C)                                Application of Net Loss Proceeds.  The Borrowers shall (i) subject to the terms of the Disbursement Agreement, apply Net Loss Proceeds to restore, replace or rebuild the Phase II Mall in accordance with the Cooperation Agreement and (ii) apply any Net Loss Proceeds not applied as provided in clause (i) to prepay the Loans in accordance with subsection 2.4A(iii) hereof.  The Administrative Agent shall, and Borrowers hereby authorize Administrative Agent to, apply such Net Loss Proceeds to prepay the Loans as provided in subsection 2.4A(iii).

5.5                                 Inspection; Lender Meeting.

(A)                              Inspection Rights.  The Borrowers shall, and shall cause each of their Subsidiaries to, permit any authorized representative designated by any Lender to visit and inspect any of the properties of the Borrowers and their Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, if requested by the Administrative Agent (provided that any designated representatives of the Borrowers may, if they so choose, be present at or participate in any such discussion), all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested.

(B)                                Lender Meeting.  The Borrowers will, upon the request of the Administrative Agent or Requisite Lenders, participate in a meeting of the Administrative Agent and the Lenders once during each Fiscal Year to be held at Borrowers’ corporate offices (or at such other location as may be agreed to by the Borrowers and the Administrative Agent) at such time as may be agreed to by the Borrowers and the Administrative Agent.

5.6                                 Compliance with Laws, etc.; Permits.

(A)                              The Borrowers shall and shall cause each of their Subsidiaries and all other Persons on or occupying any Facilities to, comply with the requirements of all applicable laws, rules, regulations and orders of any Governmental Instrumentality (including all Environmental Laws), noncompliance with which could reasonably be expected to cause, individually or in the aggregate, a Material Adverse Effect.

(B)                                The Borrowers shall, and shall cause each of their Subsidiaries to, from time to time obtain, maintain, retain, observe, keep in full force and effect and comply in all material respects with the terms, conditions and provisions of all Permits as shall now or hereafter be necessary under applicable laws except any thereof the noncompliance with which could not reasonably be expected to have a Material Adverse Effect.

(C)                                If required under applicable securities laws, the Borrowers will promptly, and, if so required, in any event within 20 days following the Closing Date, file this Agreement with the Securities and Exchange Commission in accordance with applicable securities laws and the Borrowers will file all amendments hereto and waivers hereof with the Borrowers’ periodic securities filings.

5.7                                 Environmental Covenant.

(A)                              Environmental Review and Investigation.  The Borrowers agree that the Administrative Agent may, from time to time and in its reasonable discretion, (i) retain, at Borrowers’ expense, an independent professional consultant to review any environmental audits, investigations, analyses and reports relating to Hazardous Materials in respect of the Site and the Phase II Project prepared by or for Borrowers and (ii) conduct their own investigation of any Facility; provided that, in the case of any Facility no longer owned, leased, operated or used by the Borrowers or any of their Subsidiaries, the Borrowers shall only be obligated to use their best efforts to obtain permission for the Administrative Agent’s professional consultant to conduct an investigation of such Facility.  For purposes of conducting such a review and/or investigation, the Borrowers hereby grant to the Administrative Agent and their respective agents, employees, consultants and contractors the right to enter into or onto any Facilities currently owned, leased, operated or used by the Borrowers or any of their Subsidiaries and to perform such tests on such property (including taking samples of soil, groundwater and suspected asbestos-containing materials) as are reasonably necessary in connection therewith.  Any such investigation of any Facility shall be conducted, unless otherwise agreed to by the Borrowers or the Administrative Agent, during normal business hours and, to the extent reasonably practicable, shall be conducted so as not to interfere with the ongoing operations at such Facility or to cause any damage or loss to any property at such Facility.  The Borrowers and the Administrative Agent hereby acknowledge and agree that any report of any investigation conducted at the request of the Administrative Agent pursuant to this subsection 5.7A will be obtained and shall be used by the Administrative Agent and Lenders for the purposes of Lenders’ internal credit decisions, to monitor and police the Loans and to protect Lenders’ security interests created by the Loan Documents.  The Administrative Agent agrees to deliver a copy of any such report to the Borrowers with the understanding that the Borrowers acknowledge and agree that (x) they will indemnify and hold harmless the Administrative Agent and each Lender from any costs, losses or liabilities relating to the Borrowers’ use of or reliance on such report, (y) neither the Administrative Agent nor any Lender makes any representation or warranty with respect to such report, and (z) by delivering such report to the Borrowers, neither the Administrative Agent nor any Lender is requiring or recommending the implementation of any suggestions or recommendations contained in such report.

(B)                                Environmental Disclosure.  The Borrowers will deliver to the Administrative Agent and Lenders:

(i)                     Environmental Audits and Reports.  As soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of the Borrowers or any of their Subsidiaries or by independent consultants, Governmental Instrumentalities or any other Persons, with respect to significant environmental matters at any Facility or with respect to any Environmental Claims;

(ii)                  Notice of Certain Releases, Remedial Actions, Etc.  Promptly upon the occurrence thereof, written notice describing in reasonable detail (a) any Release required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws, (b) any remedial action taken by the Borrowers or any other Person in response to (1) any Hazardous Materials Activities the existence of which has a reasonable possibility of resulting in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect or (2) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of resulting in a Material Adverse Effect.

(iii)               Written Communications Regarding Environmental Claims, Releases, Etc.  As soon as practicable following the sending or receipt thereof by the Borrowers or any of their Subsidiaries, a copy of any and all written communications with respect to (a) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect, (b) any Release required to be reported to any federal, state or local governmental or regulatory agency, and (c) any request for information from any governmental agency that suggests such agency is investigating whether Borrowers or any of their Subsidiaries may be potentially responsible for any Hazardous Materials Activity.

(iv)              Notice of Certain Proposed Actions Having Environmental Impact.  Prompt written notice describing in reasonable detail (a) any proposed acquisition of stock, assets, or property by the Borrowers or any of their Subsidiaries that could reasonably be expected to (1) expose Borrowers or any of their Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (2) affect the ability of the Borrowers or any of their Subsidiaries to maintain full force and effect all material Permits required under any Environmental Laws for their respective operations and (b) any proposed action to be taken by the Borrowers or any of their Subsidiaries to modify current operations in a manner that could reasonably be expected to subject the Borrowers or any of their Subsidiaries to any material additional obligations or requirements under any Environmental Laws that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(v)                 Other Information.  With reasonable promptness, such other documents and information as from time to time may be reasonably requested by the Administrative Agent in relation to any matters disclosed pursuant to this subsection 5.7.

(C)                                Borrowers’ Actions Regarding Environmental Laws.

(i)                     Remedial Actions Relating to Hazardous Materials Activities.  The Borrowers shall promptly undertake, and shall cause each of their Subsidiaries promptly to undertake, any and all investigations, studies, sampling, testing, abatement, cleanup, removal, remediation or other response actions necessary to remove, remediate, clean up or abate any Hazardous Materials Activity on, under or about any Facility that is in violation of any Environmental Laws or that presents a material risk of giving rise to an Environmental Claim.  In the event the Borrowers or any of their Subsidiaries undertake any such action with respect to any Hazardous Materials, the Borrowers or such Subsidiary shall conduct and complete such action in compliance with all applicable Environmental Laws and in accordance with the policies, orders and directives of all Governmental Instrumentalities except when, and only to the extent that, the Borrowers’ or such Subsidiary’s liability with respect to such Hazardous Materials Activity is being contested in good faith by the Borrowers or such Subsidiary.

(ii)                  Actions with Respect to Environmental Claims and Violations of Environmental Laws.  The Borrowers shall promptly take, and shall cause each of their Subsidiaries promptly to take, any and all actions necessary to (a) cure any material violation of applicable Environmental Laws by the Borrowers or their Subsidiaries and (b) make an appropriate response to any Environmental Claim against Borrowers or any of their Subsidiaries and discharge any obligations it may have to any Person thereunder.

5.8                                 Compliance with Material Contracts.

The Borrowers shall, and shall cause each of their Subsidiaries to, comply, duly and promptly, in all material respects with its and their respective obligations and enforce all of its and their respective rights under all Material Contracts and all Operative Documents except where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

5.9                                 Discharge of Liens.

(A)                              Removal by the Borrowers.  In the event that, notwithstanding the covenants contained in subsection 6.2, a Lien which is not a Permitted Lien (other than a Phase II Mall Title Defect) may encumber any Collateral or any portion thereof, the Borrowers shall promptly discharge or cause to be discharged by payment to the lienor or Lien claimant or promptly secure removal by bonding or deposit with the county clerk or otherwise or, at the Administrative Agent’s option, and if obtainable promptly obtain title insurance against, any such Lien or mechanics’ or materialmen’s claims of Lien filed or otherwise asserted against such Collateral or any portion thereof within 60 days after the date of notice thereof; provided that, compliance with the provisions of this subsection 5.9 shall not be deemed to constitute a waiver of the provisions of subsection 6.2.  The Borrowers shall exhibit to the Administrative Agent upon request all receipts or other satisfactory evidence of payment, bonding, deposit of taxes, assessments, Liens or any other item which may cause any such Lien to be filed against any Collateral.  Each Borrower and each of its Subsidiaries shall fully preserve the Lien and the priority of each Collateral Document without cost or expense to the Administrative Agent or the Lenders.

(B)                                Removal by the Agent.  If any Borrower or any of its Subsidiaries fails to promptly discharge, remove or bond off any such Lien or mechanics’ or materialmen’s claim of Lien as described above, which is not being contested by either Borrower or any of its Subsidiaries in good faith by appropriate proceedings promptly instituted and diligently conducted, within 30 days after the receipt of notice thereof, then the Administrative Agent may, but shall not be required to, procure the release and discharge of such Lien, mechanics’ or materialmen’s claim of Lien and any judgment or decree thereon, and in furtherance thereof may, in its sole discretion, effect any settlement or compromise with the lienor or Lien claimant or post any bond or furnish any security or indemnity as the Administrative Agent, in its sole discretion, may elect.  In settling, compromising or arranging for the discharge of any Liens under this subsection, the Administrative Agent shall not be required to establish or confirm the validity or amount of the Lien.  The Borrowers agree that all costs and expenses expended or otherwise incurred pursuant to this subsection 5.9 (including reasonable attorneys’ fees and disbursements) by the Administrative Agent shall be paid by the Borrowers in accordance with the terms hereof.

5.10                           Further Assurances.

(A)                              Assurances.  Without expense or cost to the Administrative Agent or the Lenders, each Borrower shall from time to time hereafter, execute, acknowledge, file, record, do and deliver all and any further acts, deeds, conveyances, mortgages, deeds of trust, deeds to secure debt, security agreements, hypothecations, pledges, charges, assignments, financing statements and continuations thereof, notices of assignment, transfers, certificates, assurances and other instruments as the Administrative Agent may from time to time reasonably require in order to carry out more effectively the purposes of this Agreement or the other Loan Documents, including to subject any items of Collateral, intended to now or hereafter be covered, to the Liens created by the Collateral Documents, to perfect and maintain such Liens, and to assure, convey, assign, transfer and confirm unto the Administrative Agent the property and rights hereby conveyed and assigned or intended to now or hereafter be conveyed or assigned or which either of the Borrowers may be or may hereafter become bound to convey or to assign to the Administrative Agent for carrying out the intention of or facilitating the performance of the terms of this Agreement, or any other Loan Documents or for filing, registering or recording this Agreement or any other Loan Documents.  Promptly upon a reasonable request each Borrower shall execute and deliver, and hereby authorizes the Administrative Agent to execute and file in the name of such Borrower, to the extent the Administrative Agent may lawfully do so, one or more financing statements, chattel mortgages or comparable security instruments to evidence more effectively the Liens of the Collateral Documents upon the Collateral.

(B)                                Filing and Recording Obligations.  The Borrowers shall pay or cause to be paid all filing, registration and recording fees and all expenses incident to the execution and acknowledgment of the Deeds of Trust or any other Loan Document, including any instrument of further assurance described in subsection 5.10A, and shall pay or cause to be paid all mortgage recording taxes, transfer taxes, general intangibles taxes and governmental stamp and other taxes, duties, imposts, assessments and charges arising out of or in connection with the execution, delivery, filing, recording or registration of any Collateral Document or any other Loan Document, the COREA, the Cooperation Agreement (or any amendments thereto) or any leases or subleases entered into in connection with the Phase II Project (except to the extent already recorded) or memoranda thereof, including any instrument of further assurance described in subsection 5.10A, or by reason of its interest in, or measured by amounts payable under, the Notes, any Collateral Document or any other Loan Document, including any instrument of further assurance described in subsection 5.10A, and shall pay all stamp taxes and other taxes required to be paid on the Notes or any other Loan Document, but excluding in the case of each Lender and the Administrative Agent, Taxes imposed on its income by a jurisdiction under the laws of which it is organized or in which its principal executive office is located or in which its applicable lender office for funding or booking its Loans hereunder is located.  If either Borrower fails to make or cause to be made any of the payments described in the preceding sentence within 15 days after notice thereof from the Administrative Agent (or such shorter period as is necessary to protect the loss of or diminution in value of any Collateral by reason of tax foreclosure or otherwise, as determined by the Administrative Agent, in its sole discretion) accompanied by documentation verifying the nature and amount of such payments, the Administrative Agent may (but shall not be obligated to) pay the amount due and the Borrowers shall reimburse all amounts in accordance with the terms hereof.

(C)                                Costs of Defending and Upholding the Lien.  The Administrative Agent may, upon at least five days’ prior notice to the Borrowers, (i) appear in and defend any action or proceeding, in the name and on behalf of the Administrative Agent or the Lenders in which the Administrative Agent or any Lender is named or which the Administrative Agent in its sole discretion determines is reasonably likely to materially adversely affect the Mortgaged Property, any other Collateral, any Collateral Document, the Lien thereof or any other Loan Document and (ii) institute any action or proceeding which the Administrative Agent reasonably determines should be instituted to protect the interest or rights of the Administrative Agent and the Lenders in the Mortgaged Property or other Collateral or under any Loan Document.  The Borrowers agree that all reasonable costs and expenses expended or otherwise incurred pursuant to this subsection (including reasonable attorneys’ fees and disbursements) by the Administrative Agent shall be paid by the Borrowers or reimbursed to the Administrative Agent, as the case may be, promptly after demand.

(D)                               Costs of Enforcement.  The Borrowers agree to bear and shall pay or reimburse the Administrative Agent and the Lenders in accordance with the terms of subsection 9.2 for all reasonable sums, costs and expenses incurred by the Administrative Agent and the Lenders (including reasonable attorneys’ fees and the expenses and fees of any receiver or similar official) of or incidental to the collection of any of the Obligations, any foreclosure (or transfer in lieu of foreclosure) of this Agreement, any Collateral Document or any other Loan Document or any sale of all or any portion of the Mortgaged Property or all or any portion of the other Collateral.

5.11                           Future Subsidiaries.

(A)                              Execution of Collateral Documents.  In the event that any Person becomes a Subsidiary on or after the Closing Date, the Borrowers will promptly notify Administrative Agent of that fact and cause such Subsidiary to execute and deliver to the Administrative Agent a supplement to the Security Agreement and to take all such further actions and execute all such further documents and instruments as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a valid and perfected First Priority Lien on all of the personal and mixed property assets of such Subsidiary which constitute Collateral.  The Borrowers shall deliver to the Administrative Agent together with such Loan Documents all such further documents and instruments and take such further action necessary to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a valid and perfected First Priority security interest on any real property assets of such Subsidiary which constitute Collateral, as the Administrative Agent may reasonably request from time to time.

(B)                                Subsidiary Charter Documents, Legal Opinions, Etc.  The Borrowers shall deliver to the Administrative Agent, together with such Loan Documents, (i) certified copies of such Subsidiary’s Certificate or Articles of Incorporation or equivalent limited liability company documents, together with a good standing certificate from the Secretary of State of the jurisdiction of its incorporation and each other state in which such Person is qualified as a foreign corporation to do business and, to the extent generally available, a certificate or other evidence of good standing as to payment of any applicable franchise or similar taxes from the appropriate taxing authority of each of such jurisdictions, each to be dated a recent date prior to their delivery to the Administrative Agent, (ii) a copy of such Subsidiary’s Bylaws, certified by its corporate secretary or an assistant secretary (or their equivalent) as of a recent date prior to their delivery to the Administrative Agent, (iii) a certificate executed by the secretary or an assistant secretary of such Subsidiary as to (a) the fact that the attached resolutions of the Board of Directors or managing member of such Subsidiary approving and authorizing the execution, delivery and performance of such Loan Documents are in full force and effect and have not been modified or amended and (b) the incumbency and signatures of the officers of such Subsidiary executing such Loan Documents, and (iv) a favorable opinion of counsel to such Subsidiary, in form and substance reasonably satisfactory to the Administrative Agent and its counsel, as to (a) the due organization and good standing of such Subsidiary, (b) the due authorization, execution and delivery by such Subsidiary of such Loan Documents, (c) the enforceability of such Loan Documents against such Subsidiary, (d) such other matters (including matters relating to the creation and perfection of Liens in any Collateral pursuant to such Loan Documents) as Administrative Agent may reasonably request, all of the foregoing to be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.

5.12                           Interest Rate Protection.  No later than 90 days following the Closing Date the Borrowers shall enter into one or more Rate Protection Agreements for the remaining life to maturity of the Loans, and otherwise in form and substance reasonably satisfactory to the Administrative Agent, with respect to the notional amount of the Loans such that not less than 50% of the Loans outstanding at any time are subject to such interest rate protection agreements.  On the date that the Rate Protection Agreements are entered into, an Authorized Officer of the Borrowers shall deliver duly executed counterparts of the Assignment of Rate Protection Agreement.

5.13                           Phase II Mall Recognition Agreement.  On or prior to January 29, 2005 (time being of the essence), the Administrative Agent shall have received executed counterparts from GGP, LCR and the Borrowers of the Phase II Mall Recognition Agreement and any supplements or amendments thereto, all of which shall have been duly authorized, executed and delivered by the parties thereto, and shall be certified by an Authorized Officer of each of the Borrowers and LCR as being true, complete and correct and in full force and effect.

6.                                       Borrowers’ Negative Covenants.

The Borrowers covenant and agree with each Lender and each Agent that until the Termination Date, the Borrowers shall perform all of the covenants set forth in this Section 6.

6.1                                 Indebtedness.

The Borrowers shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:

(i)                     Indebtedness in respect of the Obligations;

(ii)                  Indebtedness existing on the Closing Date and set forth on Schedule 6.1; provided that interest on such Indebtedness shall accrue until the maturity date thereof, the scheduled maturity of such Indebtedness shall not be prior to six (6) months after the Maturity Date and the terms of subordination of such Indebtedness shall be reasonably acceptable to the Administrative Agent;

(iii)               the Borrowers and their Subsidiaries may become and remain liable with respect to Contingent Obligations permitted by subsection 6.4 and upon any matured obligations actually arising pursuant thereto, the Indebtedness corresponding to the Contingent Obligations so extinguished;

(iv)              the Borrowers may become and remain liable with respect to the Phase II Mall Contribution in the initial amount of $25,371,098 and as such amount may be increased from time to time in order for the Borrowers to perform their obligation under Section 5.5 of the Disbursement Agreement to keep the Phase II Project In Balance; provided that interest, if any, on such Indebtedness shall accrue (or be payable in kind) until the maturity date thereof, the scheduled maturity of such Indebtedness shall not be prior to six (6) months after the Maturity Date and the terms of subordination of such Indebtedness shall be reasonably acceptable to the Administrative Agent;

(v)                 so long as no Event of Default or Potential Event of Default has occurred and is continuing or would result therefrom (other than a Potential Event of Default which will be cured by the payment of proceeds from the Indebtedness permitted under this clause (v)), Phase II Mall Subsidiary Holding may become and remain liable with respect to subordinated unsecured loans in an aggregate amount outstanding at any time not to exceed $1,000,000 and such additional amounts approved by the Administrative Agent in its sole discretion; provided that interest on such Indebtedness shall accrue (or be payable in kind) until the maturity date thereof, the scheduled maturity of such Indebtedness shall not be prior to six (6) months after the Maturity Date and the terms of subordination of such Indebtedness shall be reasonably acceptable to the Administrative Agent;

(vi)              the Borrowers and their Subsidiaries may become and remain liable with respect to indebtedness incurred with respect to Investments permitted under subsection 6.3 (other than subsections (iv), (x) or (xi));

(vii)           to the extent that such incurrence does not result in the incurrence by the Borrowers or any of their Subsidiaries of any obligation for the payment of borrowed money of others, Indebtedness of the Borrowers or a Subsidiary incurred solely in respect of performance bonds, completion guarantees, standby letters of credit or bankers’ acceptances, letters of credit in order to provide security for workers’ compensation claims, payment obligations in connection with self insurance or similar requirements, surety and similar bonds and statutory claims of lessors, licensees, contractors, franchisees or customers; provided, that such Indebtedness was incurred in the ordinary course of business of the Borrowers or any of their Subsidiaries or in connection with the construction of the Phase II Mall and in an aggregate principal amount outstanding under this clause at any one time of less than $15,000,000 and that the payment of such Indebtedness is included in one or more Line Items in the Project Budget;

(viii)        Indebtedness arising from any agreement entered into by either of the Borrowers or any of their Subsidiaries providing for indemnification, purchase price adjustment or similar obligations, in each case, incurred or assumed in connection with an Asset Sale;

(ix)                to the extent it constitutes Indebtedness, obligations under Hedging Agreements that are incurred in accordance with subsection 5.12 this Agreement; and

(x)                   the Borrowers and their Subsidiaries may become and remain liable with respect to Indebtedness under the Phase II Mall Sale Reimbursement Agreement; provided that the Phase II Mall Sale Reserve Account is not established or funded prior to the Phase II Mall Release Date and the repayment of any other Indebtedness thereunder shall not be due and payable and the exercise of rights and remedies thereunder are not able to be exercised until the Loans and all other Obligations have been indefeasibly paid and performed.

6.2                                 Liens and Related Matters.

(A)                              Prohibition on Liens.  The Borrowers shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of such Borrower or Subsidiary, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the Uniform Commercial Code of any state or under any similar recording or notice statute, except Permitted Liens.

(B)                                Equitable Lien in Favor of Lenders.  If Borrowers or any of their Subsidiaries shall create or assume any Lien upon any of their respective properties or assets, whether now owned or hereafter acquired, other than Permitted Liens, they shall make or cause to be made effective provision whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided that, notwithstanding the foregoing, this covenant shall not be construed as a consent by Requisite Lenders to the creation or assumption of any such Lien which is not a Permitted Lien.

(C)                                No Further Negative Pledges.  Neither the Borrowers nor any of their Subsidiaries, shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired other than as provided herein, in the other Loan Documents, in the Phase II Mall Contribution Documents, in the Phase II Mall Sale Agreement or in the documents evidencing Indebtedness which is permitted under subsection 6.1(v) or as required by applicable law or any applicable rule or order of any Nevada Gaming Authority.

(D)                               No Restrictions on Subsidiary Distributions to the Borrowers.  The Borrowers will not, and will not permit any of their Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any of their Subsidiaries to (i) pay dividends or make any other distributions on any of such Subsidiary’s capital stock owned by the Borrowers or any other Subsidiary of the Borrowers,

(ii) repay or prepay any Indebtedness owed by any such Subsidiaries to the Borrowers, (iii) make loans or advances to the Borrowers, or (iv) transfer any of its property or assets to the Borrowers other than (a) as provided herein, in the other Loan Documents, in the Phase II Mall Contribution Documents or the documents evidencing Indebtedness which is permitted under subsection 6.1(v), (b) as otherwise reasonably approved by the Administrative Agent, (c) by reason of customary non-assignment provisions in leases entered into the ordinary course of business and consistent with past practices and any leases permitted hereunder, (d) with respect to clause (iv), the Phase II Mall Sale Agreement or (e) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements relating to the assets or property of Supplier Joint Ventures permitted by subsection 6.3(iv).

6.3                                 Investments; Joint Ventures; Formation of Subsidiaries.

The Borrowers shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including any Joint Venture or otherwise form or create any Subsidiary, except:

(i)                     the Borrowers and their Subsidiaries may make and own Investments in the Phase II Mall provided that such Investments are otherwise in accordance with this Agreement, the other Loan Documents and the Phase II Mall Sale Agreement (unless the Borrowers have demonstrated to the Administrative Agent in its sole determination that the Borrowers will not own any such Investment which is not in accordance with the Phase II Mall Sale Agreement on the anticipated Phase II Mall Release Date);

(ii)                  Investments existing on the Closing Date and described in Schedule 6.3;

(iii)               any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with this Agreement;

(iv)              so long as no Event of Default or Potential Event of Default shall have occurred and be continuing or would result therefrom, the Borrowers or any of their Subsidiaries may form and make Investments in new or existing Supplier Joint Ventures; provided that (a) each such Investment shall appear in the Project Budget as a separate Line Item, (b) the amount of each such Investment shall not at any time exceed the amount of such Line Item, (c) no Supplier Joint Venture shall own or operate or possess any material license, franchise or right used in connection with the ownership or operation of the Resort Complex or any material Phase II Project assets, (d) the Borrowers shall have delivered an Officers’ Certificate which certifies that in the reasonable judgment of such officer the Investment in such Supplier Joint Venture will result in an economic benefit to the Borrowers (taking into account such Investment) as a result of a reduction in the cost of the goods or services being acquired from the Supplier Joint Venture over the life of the Investment and (e) neither of the Borrowers nor any of their Subsidiaries shall incur any liabilities or Contingent Obligations in respect of the obligations of such Supplier Joint Venture;

(v)                 receivables owing to the Borrowers or any Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, that such trade terms may include such concessionary trade terms as the Borrowers or any such Subsidiary deems reasonable under the circumstances;

(vi)              payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(vii)           the Borrowers and their Subsidiaries may hold investments consisting of securities or other obligations received in settlement of debt created in the ordinary course of business and owing to the Borrowers or any Subsidiary or in satisfaction of judgments;

(viii)        the Borrowers and their Restricted Subsidiaries may incur any Contingent Obligation permitted under subsection 6.4 to the extent such Contingent Obligation constitutes an Investment permitted thereunder;

(ix)                the Borrowers and their Subsidiaries may make and own Investments in Cash Equivalents;

(x)                   the Borrowers or any of their Subsidiaries may make loans or advances to their employees or directors or former employees or directors in an amount not to exceed $2,000,000 in the aggregate outstanding at any time; provided that (a) each such loan shall appear in the Project Budget as a separate Line Item and (b) the amount of each such loan shall not at any time exceed the amount of such Line Item; and

(xi)                the Borrowers and their Subsidiaries may make and own other Investments in an aggregate amount not to exceed at any time $1,000,000; provided that (a) each such Investment shall appear in the Project Budget as a separate Line Item and (b) the amount of each such Investment shall not at any time exceed the amount of such Line Item.

6.4                                 Contingent Obligations.

The Borrowers shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, create or become or remain liable with respect to any Contingent Obligation, except:

(i)                     the Borrowers and their Subsidiaries may become and remain liable with respect to Contingent Obligations under Rate Protection Agreements or other Hedging Agreements entered into in accordance with subsection 5.12 of this Agreement;

(ii)                  the Borrowers and their Subsidiaries may become and remain liable with respect to the Contingent Obligations for Indebtedness permitted under subsection 6.1 to the extent such Borrower or such Subsidiary is permitted to incur such Indebtedness under subsection 6.1;

(iii)               Investments permitted under subsection 6.3 to the extent they constitute Contingent Liabilities;

(iv)              the Borrowers may become and remain liable for customary indemnities under the Project Documents and Resort Complex Operative Documents to which they are a party; and

(v)                 Phase II Mall Subsidiary Holding may become and remain liable with respect to Contingent Obligations under the Phase II Mall Sale Reimbursement Agreement which are to be paid or performed on and after the Phase II Mall Release Date.

6.5                                 Restricted Payments.

Borrowers shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, declare, order, pay, make or set apart any sum for any Restricted Payment, except:

(i)                                     the Borrowers and their Subsidiaries may redeem or purchase any equity interests in the Borrowers or their Subsidiaries or any Indebtedness of the Borrowers or their Subsidiaries to the extent required by any Nevada Gaming Authority or any other applicable gaming authority in order to preserve a material Gaming License;

(ii)                                  the Borrowers and their Subsidiaries may make payments or distributions of Phase II Mall Borrower Taxes in accordance with Section 5.3(C); and

(iii)                               the Borrowers may make other Restricted Payments to each other in an amount not to exceed $1,000,000.

6.6                                 Restriction on Fundamental Changes; Asset Sales; Leases and Acquisitions.

The Borrowers shall not, and shall not permit any of their Subsidiaries to, alter the corporate, capital or legal structure (except with respect to changes in capital structure to the extent a Change of Control does not occur as a result thereof) of any Borrower, or any of its Subsidiaries, or enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, property or assets, whether now owned or hereafter acquired (other than inventory in the ordinary course of business), or acquire by purchase or otherwise all or substantially all the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business of any Person, except:

(i)                     as permitted under the terms of this Agreement or any other Loan Document;

(ii)                  the Borrowers and their Subsidiaries may dispose of obsolete, worn out or surplus assets or assets no longer used or useful in the business of the Borrowers and their Subsidiaries in each case to the extent in the ordinary course of business, provided that either (i) such disposal does not materially adversely affect the value of the Collateral and is not prohibited by the Phase II Mall Sale Agreement (unless the Borrowers have demonstrated to the Administrative Agent in its sole determination that such disposition will not delay the anticipated Phase II Mall Release Date) or (ii) prior to or promptly following such disposal any such property shall be replaced with other property of substantially equal utility and a value at least substantially equal to that of the replaced property when first acquired and free from any Liens other than Permitted Liens and by such removal and replacement the Borrowers and their Subsidiaries shall be deemed to have subjected such replacement property to the Lien of the Collateral Documents in favor of Lenders, as applicable;

(iii)               the Borrowers and their Subsidiaries may have an Event of Loss;

(iv)              (a) Phase II Mall Subsidiary may enter into leases of space in the Phase II Mall which conform to the requirements of the Phase II Mall Sale Agreement, using a form of lease which has been approved by Phase II Mall Subsidiary and GGP and reasonably approved by the Administrative Agent, (b) the Borrowers and their Subsidiaries may be a party to any lease in effect on the Closing Date, each of which is set forth on Schedule 6.6 hereto (as such lease may be amended, modified or supplemented in accordance with the terms of this Agreement) or (c) enter into any other lease in connection with the business of the Borrowers and their Subsidiaries as may be permitted under subsection 6.11 so long as each such lease is permitted under the Phase II Mall Sale Agreement;

(v)                 after Substantial Completion either Borrower may be merged with the other Borrower;

(vi)              either Borrower may sell, lease or otherwise transfer assets to the other Borrower so long as such sale, lease or transfer is permitted by the Phase II Mall Sale Agreement or otherwise approved by GGP;

(vii)           the Borrowers may sell receivables for fair market value in the ordinary course of business;

(viii)        the Borrowers and their Subsidiaries may incur Liens permitted under subsection 6.2;

(ix)                the consummation of the Transactions on the Closing Date and any other transactions contemplated thereby; and

(x)                   on the Phase II Mall Release Date, Phase II Mall Subsidiary Holding may sell, transfer and convey the equity interests of Phase II Mall Subsidiary to GGP in accordance with the Phase II Mall Sale Agreement.

Notwithstanding the foregoing, the provisions of this subsection 6.6, clauses (iv)(b) and (c) shall be subject to the additional provisos that:  (a) no Event of Default or Potential Event of Default shall exist and be continuing at the time of such transaction or lease or would occur after as a result of entering into such transaction or lease (or immediately after any renewal or extension thereof at the option of the Borrowers or their Subsidiaries), (b) such transaction or lease will not materially interfere with, impair or detract from the operation of the business of the Borrowers and their Subsidiaries, (c) such transaction or lease is at a fair market rent or value (in light of other similar or comparable prevailing commercial transactions) and contains such other terms such that the lease, taken as a whole, is commercially reasonable and fair to the Borrowers and their Subsidiaries in light of prevailing or comparable transactions in other shopping venues or other applicable venues, (d) no gaming or casino operations may be conducted on any space that is subject to such transaction or lease other than by the LVSI, Venetian and LCR, (e) no lease may provide that the Borrowers or any of their Subsidiaries may subordinate its fee, or leasehold interest to any lessee or any party financing any lessee, and (f) the tenant under such lease shall provide Administrative Agent on behalf of the Lenders with a Subordination, Non-Disturbance and Attornment Agreement substantially in the form of Exhibit G-1; provided, however, the form of Subordination, Non-Disturbance and Attornment Agreement to be delivered by such tenant party may be in a different form if such form is otherwise reasonably acceptable to the Administrative Agent unless the Administrative Agent is satisfied that such lease contains reasonably comparable (or better) terms as to subordination, attornment and non-disturbance with respect to its tenant as would be obtained were an agreement in the form of Exhibit G-1 executed and delivered in which case no Subordination, Non-Disturbance and Attornment Agreement shall be required.

6.7                                 Sales and Lease-Backs.

The Borrowers shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease, whether an Operating Lease or a Capital Lease, of any property (whether real, personal or mixed), whether now owned or hereafter acquired, (i) which Borrowers or any of their Subsidiaries has sold or transferred or is to sell or transfer to any other Person or (ii) which Borrowers or any of their Subsidiaries intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by the Borrowers or any of their Subsidiaries to any Person in connection with such lease.

6.8                                 Sale or Discount of Receivables.

The Borrowers shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, sell with recourse, or discount or otherwise sell for less than the face value thereof, any of its notes or accounts receivable other than an assignment for purposes of collection in the ordinary course of business.

6.9                                 Transactions with Shareholders and Affiliates.

The Borrowers shall not, and shall not permit any of their Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Borrower or with any Affiliate of a Borrower, except, that the Borrowers and their Subsidiaries may enter into and permit to exist:

(i)                     transactions that are on terms that are not less favorable to the Borrowers or their Subsidiaries, as the case may be, than those that might be obtained at the time from Persons who are not such an Affiliate if the Borrowers have delivered to the Administrative Agent (a) with respect to any transaction involving an amount in excess of $1,000,000, an Officers Certificate certifying that such transaction complies with this clause (i), (b) with respect to any transaction involving an amount in excess of $2,000,000, a resolution adopted by a majority of the disinterested non-employee directors of the managing member of the Borrowers or their Subsidiary, as the case may be, approving such transaction and an Officers Certificate certifying that such transaction complies with this clause (i) and (c) with respect to any such transactions that involves aggregate payments in excess of $15,000,000 or that involve Indebtedness in excess of $15,000,000, an opinion as to the fairness to such Borrower from a financial point of view issued by an Independent Financial Advisor at the time such transaction is entered into;

(ii)                  purchases of materials or services from a Supplier Joint Venture by the Borrowers or any of their Subsidiaries in the ordinary course of business on arm’s length terms;

(iii)               any employment, compensation, indemnification, noncompetition or confidentiality agreement or arrangement entered into by the Borrowers or any of their Subsidiaries with their employees or directors in the ordinary course of business;

(iv)              the payment of reasonable fees to directors of the Borrowers and their Subsidiaries who are not employees of the Borrowers or their Subsidiaries;

(v)                 transactions between or among Borrowers and any of their wholly-owned Subsidiaries that are not otherwise prohibited hereby;

(vi)              the transactions contemplated by the Disbursement Agreement and each Project Document;

(vii)           the transactions contemplated by the Cooperation Agreement;

(viii)        the Master Lease, Phase II Mall Lease, the Phase II Mall Sale Reimbursement Agreement, the Intercompany Mall Note, the Disbursement Agreement and the transactions contemplated thereunder, the assignment of the Walgreens Lease by LCR to Phase II Mall Subsidiary, the assignment of the Phase II Mall Sale Agreement by LCR to Phase II Mall Subsidiary Holding pursuant to the Phase II Mall SA Assignment Agreement and the transactions contemplated thereby and the contemplated transfer of the Phase II Air Parcel to Phase II Mall Subsidiary;

(ix)                Investments permitted by subsection 6.3 and Restricted Payments permitted by subsection 6.5;

(x)                   transactions consummated on the Closing Date in connection with the Transactions;

(xi)                transactions and agreements permitted by subsection 6.1;

(xii)             transactions permitted by subsection 6.6 (other than clause (iv) thereof unless approved by the Administrative Agent, which approval will not be unreasonably withheld if such transaction is on terms that are not less favorable to the Borrowers or their Subsidiaries, as the case may be, than those that might be obtained at the time from Persons who are not an Affiliate of the Borrowers);

(xiii)          payments and other transactions contemplated by the tax sharing agreement contemplated by subsection 5.3(B); and

(xiv)         transactions and agreements set forth on Schedule 6.9.

6.10                           Disposal of Subsidiary Stock.

The Borrowers shall not, and shall not permit any of their Subsidiaries to, directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any shares of capital stock or other equity Securities of the Borrowers or any of their Subsidiaries except (i) in connection with the sale by Phase II Mall Subsidiary Holding of the equity interests of Phase II Mall Subsidiary to GGP in accordance with the Phase II Mall Sale Agreement, (ii) to qualify directors if required by applicable law, (iii) to the extent required by any Nevada Gaming Authority or any other gaming authority in order to preserve a material Gaming License and (iv) as permitted by Section 6.6 (v).

6.11                           Conduct of Business.

The Borrowers shall not and shall not permit any of their Subsidiaries to engage in any business other than (1) owning, holding, designing, developing, constructing, managing, marketing and operating the Phase II Mall, (ii) any activity and business incidental, related or similar thereto, and (iii) engaging in any business or activity that is a reasonable extension, development or expansion thereof or ancillary thereto including any retail, restaurant and entertainment business, retail sales or other activity or business designed to promote, market, support, develop, construct or enhance the retail, restaurant and entertainment mall business, retail sales or such other activity of the Phase II Mall (including, owning and operating joint ventures to supply materials or services for the construction or operation of the Phase II Mall so long as proceeds of the Loans are not used in connection therewith).

6.12                           Certain Restrictions on Changes to Certain Documents.

(A)                              Modifications of Certain Operative Documents and Permits; New Material Contracts or Permits.  Except as permitted under the Disbursement Agreement and the Cooperation Agreement (to the extent applicable to the Phase II Project), as applicable, the Borrowers shall not, and shall not permit any of their Subsidiaries to, agree to any material amendment to, or waive any of its material rights under, any Permit or Material Contract or enter into new Material Contracts (other than Project Documents permitted by, and in accordance with the terms of, the Disbursement Agreement and the Cooperation Agreement (to the extent applicable to the Phase II Project) or Permits (it being understood that any Material Contracts which are covered by clause B or C below shall also be subject to the restrictions set forth therein) without in each case obtaining the prior written consent of the Administrative Agent if, in any such case, such amendment or waiver or new Material Contract or Permit could reasonably be expected to have a Material Adverse Effect or otherwise adversely affect Lenders in any material respect.

(B)                                Amendments of Documents Relating to Phase II Mall Contribution.  The Borrowers shall not, and shall not permit any of their Subsidiaries to, amend or otherwise change the terms of any documents governing the Phase II Mall Contribution (other than in accordance with the terms thereof or as contemplated by Section 6.1(iv)), or make any payment consistent with an amendment thereof or change thereto, if (a) the effect of such amendment or change is to increase the interest rate or fees on such Indebtedness, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto or otherwise change such event of default in a manner more favorable to such Borrower or such Subsidiary than the existing event of default), increase the initial principal amount thereof unless such increase is required to perform the Borrowers’ obligations under Section 5.5 of the Disbursement Agreement, change the redemption provisions thereof (in a manner less favorable to such Borrower or such Subsidiary), change the subordination provisions thereof (or of any guaranty thereof), or change any collateral therefor (other than to release such collateral).

(C)                                Certain Other Restrictions on Amendments.  The Borrowers shall not, and shall not permit any of their Subsidiaries to, agree to any material amendment to, or waive any of its material rights under the Resort Complex Operative Documents which would require the consent of the Administrative Agent, without first obtaining the prior written consent of the Administrative Agent, which consent shall not be unreasonably withheld or delayed.

(D)                               Consent to Certain Agreements.  Notwithstanding the foregoing provisions of this subsection 6.12, on or after the Closing Date, the Borrowers may enter into (1) a separate agreement or an amendment to the HVAC Services Agreement (to provide for the provision of heating, ventilation and air conditioning to the Phase II Mall), (2) amendments to the Cooperation Agreement (to the extent applicable to the Phase II Project)(to cover the relationship between the Existing Facility and the Phase II Project and/or the relationship between the Phase II Project and the Phase II Mall, and to otherwise reflect the fact that the integrated complex includes, or will include, the Existing Facility and the Phase II Project and to replace the reference to “one (1) year” in the second sentence of Section 13 of Article X with a reference to “three (3) years”) and (3) the COREA, in each case, pursuant to the terms of subsection 6.1 of the Disbursement Agreement, and in each case in form and substance reasonably satisfactory to the Administrative Agent.

6.13                           Capital Expenditures.

Prior to Substantial Completion the Borrowers shall not, and shall not permit their Subsidiaries to, make or incur Capital Expenditures other than with respect to Phase II Mall Project Costs and Investments permitted under subsection 6.3(i).

6.14                           Fiscal Year.

Neither Borrower shall change its Fiscal Year-end from December 31.

6.15                           Zoning and Contract Changes and Compliance.

Without the prior written approval of the Administrative Agent, the Borrowers shall not, and shall not permit any of their Subsidiaries to, initiate or consent to any zoning downgrade of the Mortgaged Property or use or permit the use of the Mortgaged Property in any manner that could result in such use becoming a non-conforming use (other than a non-conforming use permissible under automatic grandfathering provisions) under any zoning ordinance or any other applicable land use law, rule or regulation.  The Borrowers shall not, and shall not permit any of their Subsidiaries to, initiate or consent to any change in any laws, requirements of Governmental Instrumentalities or obligations created by private contracts which now or hereafter could reasonably be likely to materially and adversely affect the ownership, occupancy, use or operation of the Mortgaged Property without the prior written consent of the Administrative Agent.

6.16                           No Joint Assessment; Separate Lots.

Without the prior written approval of the Administrative Agent, which approval may be granted, withheld, conditioned or delayed in its sole discretion, the Borrowers shall not suffer, permit or initiate, and shall not permit any of their Subsidiaries to, suffer, permit or initiate, the joint assessment of the Mortgaged Property (i) with any other real property constituting a separate tax lot (other than, prior to creation of the Phase II Mall Air Parcel, the Site and the Phase II Mall Air Space, and after such creation, the parcels comprising the Phase II Mall Parcel) and (ii) with any portion of the Mortgaged Property which may be deemed to constitute personal property, or any other procedure whereby the Lien of any Taxes which may be levied against any such personal property shall be assessed or levied or charged to the Mortgaged Property as a single Lien.

6.17                           Application of Mall Sales Proceeds.  The Borrowers shall apply any proceeds received pursuant to the Phase II Mall Sale Agreement to repay in full all amounts outstanding under this Agreement within five days of the receipt thereof before applying to any other obligation or for any other purpose.

7.                                       Events of Default.

If any of the following conditions or events set forth in this Section shall occur (any such conditions or events collectively “Events of Default”):

7.1                                 Failure to Make Payments When Due.

Failure by the Borrowers to pay any installment of principal on any Loan when due, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or failure by the Borrowers to pay any interest on any Loan or any fee or any other amount due under this Agreement within five days after the date due; or

7.2                                 Default under Other Indebtedness or Contingent Obligations.

(i)  Failure of any Borrower or any of its Subsidiaries or LVSI or Venetian (or any of their Restricted Subsidiaries) to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness of the Borrowers referred to in subsection 7.1) or Contingent Obligations in an individual principal amount of (x) as to the Borrowers and their Subsidiaries, $10,000,000 or more or with an aggregate principal amount of $25,000,000 or more and (y) as to LVSI or Venetian (or any of their Restricted Subsidiaries), $25,000,000 or more with an aggregate principal amount of $50,000,000 or more, or in respect of the Intercompany Mall Note, in each case beyond the end of any grace period provided therefor; or (ii) breach or default by any Borrower or any of its Subsidiaries or LVSI or Venetian (or any of their Restricted Subsidiaries) with respect to any other material term of (a) one or more items of Indebtedness or Contingent Obligations in the individual or aggregate principal amounts referred to in clause (i) above (b) the Intercompany Note or (c) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness or Contingent Obligation(s), if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness or Contingent Obligation(s) (or a trustee on behalf of such holder or holders) to cause, that Indebtedness or Contingent Obligation(s) to become or be declared due and payable prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be (upon the giving or receiving of notice, lapse of time, both, or otherwise); or

7.3                                 Breach of Certain Covenants.

Failure of the Borrowers to perform or comply with any term or condition contained in subsection 2.5, 5.2, 5.13 or Section 6 of this Agreement; or

7.4                                 Breach of Warranty.

Any representation, warranty, certification or other statement made by the Borrowers or any of their Subsidiaries in any Loan Document (other than the Disbursement Agreement) or in any statement or certificate at any time given by the Borrowers or any of their Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect on the date as of which made; or

7.5                                 Other Defaults Under Loan Documents.

(i)  Either of the Borrowers shall default in the performance of or compliance with any term contained in this Agreement or any of the other Loan Documents (other than the Disbursement Agreement), other than any such term referred to in any other subsection of this Section 7, and such default shall not have been remedied or waived within 30 days after the earlier of (x) an officer of the Borrowers becoming aware of such default or (y) receipt by the Borrowers of notice from Administrative Agent or any Lender of such default; or (ii) an Event of Default shall have occurred and be continuing under the Disbursement Agreement; or

7.6                                 Involuntary Bankruptcy; Appointment of Receiver, etc.

(i) A court having jurisdiction in the premises shall enter a decree or order for relief in respect of a Borrower or any of its Subsidiaries or LVSI, Venetian or any of their Restricted Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against a Borrower or any of its Subsidiaries or LVSI, Venetian or any of their Restricted Subsidiaries, under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over such Person, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of a Borrower or any of its Subsidiaries or LVSI, Venetian or any of their Restricted Subsidiaries, for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of a Borrower or any of its Subsidiaries or LVSI, Venetian or any of their Restricted Subsidiaries, and any such event described in this clause (ii) shall continue for 60 days unless dismissed, bonded or discharged; or

7.7                                 Voluntary Bankruptcy; Appointment of Receiver, etc.

(i) A Borrower or any of its Subsidiaries or LVSI, Venetian or any of their Restricted Subsidiaries shall have an order for relief entered with respect to it or commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or a Borrower or any of its Subsidiaries or LVSI, Venetian or any of their Restricted Subsidiaries shall make any assignment for the benefit of creditors; or (ii) a Borrower or any of its Subsidiaries or LVSI, Venetian or any of their Restricted Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due and in each case a period of 30 days shall have elapsed; or the Board of Directors of a Borrower or any of its Subsidiaries or LVSI, Venetian or any of their Restricted Subsidiaries (or any committee thereof) or of its managing member shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to in clause (i) above or this clause (ii); or

7.8                                 Judgments and Attachments.

Any money judgment, writ or warrant of attachment or similar process involving (i) in any individual case an amount in excess of $2,500,000 or (ii) in the aggregate at any time an amount in excess of $7,500,000 (in either case not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against a Borrower or any of its Subsidiaries or any of their respective assets and shall remain unpaid and undischarged, unvacated, unbonded or unstayed for a period of 60 days (or in any event later than five days prior to the date of any proposed sale thereunder); or

7.9                                 Dissolution.

Any order, judgment or decree shall be entered against a Borrower or any of its Subsidiaries decreeing the dissolution or split up of such Person and such order shall remain undischarged or unstayed for a period in excess of 30 days; or

7.10                           Employee Benefit Plans.

There shall occur one or more ERISA Events which individually or in the aggregate results in or might reasonably be expected to result in liability of a Borrower, or any of its Subsidiaries or any of their respective ERISA Affiliates in excess of $5,000,000 during the term of this Agreement; or there shall exist an amount of unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA), individually or in the aggregate for all Pension Plans (excluding for purposes of such computation any Pension Plans with respect to which assets exceed benefit liabilities), which exceeds $10,000,000; or

7.11                           Failure of Collateral Document; Repudiation of Obligations.

(i) Any Collateral Document shall cease to be in full force and effect (other than by reason of a release of Collateral thereunder in accordance with the terms hereof or thereof, the satisfaction in full of the Obligations or any other termination of such Collateral Document in accordance with the terms hereof or thereof) or shall be declared null and void by a Governmental Instrumentality of competent jurisdiction, or the Administrative Agent shall not have or shall cease to have a valid and perfected First Priority Lien in the Collateral for any reason other than the failure of the Administrative Agent or any Lender to take any action within its control, except as otherwise contemplated in any Loan Document or (ii) either Borrower shall contest the validity or enforceability of any Loan Document in writing or deny in writing that it has any further liability prior to the Termination Date; or

7.12                           Default Under or Termination of Operative Documents.

Any of the Operative Documents (other than the Loan Documents) shall terminate or be terminated or canceled, prior to its stated expiration date or either Borrower shall be in default (after the giving of any applicable notice and the expiration of any applicable grace period) or any Affiliate of the Borrowers, LVSI or Venetian shall be in default (after the giving of any applicable notice and the expiration of any applicable grace period) under any such Operative Documents; provided that a default or termination under any Operative Document (other than the Phase II Mall Sale Agreement) shall constitute an Event of Default hereunder only if such default or termination would reasonably be expected to cause a Material Adverse Effect; and further provided that the wrongful termination by GGP of the Phase II Mall Sale Agreement shall constitute an Event of Default hereunder only if Phase II Mall Subsidiary Holding fails, within sixty (90) days of such termination, either (i) to obtain from a lender which has been reasonably approved by the Administrative Agent a commitment in the amount required to pay in full the Obligations (other than those which survive the expiration or earlier termination of the Loan Documents) and having terms and conditions (including the closing date thereunder) reasonably acceptable to the Administrative Agent or (ii) to obtain a commitment to purchase the Phase II Mall from a purchaser which has been reasonably approved by the Administrative Agent on terms which are no less beneficial to the Borrowers and the Lenders in any material respect than the Phase II Mall Sale Agreement for an amount which will pay in full all

Obligations (other than those which survive the expiration or earlier termination of the Loan Documents) and all other amounts required to be paid on the date that the Phase II Mall is to be conveyed in accordance with such agreement and otherwise reasonably satisfactory to the Administrative Agent and within a reasonable period of time thereafter to enter into an agreement with such purchaser to purchase the Phase II Mall and sell the Phase II Mall to such purchaser in accordance with such agreement.

7.13                           Default Under or Termination of Permits.

A Borrower or any of its Subsidiaries shall fail to observe, satisfy or perform, or there shall be a violation or breach of, any of the material terms, provisions, agreements, covenants or conditions attaching to or under the issuance to such Person of any material Permit, including the Gaming License held by LVSI or any such Permit or any material provision thereof shall be terminated or fail to be in full force and effect or any Governmental Instrumentality shall challenge or seek to revoke any such Permit if such failure to perform, breach or termination could reasonably be expected to have a Material Adverse Effect; or

7.14                           Certain Investments.

Adelson or any of his Affiliates (other than the Borrowers and their Subsidiaries) that is not a Subsidiary of LVSI shall directly acquire or hold any Investment in any Subsidiary of Phase II Mall Subsidiary Holding other than through Phase II Mall Subsidiary Holding;

THEN (i) upon the occurrence of any Event of Default described in subsection 7.6 or 7.7, each of (a) the unpaid principal amount of and accrued interest on the Loans and (b) all other Obligations shall automatically become immediately due and payable, without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by the Borrowers, and the obligation of each Lender to make any Loan hereunder shall thereupon terminate, and (ii) upon the occurrence and during the continuation of any other Event of Default, the Administrative Agent shall, upon the written request or with the written consent of Requisite Lenders, by written notice to the Borrowers, declare all or any portion of the amounts described in clauses (a) and (b) above to be, and the same shall forthwith become, immediately due and payable, and the obligation of each Lender to make any Loan hereunder shall thereupon terminate.

Notwithstanding anything contained in the preceding paragraph, if at any time within 60 days after an acceleration of the Loans pursuant to clause (ii) of such paragraph the Borrowers shall pay all arrears of interest and all payments on account of principal which shall have become due otherwise than as a result of such acceleration (with interest on principal and, to the extent permitted by law, on overdue interest, at the rates specified in this Agreement) and all Events of Default and Potential Events of Default (other than non-payment of the principal of and accrued interest on the Loans, in each case which is due and payable solely by virtue of acceleration) shall be remedied or waived pursuant to subsection 9.6, then Requisite Lenders, by written notice to the Borrowers, may at their option rescind and annul such acceleration and its consequences; but such action shall not affect any subsequent Event of Default or Potential Event of Default or impair any right consequent thereon.  The provisions of this paragraph are intended merely to bind Lenders to a decision which may be made at the election of Requisite Lenders and are not intended, directly or indirectly, to benefit the Borrowers, and such provisions shall not at any time be construed so as to grant the Borrowers the right to require Lenders to rescind or annul any acceleration hereunder or to preclude Administrative Agent or Lenders from exercising any of the rights or remedies available to them under any of the Loan Documents, even if the conditions set forth in this paragraph are met.

8.                                       Agents and Arranger.

8.1                                 Appointment.

(A)                              Appointment of the Administrative Agent.  Scotia Capital is hereby appointed Administrative Agent hereunder and under the other Loan Documents and each Lender hereby authorizes the Administrative Agent to act as its agent in accordance with the terms of this Agreement and the other Loan Documents.  The Administrative Agent agrees to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable.  The provisions of this Section 8 (other than the second proviso to the first sentence of subsection 8.6) are solely for the benefit of the Administrative Agent and the Lenders; the Borrowers shall have no rights as a third party beneficiary of any of the provisions thereof.  In performing its functions and duties under this Agreement, the Administrative Agent shall act solely as an agent of the Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrowers or any of their Subsidiaries.

(B)                                Appointment of Supplemental Agents.  It is the purpose of this Agreement and the other Loan Documents that there shall be no violation of any law of any jurisdiction denying or restricting the right of banking corporations or associations to transact business as agent or trustee in such jurisdiction.  It is recognized that in case of litigation under this Agreement or any of the other Loan Documents, and in particular in case of the enforcement of any of the Loan Documents, or in case the Administrative Agent deems that by reason of any present or future law of any jurisdiction it may not exercise any of the rights, powers or remedies granted herein or in any of the other Loan Documents or take any other action which may be desirable or necessary in connection therewith, it may be necessary that the Administrative Agent appoint an additional individual or institution as a separate collateral agent or collateral co-agent (any such additional individual or institution being referred to here individually as a “Supplemental Agent” and collectively as “Supplemental Agents”).

In the event that the Administrative Agent appoints a Supplemental Agent with respect to any Collateral, (i) each and every right, power, privilege or duty expressed or intended by this Agreement or any of the other Loan Documents to be exercised by or vested in or conveyed to the Administrative Agent with respect to such Collateral shall be exercisable by and vest in such Supplemental Agent to the extent, and only to the extent, necessary to enable such Supplemental Agent to exercise such rights, powers and privileges with respect to such Collateral and to perform such duties with respect to such Collateral, and every covenant and obligation contained in the Loan Documents and necessary to the exercise or performance thereof by such Supplemental Agent shall run to and be enforceable by either the Administrative Agent or such Supplemental Agent, and (ii) the provisions of this Section 8 and of subsections 9.2 and 9.3 that refer to the Administrative Agent shall inure to the benefit of such Supplemental Agent and all references therein to the Administrative Agent shall be deemed to be references to the Administrative Agent and/or such Supplemental Agent, as the context may require.

Should any instrument in writing from the Borrowers be required by any Supplemental Agent so appointed for more fully and certainly vesting in and confirming to it such rights, powers, privileges and duties, the Borrowers shall execute, acknowledge and deliver any and all such instruments promptly upon request by such Supplemental Agent or the Administrative Agent.  In case any Supplemental Agent, or a successor thereto, shall resign or be removed, all the rights, powers, privileges and duties of such Supplemental Agent, to the extent permitted by law, shall vest in and be exercised by the Administrative Agent until the appointment of a new Supplemental Agent.

8.2                                 Powers and Duties; General Immunity.

(A)                              Powers; Duties Specified.  Each Lender irrevocably authorizes Administrative Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Loan Documents as are specifically delegated or granted to the Administrative Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto.  The Administrative Agent shall have only those duties and responsibilities that are expressly specified in this Agreement and the other Loan Documents.  The Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees.  The Administrative Agent shall not have, by reason of this Agreement or any of the other Loan Documents, a fiduciary relationship in respect of any Lender; and nothing in this Agreement or any of the other Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon Administrative Agent any obligations in respect of this Agreement or any of the other Loan Documents except as expressly set forth herein or therein.

(B)                                No Responsibility for Certain Matters.  The Administrative Agent shall not be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectibility or sufficiency of this Agreement or any other Loan Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by the Administrative Agent to Lenders or by or on behalf of the Borrowers or any Lender and the transactions contemplated thereby or for the financial condition or business affairs of the Borrowers or any other Person liable for the payment of any Obligations, nor shall Administrative Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Loan Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Potential Event of Default.  Anything contained in this Agreement to the contrary notwithstanding, the Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.

(C)                                Exculpatory Provisions.  Neither Administrative Agent nor any of its officers, directors, employees or agents shall be liable to Lenders for any action taken or omitted by the Administrative Agent under or in connection with any of the Loan Documents except to the extent caused by the Administrative Agent’s gross negligence or willful misconduct.  The Administrative Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection with this Agreement or any of the other Loan Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until Administrative Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 9.6) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), the Administrative Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions.  Without prejudice to the generality of the foregoing, (i) Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for the Borrowers and their Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against Administrative Agent as a result of the Administrative Agent acting or (where so instructed) refraining from acting under this Agreement or any of the other Loan Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under subsection 9.6).

(D)                               Administrative Agent Entitled to Act as Lender.  The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, the Administrative Agent in its individual capacity as a Lender hereunder.  With respect to its participation in the Loans, the Administrative Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not performing the duties and functions delegated to it hereunder, and the term “Lender” or “Lenders” or any similar term shall, unless the context clearly otherwise indicates, include Administrative Agent in its individual capacity.  The Administrative Agent and its Affiliates may accept deposits from, lend money to and generally engage in any kind of banking, trust, financial advisory or other business with the Borrowers or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from the Borrowers for services in connection with this Agreement and otherwise without having to account for the same to Lenders.

(E)                                 Administrative Agent Determinations.  To the extent the Administrative Agent is entitled or required to make any determinations under any intercreditor agreement, the Administrative Agent shall make such determinations upon the advice of Requisite Lenders.

(F)                                 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this subsection 8.2 and of subsection 8.4 shall apply to any Affiliates of the Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as the Administrative Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this subsection 8.2 and of subsection 8.4 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein.  Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against either or both of the Borrowers and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the Administrative Agent and not to either of the Borrowers, any Lender or any other Person and neither of the Borrowers nor any Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

8.3                                 Representations and Warranties; No Responsibility for Appraisal of Credit Worthiness.  Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of the Borrowers and their Subsidiaries in connection with the making of the Loans and that it has made and shall continue to make its own appraisal of the creditworthiness of the Borrowers and their Subsidiaries.  The Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and the Administrative Agent shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

8.4                                 Right to Indemnity.  Each Lender, in proportion to its Percentage, severally agrees to indemnify Administrative Agent, to the extent that Administrative Agent shall not have been reimbursed by the Borrowers, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against Administrative Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Loan Documents or otherwise in its capacity as Administrative Agent in any way relating to or arising out of this Agreement or the other Loan Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Administrative Agent’s gross negligence or willful misconduct.  If any indemnity furnished to the Administrative Agent for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished.

8.5                                 Successor Administrative Agent.  The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof to Lenders and the Borrowers, and the Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to the Borrowers and the Administrative Agent and signed by Requisite Lenders.  Upon any such notice of resignation or any such removal, Requisite Lenders shall have the right, upon five Business Days’ notice to the Borrowers, to appoint a successor Administrative Agent (provided that such successor is or simultaneously therewith becomes a Lender).  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall be discharged from its duties and obligations under this Agreement.  After any retiring or removed Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Section 8 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

8.6                                 Collateral Documents.  Each Lender hereby further authorizes the Administrative Agent, on behalf of and for the benefit of Lenders, to enter into each Collateral Document as secured party or beneficiary (as applicable), and each Lender agrees to be bound by the terms of each Collateral Document; provided that the Administrative Agent shall not (i) enter into or consent to any material amendment, modification, termination or waiver of any provision contained in any Collateral Document, or (ii) release any Collateral (except as otherwise expressly permitted or required pursuant to the terms of this Agreement or the applicable Collateral Document), in each case without the prior consent of Requisite Lenders (or, if required pursuant to subsection 9.6, all Lenders); provided further, however, that, without further written consent or authorization from Lenders, the Administrative Agent may execute any documents or instruments necessary to release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted by this Agreement or in connection with any Indebtedness secured by a Permitted Lien or to which the Lenders have otherwise consented in accordance with subsection 9.6.  In connection with any disposition or release of any Collateral pursuant to the terms of any Loan Document, at the Borrowers’ request and expense, the Administrative Agent shall (without recourse and without any representation or warranty) execute and deliver to the Borrowers such documents (including UCC-3 termination statements) as the Borrowers’ may reasonably request to evidence or effect such disposition or release. Anything contained in any of the Loan Documents to the contrary notwithstanding, the Borrowers, the Administrative Agent and each Lender hereby agree that (X) no Lender shall have any right individually to realize upon any of the Collateral under any Collateral Document, it being understood and agreed that all powers, rights and remedies under the Collateral Documents may be exercised solely by the Administrative Agent for the benefit of Lenders in accordance with the terms thereof, and (Y) in the event of a foreclosure by the Administrative Agent on any of the Collateral pursuant to a public or private sale, the Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and the Administrative Agent, as agent for and representative of Lenders (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such sale.

8.7                                 Disbursement Agreement.  Each Lender hereby further authorizes the Administrative Agent, on behalf of and for the benefit of Lenders, to enter into the Disbursement Agreement and each Lender agrees to be bound thereby; provided that the Administrative Agent in its capacity as such hereunder shall not enter into or consent to any amendment, modification, termination or waiver of any provision contained in the Disbursement Agreement without the prior consent of the Requisite Lenders (or, if such amendment, modification, termination or waiver would result in a change that under subsection 9.6 would require the consent of all Lenders, then the prior consent of all Lenders); and further provided that, the Administrative Agent may waive the conditions set forth in subsections 3.5.1 (solely with respect to any Project Document other than the Cooperation Agreement), 3.5.2, 3.5.4 (other than as to any certification regarding the satisfaction of a condition precedent set forth in section 3.5 of the Disbursement Agreement, the waiver of which requires consent of the Requisite Lenders), 3.5.5 (other than as to any certification regarding the satisfaction of a condition precedent set forth in section 3.5 of the Disbursement Agreement, the waiver of which requires consent of the Requisite Lenders), 3.5.6, 3.5.8, 3.5.9, 3.5.10 or 3.5.13 of the Disbursement Agreement, in each case, without obtaining the prior consent of the Requisite Lenders, so long as (a) the waiver of such condition could not reasonably be expected, in the reasonable judgment of the Administrative Agent, to have a materially adverse effect on the Lenders, and (b) substantially concurrently with the waiver of any such condition, the Administrative Agent shall deliver a notice to each Lender advising of such waiver and setting forth the specific condition being waived.

8.8                                 The Syndication Agent.  Sumitomo Mitsui Banking Corporation, in its capacity as the Syndication Agent hereunder (for so long as it is the Syndication Agent) and Scotia Capital, in its capacity as the Arranger, shall not have any right, power, obligation, liability, responsibility or duty under this Agreement (or any other Loan Document) other than those applicable to it in its capacity as a Lender (to the extent that it is a Lender hereunder).  Without limiting the foregoing, Sumitomo Mitsui Banking Corporation, in its capacity as the Syndication Agent and Scotia Capital, in its capacity as the Arranger, does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency and trust with the Lenders or for the Borrowers or any of their Subsidiaries.

9.                                       Miscellaneous.

9.1                                 Assignments and Participations in Loans.

(A)                              General.  Subject to subsection 9.1B, each Lender shall have the right at any time to (i) sell, assign or transfer to any Eligible Assignee, or (ii) sell participations to any Eligible Assignee or any other Person (and in the case of any other Person, with the approval of the Borrowers) in all or any part of its Commitments or any Loan or Loans made by it or participations therein or any other interest herein or in any other Obligations owed to it; provided that no such sale, assignment, transfer or participation shall, without the consent of the Borrowers, require the Borrowers to file a registration statement with the Securities and Exchange Commission or apply to qualify such sale, assignment, transfer or participation under the securities laws of any state; provided, further that no such sale, assignment or transfer described in clause (i) above shall be effective unless and until an Assignment Agreement effecting such sale, assignment or transfer shall have been accepted by the Administrative Agent and recorded in the Register as provided in subsection 9.1B(ii) and provided, further that no such sale, assignment, transfer or any participation therein may be made separately from a sale, assignment, transfer or participation of a corresponding interest in the Commitment and the Loans of the Lender effecting such sale, assignment, transfer or participation.  Except as otherwise provided in this subsection 9.1, no Lender shall, as between the Borrowers and such Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment or transfer of, or any granting of participations in, all or any part of its Commitments or the Loans or the other Obligations owed to such Lender.

(B)                                Assignments.

(i)                     Amounts and Terms of Assignments.  Each Commitment, Loan or participation therein, or other Obligation may in whole or in part (a) be assigned, in any amount to another Lender, or to an Affiliate of the assigning Lender or another Lender or an Approved Fund, or may be pledged by a Lender in support of its obligations to such pledgee (without releasing the pledging Lender from any of its obligations hereunder), or (b) be assigned in an aggregate amount of not less than $1,000,000 (or such lesser amount (i) if contemporaneous assignments approved by Administrative Agent in its sole discretion aggregating not less than $1,000,000 are being made by one or more Eligible Assignees which are Affiliates or (ii) as shall constitute the aggregate amount of the Commitments, Loans and participations therein, and other obligations of the assigning Lender) to any Eligible Assignee, in each case, with the giving of notice to the Borrowers and the Administrative Agent; provided that the assignee shall represent that it has the financial resources to fulfill its commitments hereunder and such assignment is consented to by the Administrative Agent (in its sole discretion, not to be unreasonably withheld or delayed), and at any time other than when an Event of Default has occurred and is continuing, such assignee shall be acceptable to the Borrowers, such consent not to be unreasonably withheld or delayed.  To the extent of any such assignment in accordance with either clause (a) or (b) above, the assigning Lender shall be relieved of its obligations with respect to its Commitments, Loans or participations therein, or other Obligations or the portion thereof so assigned.  The assignor or assignee to each such assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording in the Register, an Assignment Agreement, together with a processing and recordation fee of $3,500 in respect of each assignment; provided, that only one fee shall be payable for simultaneous multiple assignments made by a Lender to or from its Affiliates, and in each case such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to the Administrative Agent pursuant to subsection 2.7B(iii)(a).  Upon such execution, delivery, acceptance and recordation, from and after the Assignment Effective Date, (y) the assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement, shall have the rights and obligations of a Lender hereunder and (z) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination of this Agreement under subsection 9.10B) and be released from its obligations under this Agreement (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto).  The Commitments hereunder shall be modified to reflect the Commitment of such assignee and any remaining Commitment of such assigning Lender and, if any such assignment occurs after the issuance of Notes hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to the Administrative Agent for cancellation, and thereupon new Notes shall be issued to the assignee and to the assigning Lender, with appropriate insertions, to reflect the new Commitments and/or outstanding Loans, as the case may be, of the assignee and the assigning Lender.

(ii)                  Acceptance by the Administrative Agent; Recordation in Register.  Upon its receipt of an Assignment Agreement executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with the processing and recordation fee referred to in subsection 9.1B(i) and any forms, certificates or other evidence with respect to United States federal income tax withholding matters that such assignee may be required to deliver to the Administrative Agent pursuant to subsection 2.7B(iii)(a), the Administrative Agent shall, if Administrative Agent has consented to the assignment evidenced thereby (to the extent such consent is required pursuant to subsection 9.1B(i)), (a) accept such Assignment Agreement by executing a counterpart thereof as provided therein (which acceptance shall evidence any required consent of the Administrative Agent to such assignment), (b) record the information contained therein in the Register (on the same Business Day as it is received if received by 12:00 noon and on the following Business Day if received after such time) and (c) give prompt notice thereof to the Borrowers.  The Administrative Agent shall maintain a copy of each Assignment Agreement delivered to and accepted by it as provided in this subsection 9.1B(ii).  The date of such execution of a counterpart or recordation of a transfer shall be referred to herein as the “Assignment Effective Date.”

(C)                                Participations.  The holder of any participation, other than an Affiliate or an Approved Fund of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except action directly affecting (i) the extension of the scheduled final maturity date of any Loan allocated to such participation, (ii) a reduction of the principal amount of or the rate of interest payable on any Loan allocated to such participation, or (iii) releasing all or substantially all of the Collateral, and all amounts payable by the Borrowers hereunder (including amounts payable to such Lender pursuant to subsections 2.6D and 2.7) shall be determined as if such Lender had not sold such participation.  The Borrowers and each Lender hereby acknowledge and agree that, solely for purposes of subsections 9.4 and 9.5, (a) any participation will give rise to a direct obligation of the Borrowers to the participant and (b) the participant shall be considered to be a “Lender”.

(D)                               Assignments to Federal Reserve Banks and Trustees.  In addition to the assignments and participations permitted under the foregoing provisions of this subsection 9.1, (i) any Lender may assign and pledge all or any portion of its Loans, the other Obligations owed to such Lender, and its Notes to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank or (ii) upon notice to the Administrative Agent any Lender may pledge all or any portion of its Loans, Commitments, the other Obligations owed to such Lender, and its Notes, to its creditors or to its trustee in support of its obligations to such creditor or trustee; provided that (i) no Lender shall, as between the Borrowers and such Lender, be relieved of any of its obligations hereunder as a result of any such assignment and pledge and (ii) in no event shall such Federal Reserve Bank or such creditor or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

(E)                                 Information.  Each Lender may furnish any information concerning the Borrowers and their Subsidiaries in the possession of that Lender from time to time to assignees and participants (including prospective assignees and participants), subject to subsection 9.20.

(F)                                 Representations of Lenders.  Each Lender listed on the signature pages hereof succeeding to an interest in the Commitments and Loans, as the case may be, hereby represents and warrants as of the Closing Date or as of the applicable Assignment Effective Date that (i) it is an Eligible Assignee described in clause (A) of the definition thereof; (ii) it has experience and expertise in the making of loans such as the Loans; and (iii) it will make its Loans for its own account in the ordinary course of its business and without a view to distribution of such Loans within the meaning of the Securities Act or the Exchange Act or other federal or state securities laws (it being understood that, subject to the provisions of this subsection 9.1, the disposition of such Loans or any interests therein shall at all times remain within its exclusive control).  Each Lender that becomes a party hereto pursuant to an Assignment Agreement shall be deemed to agree that the representations and warranties of such Lender contained in Section 2(c) of such Assignment Agreement are incorporated herein by this reference.

(G)                                Approval Required By Nevada Gaming Laws.  Notwithstanding anything to the contrary in this Section 9.1, the rights of the Lenders to make assignments of, and grant participations in, any or all of its Commitments or any interest therein, herein or in any other Obligations owed to any such Lender, shall be subject to the approval of the Nevada Gaming Authorities, to the extent required by the Nevada Gaming Laws.

9.2                                 Expenses.  Whether or not the transactions contemplated hereby shall be consummated, the Borrowers agree to pay promptly (i) all the actual and reasonable costs and expenses of preparation of the Loan Documents and any consents, amendments, waivers or other modifications thereto; (ii) all the costs of furnishing all opinions by counsel for the Borrowers (including any opinions requested by Lenders as to any legal matters arising hereunder) and of the Borrowers’ performance of and compliance with all agreements and conditions on its part to be performed or complied with under this Agreement and the other Loan Documents including with respect to confirming compliance with environmental, insurance and solvency requirements; (iii) the reasonable fees, expenses and disbursements of counsel to the Administrative Agent in connection with the negotiation, preparation, execution and administration of the Loan Documents and the reasonable fees, expenses and disbursements of counsel to the Administrative Agent in connection with any consents, amendments, waivers or other modifications to any Loan Documents (whether or not effective or executed) and any other documents or matters requested by the Borrowers; (iv) all the actual costs and reasonable expenses of creating and perfecting Liens in favor of the Administrative Agent on behalf of

Lenders pursuant to any Collateral Document, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums, and reasonable fees, expenses and disbursements of counsel to the Administrative Agent and of counsel providing any opinions that Administrative Agent or Requisite Lenders may request in respect of the Collateral Documents or the Liens created pursuant thereto; (v) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any auditors, accountants or appraisers and any environmental or other consultants, advisors and agents employed or retained by the Administrative Agent or its counsel) of obtaining and reviewing any appraisals provided for under any Loan Documents, any environmental audits or reports provided for under subsection 5.7B; (vi) the custody or preservation of any of the Collateral; (vii) all other actual and reasonable costs and expenses incurred by the Arranger in connection with the syndication of the Commitments and the negotiation, preparation and execution of the Loan Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; (viii) all sums, costs and expenses under subsection 5.10D and (ix)after the occurrence of an Event of Default, all costs and expenses, including reasonable attorneys’ fees (including allocated costs of internal counsel) and costs of settlement, incurred by the Administrative Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Borrower hereunder or under the other Loan Documents by reason of such Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of any Loan Document) or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings.

9.3                                 Indemnity.  In addition to the payment of expenses pursuant to subsection 9.2, whether or not the transactions contemplated hereby shall be consummated, the Borrowers agree to defend (subject to the Borrowers’ selection of counsel with the consent of the Indemnitee, which shall not be unreasonably withheld), indemnify, pay and hold harmless the Administrative Agent, the Syndication Agent, the Arranger and Lenders, and the officers, directors, employees, agents, sub-agents and affiliates of the Administrative Agent, the Syndication Agent, the Arranger and Lenders (collectively called the “Indemnitees”), from and against any and all Indemnified Liabilities; provided that the Borrowers shall not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise solely from the gross negligence or willful misconduct of that Indemnitee as determined by a final judgment of a court of competent jurisdiction.

As used herein, “Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, actions, judgments, suits, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) any Operative Documents or the transactions contemplated hereby or thereby (including Lenders’ agreement to make the Loans hereunder or the use or intended use of the proceeds thereof or the use or intended use of any thereof, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral), (ii) the statements contained in the commitment letter delivered by any Lender to the Borrowers with respect thereto, or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of the Borrowers or any of their Subsidiaries.

To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this subsection 9.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the Borrowers shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

9.4                                 Set-Off; Security Interest in Deposit Accounts.  In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default each Lender is hereby authorized by the Borrowers at any time or from time to time, without notice to the Borrowers or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by that Lender to or for the credit or the account of the Borrowers against and on account of the obligations and liabilities of the Borrowers to that Lender under this Agreement and participations therein and the other Loan Documents, including all claims of any nature or description arising out of or connected with this Agreement and participations therein or any other Loan Document, irrespective of whether or not (i) that Lender shall have made any demand hereunder or (ii) the principal of or the interest on the Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 7 and although said obligations and liabilities, or any of them, may be contingent or unmatured. The Borrowers hereby further grant to the Administrative Agent and each Lender a security interest in all deposits and accounts maintained with the Administrative Agent or such Lender as security for the Obligations.

9.5                                 Ratable Sharing.  The Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms of this Agreement), by realization upon security, through the exercise of any right of set-off or banker’s Lien, by counterclaim or cross action or by the enforcement of any right under the Loan Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of fees and other amounts then due and owing to that Lender hereunder or under the other Loan Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other

Lender, then the Lender receiving such proportionately greater payment shall (i) notify Administrative Agent and each other Lender of the receipt of such payment and (ii) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of the Borrowers or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest.  The Borrowers expressly consent to the foregoing arrangement and agree that any holder of a participation so purchased may exercise any and all rights of banker’s Lien, set-off or counterclaim with respect to any and all monies owing by the Borrowers to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

9.6                                 Amendments and Waivers.

(A)                              No amendment, modification, termination or waiver of any provision of this Agreement or of the Notes or other Loan Documents, and no consent to any departure by the Borrowers therefrom, shall in any event be effective without the written concurrence of Requisite Lenders (or the Syndication Agent or the Administrative Agent only if this Agreement or such Loan Document expressly so provides); provided that no amendment, modification, termination, waiver or consent shall, unless approved in writing and signed by the Borrowers and all the Lenders, do any of the following:  reduce the principal of, or interest on, the Loans or any fees hereunder (other than any waiver of any increase in the interest rate applicable to any of the Loans pursuant to subsection 2.2E); unless expressly permitted by any Loan Document, permit any Borrower to assign or delegate any of its rights or Obligations under the Loan Documents; change in any manner the definition of “Percentage”, “Pro Rata Share” or the definition of “Requisite Lenders” (it being understood that, with the consent of Requisite Lenders, additional extensions of credit pursuant to this Agreement may be included in “Percentage”, “Pro Rata Share” and “Requisite Lenders” on substantially the same terms as the Commitments and the Loans); change in any manner any provision of this Agreement which, by its terms, expressly requires the approval or concurrence of all Lenders; postpone any date fixed for the payment in respect of principal of, or interest on, the Loans or any fees hereunder; release any Lien granted in favor of the Administrative Agent with respect to 25% or more in aggregate fair market value of the Collateral other than in accordance with the terms of the Loan Documents (it being understood that the granting of additional Liens on Collateral is not a release of a Lien on such Collateral); change in any manner the provisions contained in subsections 7.1, 8.5 or 8.6; provided, further that (i) any such amendment, modification, termination, waiver or consent which increases the amount of the Commitment for any Lender shall be effective only if evidenced by a writing signed by or on behalf of such Lender and (ii) any release of Liens on Collateral granted to the Administrative Agent with respect to less than 25% in aggregate fair market value of the Collateral shall only require the consent of the Requisite Lenders and the Administrative Agent.

(B)                                In addition, (i) any amendment, modification, termination or waiver of any of the provisions contained in Section 3 shall be effective only if evidenced by a writing signed by or on behalf of the Administrative Agent and Requisite Lenders, (ii) no amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the Lender which is the holder of that Note except that to the extent such amendment, modification, termination or waiver would not otherwise require the consent of all Lenders, only the holder of such Note or Notes up to the amount constituting Requisite Lenders shall be required hereunder and (iii) no amendment, modification, termination or waiver of any provision of Section 7 or of any other provision of this Agreement which, by its terms, expressly requires the approval or concurrence of the Administrative Agent shall be effective without the written concurrence of the Administrative Agent.

(C)                                Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of that Lender.  Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.  No notice to or demand on the Borrowers in any case shall entitle the Borrowers to any other or further notice or demand in similar or other circumstances.  Any amendment, modification, termination, waiver or consent effected in accordance with this subsection 9.6 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by the Borrowers, on the Borrowers.

(D)                               Notwithstanding the foregoing, if any Lender does not agree to any amendment hereunder, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in subsection 9.1, including as a condition precedent to such assignment, (i) Administrative Agent’s consent to the assignee unless not otherwise required by subsection 9.1 and (ii) payment by the Borrowers of the registration fee set forth in subsection 9.1B(i), if applicable, all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) such Lender shall have received irrevocable payment in full in cash of an amount equal to the outstanding principal of its Loans, accrued interest thereon, and accrued fees and all other Obligations and other amounts payable to it hereunder (including amounts payable pursuant to subsection 2.6D) from the assignee or the Borrowers and (ii) such assignment (together with any other assignments pursuant to this Section 9.6D or otherwise) will result in such amendment being approved.

9.7                                 Certain Matters Affecting Lenders.

(A)                              If (i) the Nevada Gaming Authority shall determine that any Lender does not meet suitability standards prescribed under the Nevada Gaming Regulations or (ii) any other gaming authority with jurisdiction over the gaming business of LVSI and/or Venetian shall determine that any Lender does not meet its suitability standards (in any such case, a “Former Lender”), the Administrative Agent or the Borrowers shall have the right (but not the duty) to designate bank(s) or other financial institution(s) (in each case, a “Substitute Lender”) which may be any Lender or Lenders that agree to become a Substitute Lender and to assume the rights and obligations of the Former Lender, subject to receipt by the Administrative Agent of evidence that such Substitute Lender is an Eligible Assignee.  The Substitute Lender shall assume the rights and obligations of the Former Lender under this Agreement.  The Borrowers shall bear the costs and expenses of any Lender required by the Nevada Gaming Authority, or any other gaming authority with jurisdiction over the gaming business of LVSI and/or Venetian, to file an application for a finding of suitability in connection with the investigation of an application by LVSI and/or Venetian for a license to operate a gaming establishment, in connection with such application for a finding of suitability.

(B)                                Notwithstanding the provisions of subsection 9.7(A), if any Lender becomes a Former Lender, and if the Administrative Agent or the Borrowers fail to find a Substitute Lender pursuant to subsection 9.7(A) within any time period specified by the appropriate gaming authority for the withdrawal of a Former Lender (the “Withdrawal Period”), the Borrowers shall immediately prepay in full the outstanding principal amount of Loans made by such Former Lender, together with accrued interest thereon to the earlier of (x) the date of payment or (y) the last day of any Withdrawal Period.

9.8                                 Independence of Covenants.

All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of an Event of Default or Potential Event of Default if such action is taken or condition exists.

9.9                                 Notices.

Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that notices to the Administrative Agent shall not be effective until received; provided further, any such notice or other communication shall at the request of the Administrative Agent be provided to any sub-agent appointed pursuant to subsection 8.2F hereto as designated by the Administrative Agent from time to time.  For the purposes hereof, the address of each party hereto shall be (i) as to the Borrowers and the Administrative Agent, set forth under such party’s name on the signature pages hereof or such other address as shall be designated by such Person in a written notice delivered to the other parties hereto and (ii) as to each other Lender, such other address as set forth on Schedule 2.1 or as shall be designated by such party in a written notice delivered to the Administrative Agent.

9.10                           Survival of Representations, Warranties and Agreements.

(A)                              All representations, warranties and agreements made herein shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

(B)                                Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of the Borrowers (other than Phase II Mall Subsidiary after the Phase II Mall Release

Date) set forth in subsections 2.6D, 2.7, 5.10D, 9.2, 9.3 and 9.4 and the agreements of Lenders set forth in subsections 8.2C, 8.4, and 9.5 (other than as to Phase II Mall Subsidiary after the Phase II Mall Release Date) and 9.20 shall survive the payment of the Loans and the reimbursement of any amounts drawn thereunder, and the termination of this Agreement.

9.11                           Failure or Indulgence Not Waiver; Remedies Cumulative.

No failure or delay on the part of the Administrative Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege.  All rights and remedies existing under this Agreement and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available.

9.12                           Marshalling; Payments Set Aside.

Neither Administrative Agent nor any Lender shall be under any obligation to marshal any assets in favor of the Borrowers or any other party or against or in payment of any or all of the Obligations.  To the extent that the Borrowers make a payment or payments to the Administrative Agent or Lenders (or to the Administrative Agent for the benefit of Lenders), or Administrative Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

9.13                           Severability.

In case any provision in or obligation under this Agreement or the Notes shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

9.14                           Obligations Several; Independent Nature of Lenders’ Rights.

The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitments or representations of any other Lender hereunder.  Nothing contained herein or in any other Loan Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity.  The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out of this Agreement, subject to the second sentence of subsection 8.6 and it shall not be necessary for any Lender to be joined as an additional party in any proceeding for such purpose.

9.15                           Headings.

Section and subsection headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose or be given any substantive effect.

9.16                           Applicable Law.

THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

9.17                           Successors and Assigns.

This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders (it being understood that Lenders’ rights of assignment are subject to subsection 9.1).  Neither Borrowers’ rights or obligations hereunder nor any interest therein may be assigned or delegated by the Borrowers without the prior written consent of all Lenders.

9.18                           Consent to Jurisdiction and Service of Process.

ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST BORROWERS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY OBLIGATIONS THEREUNDER, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK.  BY EXECUTING AND DELIVERING THIS AGREEMENT, BORROWERS, FOR THEMSELVES AND IN CONNECTION WITH THEIR PROPERTIES, IRREVOCABLY

(I)                                    ACCEPT GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS;

(II)                                WAIVE ANY DEFENSE OF FORUM NON CONVENIENS;

(III)                            AGREE THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE BORROWERS AT THEIR ADDRESS PROVIDED IN ACCORDANCE WITH SUBSECTION 9.9;

(IV)                           AGREE THAT SERVICE AS PROVIDED IN CLAUSE (III) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER BORROWERS IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT;

(V)                               AGREE THAT LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST BORROWERS IN THE COURTS OF ANY OTHER JURISDICTION; AND

(VI)                           AGREE THAT THE PROVISIONS OF THIS SUBSECTION 9.18 RELATING TO JURISDICTION AND VENUE SHALL BE BINDING AND ENFORCEABLE TO THE FULLEST EXTENT PERMISSIBLE UNDER NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1402 OR OTHERWISE.

9.19                           Waiver of Jury Trial.

EACH OF THE PARTIES TO THIS AGREEMENT HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/BORROWER RELATIONSHIP THAT IS BEING ESTABLISHED.  The scope of this waiver is intended to be all-encompassing of any and all disputes that may be filed in any court and that relate to the subject matter of this transaction, including contract claims, tort claims, breach of duty claims and all other common law and statutory claims.  Each party hereto acknowledges that this waiver is a material inducement to enter into a business relationship, that each has already relied on this waiver in entering into this Agreement, and that each will continue to rely on this waiver in their related future dealings.  Each party hereto further warrants and represents that it has reviewed this waiver with its legal counsel and that it knowingly and voluntarily waives its jury trial rights following consultation with legal counsel.  THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SUBSECTION 9.19 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER.  In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

9.20                           Confidentiality.

Each Lender shall hold all non-public information obtained pursuant to the requirements of this Agreement in accordance with such Lender’s customary procedures for handling confidential information of this nature and in accordance with safe and sound banking or investment practices, it being understood and agreed by the Borrowers that in any event a Lender may make disclosures to Affiliates of such Lender or disclosures reasonably required by any bona fide assignee, transferee or participant in connection with the contemplated assignment or transfer by such Lender of any Loans or any participations therein (provided that such assignee, transferee or participant agrees to also be bound by this subsection 9.20), or disclosures required or requested by any governmental agency or representative thereof or pursuant to legal process; provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify the Borrowers of any request by any Governmental Instrumentality or representative thereof (other than any such request in connection with any examination of the financial condition of such Lender by such governmental agency) for disclosure of any such non-public information; and provided, further that in no event shall any Lender be obligated or required to return any materials furnished by the Borrowers or any of their Subsidiaries.  For purposes of this paragraph, “non-public information” shall not include information that is not acquired from the Borrowers or any of their Subsidiaries or Affiliates (or Persons acting on behalf of or retained by the Borrowers or any of their Subsidiaries or Affiliates), Persons retained by or acting on behalf of the Arranger, the Administrative Agent, the Syndication Agent and/or the Lenders in connection with this Agreement and the transactions contemplated hereby or Persons known by such Lender to be under an obligation of confidentiality to the Borrowers (it being understood that the Arranger, the Administrative Agent, the Syndication Agent, the Lenders and their respective Affiliates shall be under an obligation of confidentiality).

9.21                           Counterparts; Effectiveness.

This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.  This Agreement shall become effective as of the date hereof.

9.22                           USA Patriot Act.

Each Lender hereby notifies the Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrowers, which information includes the names and addresses of the Borrowers and other information that will allow such Lender to identify the Borrowers in accordance with the Patriot Act.

9.23                           Electronic Execution of Assignments.

The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

9.24                           Gaming Authorities.

The Administrative Agent and each Lender agree to cooperate with the Nevada Gaming Authorities or any other applicable gaming authority in connection with the administration of their regulatory jurisdiction over the Borrowers and their Subsidiaries, including to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions the provision of such documents or other information as may be requested by any such Nevada Gaming Authority or any other applicable gaming authority relating to the Administrative Agent or any of the Lenders, or the Borrowers or any of their Subsidiaries, or to the Loan Documents.  Notwithstanding any other provision of the Agreement, the Borrowers expressly authorize the Administrative Agent and each Lender to cooperate with the Nevada Gaming Authorities and such other gaming authorities as described above.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BORROWER:	PHASE II MALL HOLDING, LLC

	By:	Lido Casino Resort Holding Company, LLC, its Manager

		By:	Lido Intermediate Holding Company, LLC, its managing member

			By:	Venetian Casino Resort, LLC, its sole member

				By:	Las Vegas Sands, Inc., its managing member

					By:	/s/ Harry Miltenberger
						Name:	Harry Miltenberger
						Title:	VP Finance, Secretary & Chief Accounting Officer

Address for Notices:

3355 Las Vegas Boulevard South
Las Vegas, Nevada 89109
Facsimile: (702) 414-4421
Attention: General Counsel

With a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Facsimile: (212) 492-0064
Attention: Harris B. Freidus, Esq.

BORROWER:	PHASE II MALL SUBSIDIARY, LLC

	By:	Phase II Mall Holding, LLC, its sole member

		By:	Lido Casino Resort Holding Company, LLC, its Manager

			By:	Lido Intermediate Holding Company, LLC, its managing member

				By:	Venetian Casino Resort, LLC, its sole member

					By:	Las Vegas Sands, Inc., its managing member

						By:	/s/ Harry Miltenberger
							Name:	Harry Miltenberger
							Title:	VP Finance, Secretary & Chief Accounting Officer

Address for Notices:

3355 Las Vegas Boulevard South
Las Vegas, Nevada 89109
Facsimile: (702) 414-4421
Attention: General Counsel

With a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York 10019
Facsimile: (212) 492-0064
Attention: Harris B. Freidus, Esq.

ADMINISTRATIVE AGENT AND LENDER:	THE BANK OF NOVA SCOTIA

By:	/s/ Alan Pendergast
Name:	Alan Pendergast
Title:	Managing Director

Address for Notices:

The Bank of Nova Scotia
580 California Street, 21st Floor
San Francisco, California 94104
Facsimile: (415) 397-0791
Attention: Alan Pendergast

With a copy to:

The Bank of Nova Scotia
Loan Administration
600 Peachtree Street, N.E.
Atlanta, Georgia 30308
Facsimile: (404) 888-8998
Attention: Hilda Gabbidon
Vicki Gibson

With a copy to:

Mayer, Brown, Rowe & Maw LLP
1675 Broadway
New York, New York 10019
Facsimile: (212) 849-5565
Attention: Douglas L. Wisner, Esq.

Lender’s Commitment:	$64,250,000

Lender’s Percentage:	25.70%

SYNDICATION AGENT AND LENDER:	SUMITOMO MITSUI BANKING CORPORATION, NEW YORK

By:	/s/ William M. Ginn
Name:	William M. Ginn
Title:	General Manager

Address for Notices:

277 Park Avenue
New York, New York 10172
Facsimile: (212) 224-4391
Attention: Charles J. Sullivan

Lender’s Commitment:	$64,250,000

Lender’s Percentage:	25.70%

LENDER:	CHANG HWA COMMERCIAL BANK, LTD., LOS ANGELES BRANCH

	By:	/s/ Jim Chen
	Name:	Jim Chen
	Title:	Vice President and General Manager

	Address for Notices:

	333 South Grand Avenue, Suite 600
	Los Angeles, California 90071
	Facsimile: (213) 620-7227
	Attention: Cecilia Huynh

	Lender’s Commitment:	$20,000,000

	Lender’s Percentage:	8.00%

LENDER:	COMERICA BANK

	By:	/s/ Casey Ostrander
	Name:	Casey Ostrander
	Title:	Vice President

	Address for Notices:

	500 Woodward Avenue, 7th Floor
	MC: 3256
	Detroit, Michigan 48226
	Facsimile: (313) 222-9295
	Attention: Casey Ostrander

	Lender’s Commitment:	$20,000,000

	Lender’s Percentage:	8.00%

LENDER:	HUA NAN COMMERCIAL BANK, LTD.

	By:	/s/ David Cheng
	Name:	David Cheng
	Title:	Vice President and General Manager

	Address for Notices:

	Hua Nan Commercial Bank, Ltd.
	Los Angeles Branch
	707 Wilshire Boulevard, #3100
	Los Angeles, California 91006
	Facsimile: (213) 362-6617
	Attention: Howard Hung

	Lender’s Commitment:	$4,000,000

	Lender’s Percentage:	1.60%

LENDER:	NEVADA STATE BANK

	By:	/s/ Derek Braybrooks
	Name:	Derek Braybrooks
	Title:	Vice President

	Address for Notices:

	750 East Warm Springs Road, Suite 400
	Las Vegas, Nevada 89119
	Facsimile: (702) 914-4537
	Attention: Derek Braybrooks

	Lender’s Commitment:	$20,000,000

	Lender’s Percentage:	8.00%

LENDER:	OAK BROOK BANK

By:	/s/ Henry Wessel
Name:	Henry Wessel
Title:	Vice President

Address for Notices:

1400 16th Street
Oak Brook, Illinois 60523
Facsimile: (630) 571-0256
Attention: Henry Wessel

Lender’s Commitment:	$7,500,000

Lender’s Percentage:	3.00%

LENDER:	STATE BANK OF INDIA, LOS ANGELES AGENCY

	By:	/s/ Soundara Kumar
	Name:	Soundara Kumar
	Title:	Chief Executive Officer

	Address for Notices:

	707 Wilshire Boulevard
	Los Angeles, California 90017-3587
	Facsimile: (213) 622-2069
	Attention: Soundara Kumar

	Lender’s Commitment:	$10,000,000

	Lender’s Percentage:	4.00%

LENDER:	TAIPEIBANK, LOS ANGELES BRANCH

By:	/s/ Herbert Y.H. Lai
Name:	Herbert Y.H. Lai
Title:	Vice President and General Manager

Address for Notices:

700 South Flower Street, Suite 3300
Los Angeles, California 90017
Facsimile: (213) 236-9155
Attention: Pinkie Chen

Lender’s Commitment:	$10,000,000

Lender’s Percentage:	4.00%

LENDER:	THE BANK OF EAST ASIA, LIMITED, NEW YORK BRANCH

	By:	/s/ Stanley H. Kung
		Name:	Stanley H. Kung
		Title:	Senior Vice President and
			Chief Lending Officer

	Address for Notices:

	202 Canal Street
	New York, New York 10013
	Facsimile: (212) 219-3211
	Attention: Stanley H. Kung

	Lender’s Commitment:		$5,000,000

	Lender’s Percentage:		2.00%

LENDER:	THE FARMERS BANK OF CHINA

By:	/s/ Po-Chang Ho
Name:	Po-Chang Ho
Title:	Vice President and General Manager

Address for Notices:

601 Figueroa Street, 35th Floor
Los Angeles, California 90017
Facsimile: (213) 489-5195
Attention: Nancy Chung

Lender’s Commitment:	$10,000,000

Lender’s Percentage:	4.00%

LENDER:	THE INTERNATIONAL COMMERCIAL BANK OF CHINA, NEW YORK AGENCY

By:	/s/ Nae-Yee Lung
Name:	Nae-Yee Lung
Title:	SVP & General Manager

Address for Notices:

65 Liberty Street
New York, New York 10005
Facsimile: (212) 766-5006
Attention: M.S. Wu

Lender’s Commitment:	$15,000,000

Lender’s Percentage:	6.00%